                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                               (Amendment No. 1)

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          INTERNATIONAL COMPUTEX, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

                         Common Stock, $.001 par value
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


         a.        1,683,357 shares of common stock

              ----------------------------------------------------------------


         b.        $2,198,800 in cash value of cashless stock option exercise

              ----------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

              $9.50 per share
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

               $15,991,891  for shares
                 2,198,800  for cash value of options
               -----------
               $18,190,691  Total
               ===========
     -------------------------------------------------------------------------


     (5) Total fee paid:

                    $3,638
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[x]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

               $3,638
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

               Schedule 13E-3
     -------------------------------------------------------------------------


     (3) Filing Party:

               Registrant, Haim E. Dahan, Michael J. Galvin, Patricia Tuxbury Salem
     -------------------------------------------------------------------------


     (4) Date Filed:

               January 19, 1999
     -------------------------------------------------------------------------

                         INTERNATIONAL COMPUTEX, INC.
                   5500 Interstate North Parkway, Suite 507
                          Atlanta, Georgia 30328-4662
                                 770-953-1464

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DEAR FELLOW STOCKHOLDERS:

  Notice is hereby given that a Special Meeting of Stockholders of International CompuTex, Inc., a Georgia corporation (the "Company"), will be held at the offices of the Company at 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia on March 24, 1999 at 10:00 a.m., local time, for the following purposes:

  1. To consider and vote upon the approval and adoption of an Agreement and Plan of Merger, dated as of January 25, 1999. The Agreement and Plan of Merger provides for, among other things, the merger of IHS ItemQuest II Inc. ("Merger Sub") with and into the Company, with the Company being the surviving corporation. Upon consummation of the Merger, shares held by stockholders of the Company would be converted into the right to receive $9.50 per share. Merger Sub is a wholly-owned subsidiary of IHS ItemQuest Holdings Inc., a Delaware corporation ("Holdings"). Holdings was formed by Information Handling Services Inc. for the purpose of receiving certain assets and liabilities of Information Handling Services Inc. in a group of transactions expected to occur immediately prior to the Merger and for the purpose of effectuating the Merger. Shares of the Company held by Holdings or Merger Sub will not be exchanged for cash, including 1,566,153 shares that will be contributed to Holdings immediately prior to the closing of the Merger by five stockholders of the Company in exchange for shares of Holdings common stock. The Agreement and Plan of Merger and transactions expected to occur immediately preceding the Merger are more fully described in the accompanying proxy statement and attached to that document as an exhibit.

  2. To transact any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

Stockholders of the Company who do not vote in favor of the Agreement and Plan of Merger will have the right to dissent and to seek appraisal of the fair market value of their shares if the Merger is consummated and they comply with the Georgia law procedures explained in the accompanying proxy statement.

  Only holders of record at the close of business on February 26, 1999 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

  Stockholders may vote in person or by proxy. The accompanying proxy statement explains the Merger in detail and is accompanied by a proxy card. In order to assure that your vote will be counted, please complete, date, sign and return the enclosed proxy card promptly in the enclosed prepaid envelope whether or not you plan to attend the Special Meeting. Your proxy may be revoked at any time before it is voted, by submitting to the Secretary of the Company a written revocation or a proxy bearing a later date, or by attending and voting in person at the Special Meeting.

  THE BOARD OF DIRECTORS OF THE COMPANY, ON RECOMMENDATION OF THE SPECIAL INDEPENDENT COMMITTEE, HAS APPROVED THE AGREEMENT AND PLAN OF MERGER AND THE MERGER, AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

                                          By Order of the Board of Directors

                                          Haim E. Dahan
                                          Chief Executive Officer

March 3, 1999
Atlanta, Georgia

                                   IMPORTANT

   We hope you will attend the Special Meeting of Stockholders. In order that there may be a proper representation at the meeting, each stockholder is requested to send in his or her proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Attention to this request will reduce the Company's expense in soliciting proxies. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                         INTERNATIONAL COMPUTEX, INC.
                   5500 Interstate North Parkway, Suite 507
                          Atlanta, Georgia 30328-4662

                                PROXY STATEMENT
                        Special Meeting of Stockholders

                       To Be Held on March 24, 1999

  This Proxy Statement is being furnished to holders of Common Stock of International CompuTex, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company. Those proxies will be used at a Special Meeting of Stockholders to be held at 10:00 a.m. local time, on March 24, 1999, at the offices of the Company at 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia, and at any adjournments or postponements of that meeting.

  The purpose of the Special Meeting is to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of January 25, 1999 (the "Merger Agreement"), among the Company, Information Handling Services Inc., a Delaware corporation ("IHS"), IHS ItemQuest Holdings Inc., a Delaware corporation ("Holdings"), and IHS ItemQuest II Inc., a Georgia corporation that is a wholly-owned subsidiary of Holdings ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge into the Company and the Company will become a wholly-owned subsidiary of Holdings (the "Merger"). Upon consummation of the Merger, each Company share outstanding immediately prior to the effective time of the Merger, except for shares held by Holdings or Merger Sub or by dissenting stockholders, will be converted into the right to receive $9.50. Shares of the Company held by Holdings or Merger Sub will not be exchanged for cash, including 1,566,153 shares that will be contributed to Holdings immediately prior to the closing of the Merger by five stockholders of the Company, Haim E. Dahan, Michael J. Galvin, Patricia Tuxbury Salem, James L. McAlarney, III and Peter W. Jeng, in exchange for shares of Holdings common stock.

  Based on the 3,580,260 shares of Company common stock ("Common Stock") outstanding on the Record Date, as defined below, less the 1,896,153 shares of Common Stock expected to be held by Holdings at the effective time of the Merger and which will be automatically cancelled and retired in the Merger with no Merger consideration delivered in exchange therefor, a total of 1,684,107 shares of Common Stock of the Company are expected to be converted into the right to receive the $9.50 per share Merger consideration.

  See "Summary of the Merger Agreement" and "Summary of the Formation
Agreement."

  Any stockholder who does not wish to accept $9.50 per share in the Merger has the right under Georgia law to dissent and to seek appraisal of the fair value of his or her shares if the Merger is consummated and if he or she complies with Georgia law procedures summarized in "Certain Effects of the Merger--Dissenters' Rights of Appraisal," on pages 35 through 37 of this Proxy Statement. Among other steps and requirements that a stockholder must take to exercise these dissenters' rights:

  .  the stockholder must NOT vote in favor of the Merger; and

  . the stockholder must deliver to the Company, prior to the Special Meeting of Stockholders, a written notice of his or her intention to demand payment for his or her shares if the Merger is effectuated.

Merely voting against the Merger will not protect the dissenters' right of appraisal. Exhibit B to this Proxy Statement contains the Georgia statute relating to the exercise of dissenters' rights. Failure to follow all of the steps required by that statute will result in the loss of the right of appraisal.

  A properly executed and returned proxy card gives the authority to vote in accordance with the proxy-holders' best judgment on such other business as may properly come before the meeting. No other business is expected to be transacted at the meeting. Any proxy given pursuant to this solicitation may be revoked, either by a written notice of revocation or by a later proxy, in either case furnished to the Secretary of the Company in writing prior to the meeting. Attendance at the meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                     RECORD DATE AND VOTING OF SECURITIES

  The Board of Directors has fixed the close of business on February 26, 1999 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. On that date the Company had outstanding and entitled to vote a total of 3,580,260 shares of Common Stock.

  Each outstanding share of Common Stock is entitled to one vote on all matters to be brought before this meeting. According to the By-Laws of the Company, a one-third quorum of 1,193,420 shares of Common Stock is required to be present or represented by proxy at the meeting in order to conduct the business expected to come before the meeting. However, the only stockholder action expected to take place at the Special Meeting is the stockholder vote to approve the Merger Agreement, which requires the affirmative vote of a majority of the Common Stock issued and outstanding on the record date, or 1,790,131 shares.

            The date of this Proxy Statement is March 3, 1999 and it is being mailed or otherwise delivered to stockholders of the Company on or about that date.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................  iv

A WARNING ABOUT FORWARD LOOKING STATEMENTS.................................  vi

SUMMARY....................................................................   1

SELECTED HISTORICAL FINANCIAL INFORMATION..................................   5

THE SPECIAL MEETING........................................................   8

PARTIES TO THE MERGER......................................................   9

SPECIAL FACTORS............................................................  19

BENEFICIAL OWNERSHIP OF MORE THAN 5% OF COMMON STOCK.......................  32

LITIGATION.................................................................  33

CERTAIN EFFECTS OF THE MERGER..............................................  33

SUMMARY OF THE MERGER AGREEMENT............................................  40

SUMMARY OF THE FORMATION AGREEMENT.........................................  42

MANAGEMENT.................................................................  44

DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION..............  45

MARKET PRICES AND DIVIDENDS................................................  46

FINANCING OF THE MERGER....................................................  47

FINANCIAL STATEMENTS.......................................................  48

CHANGE IN COMPANY'S CERTIFYING ACCOUNTANT..................................  48

STOCKHOLDER PROPOSALS......................................................  49

OTHER MATTERS..............................................................  49

AVAILABLE INFORMATION......................................................  49

APPENDIX F--FINANCIAL STATEMENTS

EXHIBIT A--MERGER AGREEMENT

EXHIBIT B--PROVISIONS OF CORPORATION CODE RELATING TO
           DISSENTERS' RIGHTS OF APPRAISAL

EXHIBIT C--OPINION OF INTERSTATE/JOHNSON LANE CORPORATION

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WITH WHOM IS THE COMPANY MERGING?

A: The Company is merging with IHS ItemQuest II Inc. ("Merger Sub"), a wholly-owned subsidiary of IHS ItemQuest Holdings Inc. ("Holdings"). Holdings was recently formed as a Delaware corporation by Information Handling Services Inc. ("IHS") for the purpose of acquiring certain contributed assets and liabilities of IHS and effectuating the Merger. Merger Sub would merge with and into the Company, with the Company being the surviving corporation. After the Merger is completed, you would cease to be a stockholder of the Company.

Q: WHAT TRANSACTIONS ARE TAKING PLACE PRIOR TO THE MERGER?

A: Haim E. Dahan, Michael J. Galvin, Patricia Tuxbury Salem, James L.
   McAlarney, III and Peter W. Jeng, five early shareholders of the Company (referred to as "Founders"), have entered into an agreement with IHS, referred to as the "Formation Agreement". Under the Formation Agreement, immediately before the closing of the Merger, IHS will contribute to Holdings certain assets and liabilities relating to the CAPSXpert product lines of IHS and 330,000 shares of Common Stock of the Company. IHS also will contribute to Holdings an amount of cash so that when it is combined with available cash of the Company there will be sufficient cash to pay the Merger consideration. In exchange for these contributions, IHS will receive approximately 8.0 million shares of Holdings common stock. In addition, under the Formation Agreement, the Founders will contribute to Holdings approximately 74% of their Common Stock of the Company. In exchange for that contribution, the Founders collectively will receive approximately
   1.6 million shares of Holdings common stock. Following the Merger, the Company will be a wholly-owned subsidiary of Holdings. In addition, as a result of the transactions under the Formation Agreement, IHS will own 83.611% of the common stock of Holdings and the Founders will collectively own 16.389% of the common stock of Holdings.

Q: WHAT WILL I, AS A STOCKHOLDER OF THE COMPANY, RECEIVE IN THE MERGER?

A: Stockholders of the Company other than Holdings will be entitled to receive
   $9.50 in cash in exchange for each share of the Company's common stock they own as of the effective date of the Merger. Mr. Leo Benatar, an outside director of the Company, and Mr. Haim E. Dahan, the CEO and largest stockholder of the Company, negotiated this price with IHS and Holdings. The Special Independent Committee formed by the Board of Directors of the Company has approved the Merger as being fair to, and in the best interests of, the Company and its stockholders.

Q: WILL THE FOUNDERS AND EMPLOYEES OF THE COMPANY BE TREATED THE SAME AS OTHER
   STOCKHOLDERS IN THE MERGER?

A: Yes and No. The Founders have agreed to contribute approximately 74% of their shares in the Company for shares in Holdings prior to the Merger. Because those shares are being contributed to Holdings prior to the Merger, the Founders will not hold those shares at the time of the Merger. With respect to their remaining shares in the Company, the Founders will be treated just like any other stockholder of the Company and will receive $9.50 in cash for each share of Company common stock. Employees of the Company who hold options to acquire shares of the Company's common stock have amended their option agreements. As amended, when the Merger becomes effective they will be entitled to receive cash equal to the "spread" between their option exercise prices and $9.50 per share, multiplied by the number of option shares they hold. For more details on how the Founders will be affected by the Merger, see pages 28 to 32.

Q: CAN STOCKHOLDERS EXCHANGE THEIR SHARES IN THE COMPANY FOR SHARES IN
   HOLDINGS?

A: No. Stockholders of the Company, other than the Founders, will not be required to, nor given an opportunity to, exchange their shares in the Company for shares in Holdings. It is the desire of IHS, the parent corporation of Holdings, to limit the stockholders of Holdings to individuals who are or have been actively involved in management of the Company or who are employed by Holdings. The Special Independent Committee has determined that the treatment in the Merger of the Founders as described above is not more favorable than, and may be less favorable than, treatment of the other stockholders of the Company.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER
   AGREEMENT?

A: In the opinion of your Board, based upon the recommendation of the Special
   Independent Committee, the terms and provisions of the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders. To review the background and reasons for the Merger in greater detail, see pages 19 to 32.

Q: WHAT DO I NEED TO DO NOW?

A: Simply mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting to be held on March 24, 1999.

Q: WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: Stockholders who wish to dissent from the Merger may seek appraisal of the fair market value of their shares, but only if they do not vote their shares in favor of the Merger and they comply with all of the other Georgia law procedures explained on pages 35 to 37.

Q: WHO CAN VOTE ON THE MERGER?

A: All stockholders of record as of the close of business on February 26, 1999 will be entitled to notice of and to vote at the Special Meeting to approve the proposed Merger and the Merger Agreement.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Merger is completed, we will send you written instructions for exchanging your share certificates. Please do not include your stock certificates with your proxy card.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker about how to give instructions about voting your shares.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send in a written revocation or a later dated, signed proxy card before the Special Meeting or attend the Special Meeting and vote in person.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the Merger as quickly as possible. If the Merger Agreement is approved and the other conditions to the Merger are satisfied, we expect to complete the Merger promptly following the Special Meeting.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The Merger generally will be taxable to you for U.S. federal income tax purposes and typically will be eligible for capital gain treatment. To review the federal income tax consequences to stockholders in greater detail, see pages 34 to 35. As with any transaction of this type, you are well advised to consult your own tax advisor to understand how this will affect you personally.

Q: WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: We do not expect to ask you to vote on any other matters at the Special
   Meeting.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have more questions about the Merger or would like additional copies of this Proxy Statement, you should contact Ralph E. Walter, Chief Financial Officer, International CompuTex, Inc., 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia 30328; telephone number (770) 240-2304; e-mail: ralphw@computex.com.

                  A WARNING ABOUT FORWARD LOOKING STATEMENTS

  The Company has made forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the Company and on information currently available to such management. Forward-looking statements include information about possible or assumed future results of operations of the Company as an independent entity or as an entity combined with the CAPSXpert product lines of IHS. This information is contained under "Parties to the Merger--The Company," "--IHS;" "Special Factors--Background of the Transaction," "-- Reasons for the Merger; Recommendation of the Board of Directors," "--Purposes and Reasons of IHS, Holdings and Merger Sub for the Merger;" "Certain Effects of the Merger--General," "--Plans for the Company After the Merger," "-- Conduct of the Business of the Company if the Merger is not Consummated," and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

  Moreover, the consummation of the Merger is subject to certain conditions, the satisfaction of which cannot be assured. See "Summary of the Merger Agreement--Conditions."

                                    SUMMARY

  This summary highlights selected information from this Proxy Statement. It may not contain all of the information that you may consider to be important. In order to understand the Merger and the related transactions fully, and for a more complete description of the legal terms of the Merger and the related transactions, you should read carefully this entire Proxy Statement and the documents to which we have referred you, including those attached to this document as exhibits and the Financial Statements attached as Appendix F. See "Available Information," below.

Parties to the Merger

  International CompuTex, Inc. International CompuTex, Inc. ("Company") is a software technology and services company that develops, markets and supports enterprise-wide client/server solutions for discrete manufacturing companies worldwide. The principal executive offices of the Company are located at 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia 30328. The telephone number of the Company is (770) 953-1464. For more information about the Company and its business, see "Selected Historical Financial Information" and "Parties to the Merger--The Company."

  Merger Sub and Holdings. IHS ItemQuest II Inc. ("Merger Sub") is a Georgia corporation and a wholly-owned subsidiary of, and was recently formed by, IHS ItemQuest Holdings Inc., a Delaware corporation ("Holdings"), for the purpose of effectuating this Merger. Holdings is a wholly-owned subsidiary of Information Handling Services Inc. ("IHS") and was formed to acquire certain assets and liabilities of the CAPSXpert product line of IHS, 330,000 shares of the Company's Common Stock currently owned by IHS or an affiliate of IHS and cash in an amount that, together with all cash of the Company available at the time of the Merger, will be sufficient to pay the Merger consideration, and to consummate the Merger. Neither Merger Sub nor Holdings has any assets, nor have they conducted any business, other than as described in this Proxy Statement. If the proposed Merger and related transactions are completed, Holdings will be 83.611% owned by IHS and 16.389% owned by the Founders. The address of the principal executive offices of Merger Sub and Holdings is Inverness Business Park, 15 Inverness Way East, Englewood, Colorado 80112. The telephone number of these companies is (303) 790-0600. See "Parties to the Merger--Merger Sub and Holdings."

  Information Handling Services Inc. IHS is a Delaware corporation principally engaged in the business of publishing engineering-related technical information databases. The address of the principal executive offices of IHS is Inverness Business Park, 15 Inverness Way East, Englewood, Colorado 80112. The telephone number of IHS is (303) 790-0600. See "Parties to the Merger-- IHS."

The Special Meeting

  A special meeting of the stockholders of the Company will be held at 10:00 a.m., local time, on March 24, 1999 at the offices of the Company at 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia ("Special Meeting"). At the Special Meeting, holders of the Company's common stock will vote on a proposal to adopt an agreement that will merge Merger Sub with and into the Company, with the Company becoming a wholly-owned subsidiary of Holdings ("Merger Agreement"). The Board of Directors has fixed February 26, 1999 as the date for the determination of stockholders entitled to vote at the Special Meeting ("Record Date"). As of the Record Date, there were 3,580,260 shares of the Company's common stock, $.001 par value ("Common Stock"), issued and outstanding and entitled to vote at the Special Meeting.

  Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting. As of the Record Date, Haim E. Dahan, Patricia Tuxbury Salem, Michael J. Galvin, James L. McAlarney, III and Peter
W. Jeng (collectively, "Founders"), were the owners of 2,125,000 shares of Common Stock. The Founders have entered into written agreements obligating them to vote their shares in favor of adopting the Merger Agreement. Their shares, combined with 357,000 shares held by IHS or an affiliate of IHS, represent 69.3% of the total outstanding shares as of the Record Date. The affirmative vote of the holders of these shares will be sufficient to approve the Merger Agreement. See "Special Factors--Interests of Certain Persons in the Merger."

Reasons for the Merger

  The Board of Directors of the Company, acting on the recommendation of its Special Independent Committee, has unanimously approved the Merger Agreement. The Board of Directors has determined that the Merger Agreement is fair to and in the best interests of the Company's stockholders. This determination was based on, among other things, the following factors: a comparison of the risks and benefits of the Merger against the risks and benefits of the other strategic alternatives available to the Company, including continuing as an independent entity; the cash merger price of $9.50 per share of the Common Stock ("Cash Merger Price"), which represents a premium of 88% over the average closing price per share for the ten business-day period ending on January 8, 1999, the last full trading day before the public announcement of the proposed merger; the written opinion of Interstate/Johnson Lane Corporation ("Interstate/Johnson Lane" or "IJL") addressed to the Board of Directors that, as of January 8, 1999, the $9.50 per share to be received by the holders of the Common Stock in connection with the Merger is fair to the public stockholders of the Company, from a financial point of view; and the terms and conditions of the Merger Agreement. See "Special Factors--Reasons for the Merger; Recommendation of the Board of Directors."

Effective Time

  The effective time of the Merger will be the date and time of the filing of the Certificate of Merger with the Georgia Secretary of State ("Effective Time") in accordance with the Georgia Business Corporation Code ("GBCC"), which is scheduled to occur as soon as practicable after the satisfaction of certain closing conditions. If the Merger is not consummated by April 30, 1999, both IHS and the Company have the right to terminate the Formation Agreement and the Merger Agreement. That date may be extended indefinitely by agreement of all of the parties to the Formation Agreement, but there currently is no intention of doing so. See "Summary of the Merger Agreement-- Termination."

Terms of the Merger

  General. At the Effective Time, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation ("Surviving Corporation"), and the articles of incorporation of the Company (with certain changes) and the bylaws of Merger Sub will become the articles of incorporation and bylaws of the Surviving Corporation. The Merger Agreement provides that Haim E. Dahan, who is the President, Chief Executive Officer and Chairman of the Company, will become the President, the Chief Technology Officer and a director of the Surviving Corporation. Other than Mr. Dahan, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation. Michael J. Galvin and Patricia Tuxbury Salem, who are currently directors and officers of the company, will become officers, but not directors, of the Surviving Corporation.

  Cash Merger Price. At the Effective Time, each share of Common Stock held by the Company's stockholders (other than the shares held by Holdings or Merger Sub as described below) will automatically be converted into the right to receive $9.50 (the "Cash Merger Price"). No interest will be paid or accrued on the Cash Merger Price.

  Payment of Cash Merger Price. Prior to the Merger, the Company will designate American Stock Transfer & Trust Company, or other bank or trust company, to act as the paying agent to exchange your shares for the Cash Merger Price ("Paying Agent"). The Paying Agent will pay the Cash Merger Price as soon as practicable after the Effective Time and upon its receipt of certificates which, immediately prior to the Effective Time, represented the shares of Common Stock held by the stockholders. Please do not mail your certificates with the enclosed proxy card or mail them to the Paying Agent before you are asked to do so. As of or at the Effective Time, the Surviving Corporation will take all necessary steps to deposit with the Paying Agent the funds necessary to pay the Cash Merger Price for each share payable pursuant to the terms of the Merger Agreement. As soon as practicable after the Effective Time, the Paying Agent will mail to each record holder of the Common Stock a notice and letter of transmittal advising the holder of the effectiveness of the Merger and the procedure for surrendering certificates to the Paying Agent for exchange into the Cash Merger Price. The stockholders should not forward their stock certificates to the Paying Agent before receiving the notice and transmittal letter. See "Summary of the Merger Agreement--The Exchange Fund; Payment for Shares of Common Stock."

Amendment of Stock Option Agreements

  All employees and directors of the Company who hold options to receive shares of Common Stock of the Company ("Employee Options") have executed amendments to their respective stock option agreements. Such amendments entitle the employees and directors to receive cash for their Employee Options equal to the product of $9.50 minus the exercise price of the Employee Option, multiplied by the number of option shares that employee has outstanding. For example, an employee holding an option to purchase 2,000 shares at $3.50 per share would receive $12,000. ($9.50 minus $3.50 is $6.00, multiplied by 2,000 shares is $12,000.) See "Special Factors--Interests of Certain Persons in the Merger."

Exchange of Company Stock by the Founders and IHS for Holdings Stock

  Prior to the Merger, 330,000 shares of Common Stock of the Company currently held by IHS or its affiliates will be contributed, along with other assets, for common stock of Holdings ("Holdings Shares"). In addition, prior to the Merger, the Founders will exchange approximately 74% of their Common Stock of the Company, on a one for one basis, for Holdings Shares. The remaining Common Stock of the Company owned by IHS or its affiliates and the Founders will be exchanged in the Merger for the Cash Merger Price. See "Special Factors-- Interests of Certain Persons in the Merger."

Ownership of Company and Holdings Immediately After the Merger

  At the Effective Time, Merger Sub will be merged with and into the Company, with the Company being the Surviving Corporation. After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Holdings, and Holdings will be 83.611% owned by IHS and 16.389% owned by the Founders. Company stockholders other than Founders will not become stockholders of Holdings. See "Certain Effects of the Merger --General."

Financing Arrangements

  Financing of the Merger will require approximately $19 million to pay the Cash Merger Price and the cashless exercise payments for stock options and to pay the fees, expenses and other payments in connection with the Merger. These funds are expected to be provided by IHS and its affiliates, from their own funds and funds of the Company and from existing lines of credit.

Interests of Certain Persons in the Merger

  The Board of Directors of the Company, based upon the recommendations of the Special Independent Committee, has recommended that stockholders vote in favor of the Merger Agreement. In considering this recommendation, the stockholders should be aware that certain members of the Company's Board of Directors, other than the members of the Special Independent Committee, have interests in the Merger that are in addition to, and may be deemed to be in conflict with, the interests of the stockholders of the Company generally. These interests include (a) the exchange by the Founders of approximately 74% of their Common Stock for Holdings Shares; (b) payment of an aggregate of up to $223,000 by IHS to the Founders as partial reimbursement for monies paid by Founders to Debenture Warrant holders; (c) (i) benefits under certain employment agreements to be executed between the Surviving Corporation and three of the Founders, and (ii) a new stock option plan for the employees of Holdings or its subsidiaries, in which the Founders are not currently expected to participate; and (d) indemnification of officers and directors. See "Special Factors--Interests of Certain Persons in the Merger."

Recommendation of the Board

  Based upon the recommendation of the Special Independent Committee, the Board of Directors of the Company unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has determined that the Merger Agreement is fair to, and in the best interests of, the stockholders of the Company, excluding from that opinion the consideration received by the Founders. The Board recommends that the stockholders vote FOR the approval and adoption of the Merger Agreement. For a discussion of the factors considered by the Board in reaching its recommendation and determination, see "Special Factors--Reasons for the Merger; Recommendation of the Board of Directors."

Opinion of Financial Advisor

  Interstate/Johnson Lane has delivered a written opinion to the Board of Directors in connection with the Merger. The opinion states that the cash price to be received by the holders of the Common Stock in connection with the Merger was, as of the date of the opinion, fair to the public stockholders from a financial point of view. The opinion is subject to various assumptions, exclusions and considerations. The full text of the opinion, including the procedures followed, the matters considered and the assumptions made by Interstate/Johnson Lane, is included as Exhibit C to this Proxy Statement. You are highly encouraged to read the opinion in its entirety. See "Special Factors--Opinion of Interstate/Johnson Lane, Financial Advisor to the Company."

Conditions to Consummation of the Merger

  Consummation of the Merger is subject to various conditions, including among other matters: (a) approval of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the issued and outstanding shares of Common Stock of the Company entitled to vote thereon; and (b) satisfaction of certain conditions customary to transactions of this type. See "Summary of the Merger Agreement--Conditions."

Certain Related Agreements

  In connection with the Merger, several ancillary agreements will be entered into between various parties, including IHS, Holdings, Merger Sub, the Founders and others. These agreements include the Formation Agreement, Stockholders' Agreement, Employment Agreements, Option Amendment Agreements, Services Agreement and Sales Agency Agreement. For a summary of certain terms of these agreements, see "Special Factors--Certain Related Agreements," "Summary of the Merger Agreement" and "Summary of the Formation Agreement."

Certain Effects of the Merger

  If the Merger is consummated, the Company's stockholders (other than Holdings and Merger Sub and any dissenting stockholders) will have the right to receive $9.50 in cash, without interest, for each share of Common Stock held immediately prior to the Effective Date. (Before the Merger is consummated, the Founders will have contributed approximately 74% of their Common Stock and will have received an equal number of Holdings shares.) As a result of the Merger, stockholders of the Company will cease to have any ownership interest in the Company. Moreover, if the Merger is consummated, public trading of the Common Stock will cease, the Common Stock will cease to be quoted on the Nasdaq National Market, the registration of the Common Stock under the Securities Exchange Act of 1934, as amended ("Exchange Act"), will be terminated and the Company will cease filing reports with the Securities and Exchange Commission ("SEC"). Because stockholders of the Company, other than the Founders, will not have any ownership interest in Holdings, in the event there are any earnings and growth in Holdings, such stockholders will not participate in such earnings and growth.

  Immediately following the Merger, 83.611% of the outstanding capital stock of Holdings will be owned by IHS and the remaining 16.389% will be owned by the Founders. It is currently anticipated that the Surviving Corporation will be operated after the Merger in a manner substantially similar to the Company's current operations, except that it may be combined with the operations of the CAPSXpert product line of IHS. See "Special Factors-- Interests of Certain Persons in the Merger" and "Summary of the Formation Agreement."

Accounting Treatment of Transaction

  The Merger will be accounted for using the purchase method for accounting and financial reporting purposes.

Certain Federal Income Tax Consequences of the Merger

  The receipt of cash for the Common Stock in the Merger will be a taxable transaction for federal income tax purposes, and any gain or loss to the stockholder typically will be treated as capital gain or loss. See "Special Factors--Certain Federal Income Tax Consequences of the Merger."

No Solicitation

  Under the Formation Agreement, the Founders have agreed immediately to cease any existing activities, discussions or negotiations with any party (other than IHS and its affiliates) regarding any merger or sale of assets involving the Company. See "Summary of the Formation Agreement--Obligations of the Founders to Vote in Favor of the Merger."

Dissenters' Rights of Appraisal

  Stockholders who meet the requirements of and follow the procedures set forth in Article 13 of the Georgia Business Corporation Code ("GBCC") may receive, in lieu of the $9.50 cash per share of Common Stock to be paid in the Merger, a cash payment equal to the "fair value" of their shares, excluding any appreciation or depreciation in anticipation of the Merger, together with a fair rate of interest, if any, as determined by the Superior Court of Fulton County, Georgia. The "fair value" will be determined by judicial appraisal and could be more than, the same as, or less than, the Cash Merger Price.

  To be entitled to receive payment of the fair value of the shares of Common Stock, a stockholder (a) must file a written demand for appraisal of his or her shares with the Company prior to the voting by stockholders on the Merger Agreement at the Special Meeting (such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares); (b) must not vote his or her shares in favor of approval and adoption of the Merger Agreement; (c) must hold shares of Common Stock on the date of the making of a demand for appraisal and continuously hold such shares through the Effective Time; and
(d) must have his or her shares valued in an appraisal proceeding. See "Special Factors--Dissenters' Rights of Appraisal." A proxy or vote against approval and adoption of the Merger Agreement will not satisfy the requirement that a stockholder file a written demand for appraisal as set forth above.

Market Prices of Common Stock

  The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "ICIQ." Shortly after November 10, 1998 when Thybo New Ventures, Ltd., an affiliate of IHS, amended its Schedule 13D to reflect a change in its intentions and those of its affiliates, from passively holding the shares of Common Stock, to the possibility of increasing its investment in the Company, the market price of Common Stock of the Company increased to the approximate range of $5.00 to $6.00 per share. On January 8, 1999, the last trading day prior to the public announcement that the Company and IHS had executed the Formation Agreement providing for the Merger, the high and low sale prices per share of Common Stock as reported on the Nasdaq National Market were $6.75 and $6.00, respectively. See "Market Prices and Dividends."

                   SELECTED HISTORICAL FINANCIAL INFORMATION

  The following table sets forth selected historical financial information for the Company as of and for the years ended December 31, 1998 and 1997. No separate financial information is provided for Merger Sub since it is a special purpose entity formed in connection with the Merger and has no independent operations. No pro forma data giving effect to the Merger have been provided because the Company does not believe such information is material to stockholders in evaluating the proposed Merger and Merger Agreement. The Company reached this conclusion because (a) the proposed consideration is all cash and (b) any pro forma financial information about the combined results of operations of the Company and of the CAPSXpert product line of IHS would not provide meaningful or relevant information in evaluating the Cash Merger Price.

  The following financial information should be read in conjunction with "Parties to the Merger--Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements, accompanying notes and other financial information included as Appendix F to this Proxy Statement.

                                                     Years Ended December 31,
                                                     --------------------------
                                                         1998         1997
                                                     ------------  ------------
Statement of Operations Data
Revenues
  Services and other...............................  $  3,898,045  $ 5,042,570
  Software.........................................       499,343      214,500
                                                     ------------  -----------
    Total revenues.................................     4,397,388    5,257,070
                                                     ------------  -----------
Cost of revenue
  Services and other...............................     1,424,442    1,486,058
  Software.........................................       177,864      111,264
                                                     ------------  -----------
    Total cost of revenue..........................     1,602,306    1,597,322
                                                     ------------  -----------
Operating expenses
  Sales and marketing..............................     1,891,937      621,884
  General and administrative.......................     1,765,874    1,276,736
  Depreciation.....................................       179,045       94,041
  Research and development.........................     1,407,082      377,057
                                                     ------------  -----------
    Total operating expenses.......................     5,243,938    2,369,718
                                                     ------------  -----------
    (Loss) income from operations..................    (2,448,856)   1,290,030
Interest income....................................       386,999      240,836
Interest expense...................................        (1,783)    (473,259)
Other income.......................................       114,686       57,975
                                                     ------------  -----------
    (Loss) income before income taxes..............    (1,948,954)   1,115,582
Income tax (benefit) expense.......................      (213,399)     218,922
                                                     ------------  -----------
  Net (loss) income--historical....................    (1,735,555)     896,660
Pro forma provision for income taxes...............            --      186,000
                                                     ------------  -----------
Pro forma net (loss) income........................  $ (1,735,555)     710,660
                                                     ============  ===========
Net (loss) income per share of common stock
  Basic............................................  $      (0.49)        0.25
                                                     ============  ===========
  Diluted..........................................  $      (0.49)        0.23
                                                     ============  ===========
Shares used in the calculation of net (loss) income
 per share of common stock
  Basic............................................     3,543,680    2,875,460
                                                     ============  ===========
  Diluted..........................................     3,543,680    3,100,898
                                                     ============  ===========

                                                             December 31
                                                       ------------------------
                                                          1998         1997
                                                       -----------  -----------
Balance Sheet Data
Cash and cash equivalents............................. $ 6,143,439  $ 6,943,351
Accounts receivable, net of allowance.................     500,623    1,146,483
Investments...........................................   2,118,040    1,046,562
Other current assets..................................     369,864      197,956
                                                       -----------  -----------
    Total current assets..............................   9,131,966    9,334,352
                                                       -----------  -----------
Property and equipment, net...........................     755,709      548,209
Software development costs, net.......................     244,469      422,333
Other assets..........................................       6,281       10,305
                                                       -----------  -----------
    Total assets...................................... $10,138,425  $10,315,199
                                                       ===========  ===========
Current liabilities................................... $   245,926  $   320,042
Long term liabilities.................................           0       60,036
                                                       -----------  -----------
    Total liabilities.................................     245,926      380,078
                                                       -----------  -----------
Common stock..........................................       3,579        3,251
Additional paid-in-capital............................  11,222,888    9,530,283
(Accumulated deficit) retained earnings...............  (1,333,968)     401,587
                                                       -----------  -----------
    Total equity......................................   9,892,499    9,935,121
                                                       -----------  -----------
    Total liabilities and equity...................... $10,138,425  $10,315,199
                                                       ===========  ===========

                              THE SPECIAL MEETING

General

  The Company will hold a Special Meeting of stockholders at 10:00 a.m., local time, on March 24, 1999. The Board of Directors of the Company is soliciting proxies from holders of the outstanding shares of Common Stock of the Company for use at the Special Meeting, and any adjournments and postponements thereof. You are being furnished with this Proxy Statement in connection with such solicitation by the Board of Directors. At the Special Meeting, stockholders (a) will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby; and
(b) will transact such other business as may properly come before the Special Meeting.

Record Date; Solicitation and Revocability of Proxies

  The Board of Directors has fixed February 26, 1999, the Record Date, as the date for determining the stockholders entitled to receive notice of and to vote at the Special Meeting, and any adjournments or postponements thereof. If you are not a holder of record of the Company's Common Stock as of the Record Date, you will not be entitled to a notice of and to vote at the Special Meeting. As of the Record Date, there were 3,580,260 shares of the Company's Common Stock issued and outstanding, held by 39 holders of record and approximately 1,300 stockholders holding shares in street name. Holders of Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of Common Stock held of record at the close of business on the Record Date.

  Proxies in the form enclosed are being solicited by the Board of Directors of the Company. Shares of the Company's Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. If you mail in a signed proxy card without indicating instructions, your proxy will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

  It is not anticipated that any matter other than the proposal to approve and adopt the Merger Agreement will be brought before the Special Meeting. If any other matter is properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment. No proxy that directs the shares represented thereby to be voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any adjournment of the Special Meeting for purposes other than the absence of a quorum.

  A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting. To revoke your proxy, simply give a written notice of revocation to the Secretary of the Company or properly submit to the Company a duly executed proxy bearing a later date, prior to the time your proxy has been exercised. You can also revoke your proxy by attending and voting in person at the Special Meeting. All written notices of revocation and other communications involving proxies should be addressed to the Company as follows: International CompuTex, Inc., 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia 30328, Attention: Secretary. A proxy appointment will not be revoked by death or incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Company's Secretary or other person responsible for tabulating votes on behalf of the Company.

  The expense of soliciting proxies for the Special Meeting will be paid by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries. In such cases, the Company will reimburse these parties for reasonable out-of-pocket expenses they incur.

Quorum; Required Vote

  Approval of the Merger Agreement and the transactions contemplated thereby requires the presence of a quorum and the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company's Common Stock entitled to vote at the Special Meeting. A quorum will exist if one-third of the issued and outstanding shares of the Company's Common Stock are represented at the Special Meeting, either in person or by properly executed proxies. In determining if a quorum is present, abstentions and broker non-votes will be counted as shares represented at the Special Meeting. However, because the proposal to approve and adopt the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of the Company's Common Stock, the one-third quorum requirement is effectively superseded by this majority requirement, and abstentions and broker non-votes will have the effect of a vote against the Merger Agreement and the transactions contemplated thereby. If for any reason a quorum is present, but the absence of proxies or shareholders voting in person prevents this majority vote, the Meeting may be adjourned in order to assure that sufficient shares are represented.

  The Merger does not require the approval of any particular percentage of stockholders who are not affiliated with the Founders.

  THE EFFECT OF FAILING TO PROPERLY EXECUTE AND RETURN A PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL BE THE SAME AS VOTING AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  As of the Record Date, the Founders owned of record 2,125,000 shares of the Company's Common Stock, constituting approximately 59% of the outstanding Common Stock of the Company as of the Record Date. The Founders have entered into agreements with IHS regarding the voting of their shares. Pursuant to those agreements, the Founders have agreed to vote all of their respective shares of Common Stock in favor of the Merger Agreement. See "Special Factors--Interests of Certain Persons in the Merger--Voting Agreements."

                             PARTIES TO THE MERGER

The Company

  General. International CompuTex, Inc. ( "Company") is a software company that develops, markets and supports enterprise-wide client/server CSM (Component and Supplier Management) solutions through its ItemQuest(TM) product suite. This suite of products focuses on allowing manufacturing and engineering industries to quickly find and retrieve existing parts for re-use throughout a business enterprise and on vendor management. In addition to its Window and Unix ItemQuest offerings, the Company also provides an Internet/Intranet CSM solution through its Java based ItemWeb(TM) product. The Company also provides CSM and PDM (Product Data Management) consulting and implementation services for the engineering and manufacturing industries.

  Since its formation as a Georgia corporation in 1991, the Company has built strong skills in industry software services and applications for PDM and manufacturing. From 1991 through mid-1996, all Company revenues resulted from computer software-related services. During that period, the Company focused its primary efforts in the area of PDM software applications services. The Company provided a wide variety of services to IBM, including product development and, on a subcontract basis, customer installation, implementation and customization services relating to ProductManager, a PDM product originally developed and owned by IBM. The Company also applied its expertise in client/server software development by providing specialized PDM software services directly to customers other than IBM, in some cases relating to IBM's ProductManager and in other cases unrelated to IBM.

  In late 1996, the Company introduced on a controlled availability basis its software solution, ItemQuest, based on a sophisticated classification and search engine used to classify objects, such as parts and assemblies, documents and drawings, and to retrieve references to those objects. These capabilities enable ItemQuest to complement and enhance the effectiveness of PDM software, as well as other systems, such as Enterprise Resource Planning and Supply Chain Planning.


  In 1997, the Company's revenues were derived primarily from its services business, which is comprised principally of PDM-related services and custom software development. In late April 1997, the Company announced that ItemQuest was generally available to the marketplace. In addition to the generation of license fee revenue, Management anticipates that ItemQuest will add significantly to the Company's services business. In 1998, the Company pursued its transition from a services oriented business to a solutions oriented business combining products and services. The Company intends to continue this transition in 1999. Key technical resources have been moved to the strategic development of new versions of ItemQuest and ItemWeb. Administrative, sales and marketing, and product development expenses have also been significantly increased in order to develop and enhance ItemQuest and ItemWeb.

  Products

  ItemQuest is a decision support system for procurement personnel and design engineers, providing rapid access to enterprise data through flexible schema-based searches. The Company Management believes that, as a "Distributed Virtual CSM" solution, ItemQuest provides considerable benefits: vendor consolidation, fewer components, lower priced parts, shorter product development cycles, improved product quality and lower product cost. Consequently, Management believes that ItemQuest can produce significant return on investment (ROI) while offering ease-of-use, safety, flexibility and growth.

  Procurement personnel use CSM to consolidate and classify commodities and vendors across the enterprise. Procurement departments also want to negotiate better component price discounts based on volume and the elimination of parts proliferation in the overall organization. The benefits of these gains are: better strategic vendor relationships and reduced multi-vendor handling costs; reduced parts costs resulting from higher quantity discounts; and reduced inventory levels and related inventory carrying costs.

  Design engineers use CSM to better locate potentially re-usable parts and acceptable substitutes for new or upgraded designs. By doing so the following benefits can accrue: faster time to market for new products due to less time needed to design, test, manufacture (or buy) and develop new components; improved product quality safety due to the knowledge of existing components' capabilities; reduced design and prototyping costs, including the ability to handle more projects due to CSM's efficiency impacts; and costs savings through increased parts re-use.

  ItemWeb. Using the same technology and architecture as ItemQuest (which "pulls" components data), ItemWeb allows a manufacturer to "push" internal parts and component data to its customers by a secured Web client search interface schema to support their MRO (Maintenance, Repair and Operations) parts needs. ItemWeb can also be used by distributors, dealers and brokers to provide secured parts search access and access to drawings and documents.

  Research and Development. The Company has committed, and expects to commit in the future, substantial resources to product development, particularly ItemQuest and ItemWeb. During 1997 and 1998, the Company spent approximately $634,000 and $1,400,000, respectively, on product research and development activities. Research and development efforts are directed at increasing product functionality, improving product performance and expanding compatibility with third-party software.

  The Company's future success will depend in part on its ability to enhance its current products and to develop and introduce new products on a timely basis that keep pace with technological developments, emerging industry standards and the increasingly sophisticated needs of its customers. If the Company is unable, however, for technological or other reasons, to develop and introduce new products or enhancements, the Company's business, financial condition or results of operations could be materially adversely affected.

  In addition, products as complex as ItemQuest and ItemWeb frequently contain undetected errors or failures when first introduced or when new versions are released. The Company may discover errors in certain of its products and enhancements, both before and after initial shipments, which may lead to delays or lost revenues during the period required to correct these errors.

  Marketing And Distribution. The Company markets and sells its products and services primarily through its direct sales force based in Atlanta and a sales office in Kent, England, as well as through strategic relationships. In 1998, international sales comprised 7.7% of the Company's revenues. In 1997, international sales comprised 3.7% of the Company revenues. The Company's sales and marketing organization consisted of seven employees as of both December 31, 1998 and December 31, 1997.

  The Company strategy is to expand its distribution channels to reach a broad customer base in its targeted industries. The Company's field sales force conducts multiple presentation and demonstrations of the Company's CSM solution to management and users at customer sites and the Company's Atlanta office. Sales cycles generally range from six to twelve months. The Company currently ships, and in the future intends to ship, its products within a short period of time after the execution of a license, and, as a result, does not and will not have a material backlog of unfulfilled license orders at any given time. As a result, the Company does not consider backlog to be a meaningful indicator of future performance.

  With the continued development of ItemQuest and the introduction of ItemWeb, the Company intends to establish sales channels either through relationships it has developed with customers or through its own direct resources to establish marketing, selling and consulting relationships both domestically and internationally. In addition the Company intends to establish relationships with hardware and software vendors and systems consultants to increase the sales and distribution of the Company's products. To support its sales force, the Company intends to conduct a number of marketing programs, including public relations, telemarketing, seminars, trade shows and user groups.

  In general, pricing for ItemQuest and ItemWeb will follow the industry standard of a one-time charge for each concurrent user license. In addition, there will be an optional annual maintenance charge for each license. Site licenses will be available on a special bid basis giving unrestricted use at a given company site. Volume purchase discounts for the Company's products and services will be offered on a special bid basis as well. The Company's pricing strategy will focus on capturing market share and establishing a solid base of customer references.


  Strategic Relationships. The Company began developing two strategic relationships in 1997 that were officially announced in February 1998. On February 3, 1998, the Company signed a terms agreement to establish a Strategic Business Alliance with IHS, integrating the CAPSXpert electronic component database product line of IHS with the ItemQuest product. These two products, in combination, enable engineers and procurement professionals to access component information databases as well as other internal and external parts databases from within the ItemQuest CSM solution. Since that time, this integrated component management tool has been jointly marketed and sold on a world-wide basis. On February 10, 1998, the Company and IBM announced the signing of an agreement whereby the ProductManager/ItemQuest integration module that seamlessly links ItemQuest and IBM's ProductManager software suite for PDM would be sold to ProductManager customers through IBM's PDM Consulting and Implementation Services organization. The ProductManager/ItemQuest integration provides a way for ProductManager customers to implement a CSM classification system in conjunction with ProductManager implementation.

  Competition. CSM Products and Services. In the CSM market, the Company currently faces competition principally from Aspect Development, Inc. (Aspect). The other major competitor in the CSM market,

CADIS, Inc., was acquired by Aspect in December 1997. Aspect is a publicly owned, worldwide provider of enterprise-wide CSM systems for preferred parts and supplier management, parts selection, and design re-use. Management believes the Company can compete favorably with commercially available products and services in the CSM solutions market.

 PDM Services

  The Company faces competition from numerous providers of services related to the PDM market, including, but not limited to large national consulting firms such as Andersen Consulting, Keane, Inc. and Decision Consultants, Inc., as well as regional and local services providers. Although barriers to entry in these markets are low, Management believes the Company will be able to remain competitive on the basis of its skilled personnel, its reputation in the PDM market, and its relationships with its customers. Beginning in 1998, the Company's PDM Services have declined in relative size and importance as compared to ItemQuest and ItemWeb products and services. This has resulted in part from the Company's deliberate shift in its marketing and sales emphasis toward the ItemQuest and ItemWeb products.

  Employees. As of December 31, 1998, the Company employed 50 persons, of whom 42 were based in Atlanta, seven were based in Charlotte, North Carolina, and one was based in Kent, England. Of the total, seven were engaged in sales and marketing, four were primarily in administration, and 39 were primarily in product development and software services. No current employee of the Company is represented by a labor union with respect to his or her employment by the Company. The Company has experienced no organized work stoppage and believes its relationship with its employees to be good. The Company's future success will depend to a significant extent on its ability to attract, train and retain highly skilled and effective technical, management, and sales and marketing personnel. Competition for such personnel in the computer software industry is intense. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business and results of operations.

 Properties.

  The Company's principal administrative, sales, marketing, support and software research and development facility is located in approximately 6,000 square feet of space in Atlanta, Georgia. This facility is leased to the Company through March 2002. The Company also leases a facility of approximately 4,500 square feet in Charlotte, North Carolina, through June 2002, which it does not currently occupy and which the Company is attempting to sublease. Previously, that facility housed six services personnel, who either have been transferred to the Atlanta offices or are located at customer sites. The Company believes that its current facilities are adequate for its needs through the end of 1999, and that, should it be needed, suitable additional or alternative space will be available in the future on commercially reasonable terms.

Selected Financial Data

                                                     Years Ended December 31,
                                                     --------------------------
                                                         1998          1997
                                                     ------------  ------------
Statement of Operations Data
Revenues
  Services and other................................ $  3,898,045  $  5,042,570
  Software..........................................      499,343       214,500
                                                     ------------  ------------
    Total revenues..................................    4,397,388     5,257,070
                                                     ------------  ------------
Cost of revenue
  Services and other................................    1,424,442     1,486,058
  Software..........................................      177,864       111,264
                                                     ------------  ------------
    Total cost of revenue...........................    1,602,306     1,597,322
                                                     ------------  ------------
Operating expenses
  Sales and marketing...............................    1,891,937       621,884
  General and administrative........................    1,765,874     1,276,736
  Depreciation and amortization.....................      179,045        94,041
  Research and development..........................    1,407,082       377,057
                                                     ------------  ------------
    Total operating expenses........................    5,243,938     2,369,718
                                                     ------------  ------------
(Loss) income from operations.......................   (2,448,856)    1,290,030
Interest income ....................................      386,999       240,836
Interest expense....................................       (1,783)     (473,259)
Other income........................................      114,686        57,975
                                                     ------------  ------------
(Loss) income before income taxes...................   (1,948,954)    1,115,582
Income tax (benefit) expense........................     (213,399)      218,922
                                                     ------------  ------------
Net (loss) income--historical.......................   (1,735,555)      896,660
Pro forma provision for income taxes................            0       186,000
                                                     ------------  ------------
Pro forma net (loss) income......................... $ (1,735,555) $    710,660
                                                     ============  ============
Pro forma (loss) income per share--diluted.......... $      (0.49) $       0.23
                                                     ============  ============
Weighted average shares outstanding--diluted........    3,543,680     3,100,898
                                                     ============  ============
                                                           December 31,
                                                     --------------------------
                                                         1998          1997
                                                     ------------  ------------
Balance Sheet Data
Current assets
  Cash and cash equivalents......................... $  6,143,439  $  6,943,351
  Accounts receivable, net of allowance.............      500,623     1,146,483
  Investments.......................................    2,118,040     1,046,562
  Other current assets..............................      369,864       197,956
                                                     ------------  ------------
    Total current assets............................    9,131,966     9,334,352
                                                     ------------  ------------
Property and equipment, net.........................      755,709       548,209
Software development costs, net.....................      244,469       422,333
Other assets........................................        6,281        10,305
                                                     ------------  ------------
    Total assets.................................... $ 10,138,425  $ 10,315,199
                                                     ============  ============
Current liabilities................................. $    245,926  $    320,042
Long term liabilities...............................
                                                     ------------  ------------
    Total liabilities...............................      245,926       380,078
                                                     ------------  ------------
Common stock........................................        3,579         3,251
Additional paid-in-capital..........................   11,222,888     9,530,283
(Accumulated deficit) retained earnings.............   (1,333,968)      401,587
                                                     ------------  ------------
    Total equity....................................    9,892,499     9,935,121
                                                     ============  ============
    Total liabilities and equity.................... $ 10,138,425  $ 10,315,199
                                                     ============  ============

Management's Discussion and Analysis

 Overview

  International CompuTex, Inc. ("ICI" or the "Company") is a software technology company that develops, markets and supports enterprise-wide client/server solutions through its ItemQuest(TM) product suite. This suite of products focuses on allowing manufacturing and engineering industries to quickly find and retrieve existing parts for re-use throughout a business enterprise and on vendor management. In addition to its Windows and Unix ItemQuest offerings, the Company also provides an Internet/Intranet CSM solution through its Java based ItemWeb(TM) product. The Company also provides CSM and PDM (Product Data Management) consulting and implementation services for the engineering and manufacturing industries.

  Throughout its history, ICI has provided a wide variety of services to IBM, including product development and, on a subcontract basis, customer installation, implementation and customization services relating to IBM's PDM product, ProductManager. Through December 1997, ICI derived the great majority of its revenues from consulting and implementation services rendered directly to IBM or as a subcontractor to IBM customers.

  Beginning in 1995, the Company has developed ItemQuest, a classification and search solution for CSM applications, that allows users to search, select and re-use product data design and manufacturing information based on engineering and manufacturing attributes. ItemQuest, which has the flexibility to be integrated into existing software or to operate as a stand-alone system, provides economic and strategic benefits to discrete manufacturing companies by improving design, productivity, rationalization of parts, and the implementation of strategic supplier relationships. It enables manufacturers to reduce design and development costs, increase procurement efficiencies, and shorten time to market. Management believed that the basis for the Company's next stage of growth would be the further development, delivery, support and evolution of ItemQuest and ItemWeb. Throughout 1998, the Company continued making its planned transition from a services oriented business to a solutions oriented business combining products and services. While the Company was experienced in software development as part of custom development contracts, it had no previous experience in the distribution and maintenance of its own product prior to 1997. In attempting to be successful with ItemQuest, the Company invested approximately $3.5 million in 1998 and has planned, prior to the announcement of the proposed Merger, over the next six to twelve months to invest approximately another $4 million of the total $9.3 million proceeds of its initial public offering and $2.8 million proceeds from the IHS private placement. This investment was used to develop and implement a strategy for distribution, customer service, maintenance, pricing, marketing and sales.

  ICI began development work on ItemQuest in April 1995. In the last quarter of 1996, the Company began generating ItemQuest revenues from four customers in a "controlled availability program". The product became generally available in April 1997. Management anticipated that, beginning in the second half of 1998, there would be a substantial increase in revenues generated by ItemQuest license fees as well as customer implementation and customization services related to ItemQuest. That did not happen. There were no license fees generated by new customers in the third and fourth quarters of 1998. Furthermore, there can be no assurance that the efforts to develop and market ItemQuest will be successful or profitable. In addition, as expenses related to ItemQuest increased and anticipated PDM services revenues declined in 1998, the Company failed to remain profitable. Even if the development and marketing of ItemQuest would become successful, there can be no assurance as to when, if ever, ItemQuest results would represent a substantial portion of the Company's revenues or net income.

  Increasingly, it has become apparent to the Company's management that to dramatically expand sales in the CSM market, the Company must ally itself with a supplier of electronic component databases that can be accessed using ItemQuest. IHS is one of the main independent providers of this type of data through its CAPSXpert product line. In early 1998, the Company and IHS entered into a Strategic Business Alliance, integrating IHS' electronic component databases with ItemQuest under an agreement providing for joint marketing and sales efforts. At about the same time, an IHS affiliate, Thybo New Ventures, Ltd., invested $2.85 million in the Company, acquiring approximately 8.4% of the Company's common stock in a private placement of 300,000 shares at $9.50 per share. Since entering into this relationship, the Company and IHS have continued to work closely together with a variety of customers and prospects.

  The Company and IHS also have recognized that in order to enhance the market for their products it is important to establish strategic relationships with sellers of related products, such as vendors of Enterprise Resource Planning
(ERP) and Supply Chain Planning (SCP) software solutions. To enhance their ability to negotiate such a marketing relationship, the Company and IHS agreed in mid-1998 to seek out those relationships on a coordinated basis. To date, those efforts have not resulted in a definitive relationship with ERP or SCP vendors. Efforts in those areas continue at this time.

  In September 1998, IHS approached the Company to discuss increasing its investment in the Company or combining the operations of the Company with an entity controlled by IHS. These informal discussions evolved into a more concrete proposal, culminating in a Letter of Intent that was negotiated and then ultimately signed on November 24, 1998.

The Company

 Results of Operations

  The following table presents for the periods indicated the percentage relationship of certain statement of operations data items to total revenues.

                                                               Percentage of
                                                              Total Revenues
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
Statement of Operations Data
Revenues
  Services and other.........................................    88.6%     95.9%
  Software...................................................    11.4       4.1
                                                              -------   -------
    Total revenues...........................................   100.0     100.0
                                                              -------   -------
Cost of revenue
  Services and other.........................................    32.4      28.3
  Software...................................................     4.0       2.1
                                                              -------   -------
    Total cost of revenue....................................    36.4      30.4
                                                              -------   -------
Operating expenses
  Selling and marketing......................................    43.0      11.8
  General and administrative.................................    40.2      24.3
  Depreciation...............................................     4.1       1.8
  Research and development...................................    32.0       7.2
                                                              -------   -------
    Total operating expenses.................................   155.7      75.5
                                                              -------   -------
Operating (loss) income......................................   (55.7)     24.5
Other income/(expenses)......................................    11.4      (3.3)
                                                              -------   -------
(Loss) income before income taxes............................   (44.3)     21.2
                                                              -------   -------
Income tax (benefit) expense.................................    (4.8)      4.2
                                                              -------   -------
Net (loss) income historical.................................   (39.5)     17.0
                                                              -------   -------
Pro forma provision for income taxes.........................     0.0       3.5
                                                              -------   -------
Pro forma net (loss) income..................................   (39.5)%    13.5%
                                                              =======   =======

 Revenues

  Total revenues decreased $859,682, or 16.4%, from $5,257,070 in 1997 to $4,397,388 in 1998. This decrease in operating revenues was due primarily to the decrease in demand for ICI's software services, particularly related to product development efforts for IBM's ProductManager. In 1998, 88.6%, or $3,898,045, came from software services, and 11.4%, or $499,343, came from ItemQuest license fees. In 1997, 95.9% of the Company's revenues, or $5,042,570, came from software services, and 4.1% of the revenues, or $214,500, came from ItemQuest license fees.

  Management's objectives for revenues for 1998 and beyond were twofold: 1) increase non-IBM revenues as a percentage of total revenues; and 2) increase ItemQuest and ItemWeb revenues as a percentage of total revenues. Although those objectives were achieved, the level of revenues, particularly for ItemQuest, was significantly below the expectations of the Company's management.

 Direct Costs

  Direct costs for services, consisting of payroll-related expenses, decreased $61,616, or 4.1%, from $1,486,058, or 28.3% of revenues in 1997, to
$1,424,442, or 32.4% of revenues, in 1998. The decrease in direct costs primarily reflects the decreased volume of business from 1997 to 1998. The increase in direct costs as a percent of revenues is primarily due to better margins from fixed bid contracts in 1997 compared to 1998.

  Direct costs for software consists of amortization of software development costs. Direct costs for software increased $66,600, or 59.9%, from $111,264, or 2.1% of revenues, in 1997 to $177,864, or 4.0% of revenues, in 1998. This increase was caused by the amortization of software development costs for the entire year in 1998 versus part of the year in 1997. Software development costs of $257,228 were capitalized in 1997, but amortization did not start until May 1997, when ItemQuest was available for general release to customers.



 Sales and Marketing

  Sales and marketing expenses increased $1,270,053, or 204.2%, from $621,884, or 11.8% of revenues, in 1997, to $1,891,937, or 43.0% of revenues, in 1998.
Payroll-related sales and marketing expenses increased $706,454, or 237.7%, from $297,188 in 1997 to $1,003,642 in 1998, as a result of increased sales and marketing personnel added in accordance to the Company's business plan. Other sales and marketing expenses, including travel entertainment and trade shows increased $563,599, or 173.6%, from $324,696 for 1997 to $888,295 for
1998, primarily because of increased expenses for trade shows, marketing materials, research services, and the set-up of an office in the United Kingdom.

 General and Administrative

  General and administrative expenses were $1,765,874, or 40.2% of revenues, in 1998 compared to $1,276,736, or 24.3% of revenues, in 1997, an increase of $489,138, or 38.3%. Payroll-related expenses increased $49,532, or 16.4% from $301,354 in 1997 to $350,886 in 1998, reflecting a slight increase in administrative personnel and an increase in salaries. Insurance expense increased $94,446, or 96.0%, from $98,365 in 1997 to $192,811 in 1998, primarily because of the addition of Directors and Officers insurance necessitated by the addition of outside directors in August 1997.

 Depreciation

  Depreciation increased $85,004, or 90.4% from $94,041, or 1.8% of revenues, in 1997 to $179,045, or 4.1% of revenues, in 1998. The main factor for this increase was additional fixed assets, principally computer equipment, office furniture and leasehold improvements, in 1998 versus 1997.

 Research and Development

  Research and development expenditures consist exclusively of engineering personnel costs. The Company expended $1,407,082, or 32.0% of total revenues, for research and development in 1998 compared to $634,282, or 12.1% of revenues, for 1997, an increase of $772,800, or 121.8%. This increase reflected the hiring of additional development personnel for the Company's ItemQuest and ItemWeb products. Of the amounts expended, the entire amount was expensed in 1998, and $377,057 was expensed and $257,225 was capitalized in 1997. The Company began expensing research and development expenditures in May 1997. Management expects that a significant level of research and development expenses will be required to be competitive in the future in the CSM marketplace.


 Other Income (Expenses)

  Other income/(expenses) (net) changed from an expense of $174,448 in 1997 to income of $499,902 in 1998. This was a result of investment income earned on the Company's cash reserves in 1998 compared to 1997 where a one-time interest charge related to the Company's IPO caused interest expense of $473,259.

  Included in interest expense for 1997 was a non-recurring non-cash charge of $319,241 that was a result of warrants issued by the Company's original stockholders in connection with the Company's Senior Debentures. The Company determined that the warrants issued in connection with the Senior Debentures had a fair market value of $2.72 per warrant or an aggregate of $319,241, based upon 117,368 warrants granted. An initial non-cash charge to interest was recognized in first quarter 1997. As a result of the Company's initial public offering, the Senior Debentures were prepaid in May 1997, and the balance of the non-cash charge ($297,071) was recognized in second quarter 1997. This value ascribed to the warrants was deemed to be a contribution to capital by the original stockholders of the Company and treated as additional interest paid to the holders of the Senior Debentures. The Company's original stockholders have offered to redeem these warrants at the Closing of the Merger.

 Provision for Income Taxes

  The Company was not profitable in 1998 and consequently recognized an income tax benefit of $213,299 in 1998, related to the carryback of operating losses to 1997.

  Prior to the Company's initial public offering, the Company had elected to be treated as an S Corporation pursuant to the Internal Revenue Code for federal and state income tax purposes. The income of an S Corporation is taxable to the individual stockholders and is distributable to the stockholders without any further tax consequences. The stockholders revoked the S Corporation status on April 30, 1997 immediately prior to the closing of the Company's initial public offering, and the Company became taxable as a C Corporation from that date forward. A pro forma provision for income taxes has been presented which represents additional income taxes that would have been provided had the Company operated as a C Corporation for all of 1997.

  The historical provision for income taxes for 1997 was $218,922. The pro forma provision for taxes for 1997 was $186,000, resulting in a combined actual and pro forma income tax amount for 1997 of $404,922, or an effective tax rate of 36.3%.

 Net Income

  The Company incurred a net loss of $1,735,555 in 1998, compared to pro forma net income of $710,660 in 1997. The 1998 loss resulted from the addition of expenses in research and development, sales and marketing, and administration in line with the Company's business plan, the decline of PDM-related service revenues, and slower than expected growth in CSM-related revenues.

 Liquidity and Capital Resources

  The Company's working capital decreased $128,270 from $9,014,310 as of December 31, 1997 to $8,886,040 as of December 31, 1998. This decrease principally reflects proceeds received from the Company's private equity placement in January 1998 offset by cash used in operations and investing activities during 1998. In 1998, the Company used net cash in operations of $1,964,688 as compared to cash provided by operations of $636,448 in 1997. In 1998, the Company used net cash in investing activities of $386,545 as compared to net cash used in investing activities of $731,070 in 1997. Cash used in investing activities for 1998 resulted from the acquisition of fixed assets totaling $386,545. Cash provided by financing activities of $1,551,321 in 1998 resulted primarily from proceeds received from the Company's private equity placement totaling $1,674,798 in first quarter 1998 offset by the final distribution to the S Corporation stockholders of $123,003.

 Year 2000 Compliance

  The Company may experience future uncertainties regarding Year 2000 compliance of its products. The Company has designed all of its product offerings to be Year 2000 compliant and continues to monitor and update its product offerings for Year 2000 compliance. Such costs are included in net research and development expenses. There can be no assurances, however, that the Company's currently compliant products do not contain undetected problems associated with Year 2000 compliance. Such problems may result in litigation and/or increased expenses negatively affecting future operating results.

  The Company recognizes the significance of the Year 2000 problem as it relates to its internal systems and understands that the impact extends beyond traditional hardware and software to automated facility systems and third parties. The Company is creating an overall plan intended to make its internal financial and administrative systems Year 2000 ready by June 1999. With regard to facility related systems (phone, voicemail, security systems, etc.), the Company plans to conduct assessment audits and send questionnaires to vendors and service providers to confirm Year 2000 readiness. The Company expects to substantially complete Year 2000 readiness preparations by June 1999 and to continue comprehensive testing through calendar 1999. The total cost of preparing internal systems to be Year 2000 compliant is not expected to be material to the Company's operations, liquidity or capital resources. Total expenditures related to internal systems Year 2000 readiness, excluding personnel costs of existing staff, is expected to be less than $50,000. However, there can be no assurances that the Company will not experience significant unanticipated negative performance and/or flaws in the technology used in its internal systems. The Company plans to complete its contingency plan for potential hardware and software failures by the end of March 1999.

  The Company believes that Year 2000 issues may affect the purchasing patterns of customers and potential customers in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Potential customers may also choose to defer purchasing Year 2000 compliant products until they believe it is absolutely necessary, thus resulting in potentially stalled market sales within the industry. Conversely, Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products. Additionally, Year 2000 issues could cause a significant number of companies, including current Company customers and prospects, to reevaluate their current software needs, and as result switch to alternative systems and suppliers. Any of the foregoing could result in a material adverse impact on the Company's business, operating results or financial condition.

IHS

  Information Handling Services Group Inc. ("IHS Group") is a leading international information publisher, with annual sales in excess of $415 million. Headquartered in Colorado with operations throughout the world, IHS Group companies serve the information needs of a variety of technical, professional and business markets.

  Information Handling Services Inc. ("IHS"), a subsidiary of IHS Group, is a leading publisher of engineering related technical information databases. IHS' technical information collections include international and national industry standards; corporate standards; military/federal specifications, standards and related databases; government parts and logistics data; federal procurement regulations; electronic component databases; and manufacturer and distributor catalogs.

  IHS' CAPSXpert product line consists of electronic component databases, with extensive information on more than 5 million electronic and electro-mechanical parts from over 1,500 manufacturers. The CAPSXpert product line is comprised of four databases:

  . The Semiconductors database consists of information on semiconductor devices and integrated circuits.

  . The Printed Circuit Board (PCB) Connectors database is comprised of information on printed circuit board connectors.

  . The Passives database includes information on resistors, capacitators and inductors.

  . The Miltipin Cylindrical Connectors database contains information on military cylindrical connectors.

  The CAPSXpert databases are available in a variety of platforms and media.

Holdings and Merger Sub

  Holdings was formed as a Delaware corporation on January 7, 1999. Merger Sub was formed as a Georgia corporation on January 20, 1999. Neither corporation has engaged in business operations since formation. The corporations were formed in connection with the negotiation and execution of the Merger Agreement, Formation Agreement and other related agreements.

  Immediately prior to the Merger closing, IHS will transfer the CAPSXpert product line to Holdings, and Holdings will issue shares of common stock to the Founders in exchange for a portion of their Common Stock in the Company. As a result of the Merger, Holdings would own 100% of the issued and outstanding shares of the Company. It is currently anticipated that after the Merger closing Holdings may transfer its operating assets to the Company, in which event it will continue its existence as a non-operating holding company of ICI.

  Following the Merger, Merger Sub would cease its separate existence, as it will merge into the Company and not survive the Merger.

                                SPECIAL FACTORS

Background of the Transaction

  The Company made an underwritten initial public offering of its Common Stock, effective April 29, 1997, selling 1,125,000 shares of Common Stock at $9.50 per share, with aggregate gross proceeds of $10,687,500. Since becoming a public company, the Company has focused on expanding its software licensing business, concentrating on the market for Component Supplier Management (CSM) software solutions. Increasingly, it has become apparent that to dramatically expand sales in the CSM market, the Company must ally itself with a supplier of electronic component databases that can be accessed using the Company's ItemQuest CSM software solution. Currently one of the main independent providers of this type of data is IHS, through its CAPSXpert product line. In early 1998, the Company approached IHS about the possibility of an alliance, and shortly thereafter IHS and the Company entered into a Strategic Business Alliance, integrating IHS' electronic component databases with ItemQuest under an agreement providing for joint marketing and sales efforts. On February 2, 1998, an affiliate of IHS, Thybo New Ventures Limited, invested $2.85 million in the Company, acquiring approximately 8.4% of the Company's common stock in a private placement of 300,000 shares at $9.50 per share. In addition, during the period from March 24, 1998 through January 22, 1999, Thybo New Ventures Limited purchased 57,000 shares of the Company's common stock in the Nasdaq National Market at prices ranging from $4.33 per share to $8.75 per share. For the three-month periods ended March 31, 1998, June 30, 1998, September 30, 1998 and December 31, 1998, the average price per share of the Company's common stock paid by Thybo New Ventures Limited was $8.29 per share ($7.08 per share if the shares purchased in the private placement are not included in the calculation), $6.66 per share, $4.55 per share and $0.00 per share, respectively. For the period from January 1, 1999 through January 22, 1999, the average price per share of the Company's common stock paid by Thybo New Ventures Limited was $8.74 per share.

  Since entering into the Strategic Business Alliance, the Company and IHS have worked closely together with a variety of customers and have continued to jointly pursue customer opportunities. The Company and IHS also have recognized that in order to enhance the market for their products it is important to establish strategic relationships with sellers of related products, such as vendors of Enterprise Resource Planning (ERP) and Supply Chain Planning (SCP) software solutions. To enhance their ability to negotiate such a marketing relationship, the Company and IHS agreed in mid-1998 to seek out those relationships on a coordinated basis. To date, those efforts have not resulted in a definitive relationship with ERP or SCP vendors. Efforts in those areas continue at this time.

  Since becoming a public company, the price of the Company's common stock has fluctuated between $1.25 and $12.875, reaching a low of $1.25 in October 1998. Management of the Company believes that the disappointing performance of its stock price is attributable to a variety of factors, including the Company's failure to generate substantial software licensing revenues after shifting its emphasis from software services to product sales, market uncertainty about relatively small capitalization providers of software solutions and overall uncertainty in the high tech securities market.

  In September 1998, IHS approached the Company about the possibility of increasing its investment in the Company or combining the operations of the Company with an entity controlled by IHS. These informal discussions evolved into a more concrete proposal, culminating in a Letter of Intent that was negotiated and then ultimately signed on November 24, 1998. In negotiating the Letter of Intent, IHS expressed its position that it was important for the success of a combined entity that the Founders of the Company maintain a substantial continuing equity position in that entity. The terms of the Letter of Intent, providing both for the creation of a new entity combining the Company and the CAPSXpert product line, the exchange of certain Company shares for Holdings shares and the payment of $9.50 per share for remaining outstanding shares of the Company, were negotiated jointly on behalf of the Company by an independent member of the Board of Directors, Leo Benatar, and its CEO, Haim E. Dahan.

  Prior to submitting a proposed letter of intent, IHS' affiliate, Thybo New Ventures Limited, amended its Schedule 13D, as filed with the SEC regarding its investment in the Company. The amendment reflected a change in its intentions and those of its affiliates, from passively holding its shares in the Company, to the possibility of increasing its investment in the Company or a transaction in which the Company would be combined with an entity controlled by IHS or its affiliate. At the same time, the Company issued a press release alerting the investment community to this change. Shortly after this announcement, the market price of Common Stock of the Company increased to the approximate range of $5.00 to $6.00.

  Following the execution of the Letter of Intent, each of the parties undertook an extensive due diligence process with respect to the other party. The Company investigated the operations, contracts and assets of the CAPSXpert product lines of IHS, while IHS performed similar due diligence with respect to the Company. After the parties completed those efforts, they began the negotiation of definitive agreements to effect the Merger and the related transactions.

  To evaluate the merger and related transactions on behalf of the public stockholders of the Company, the Board of Directors formed a Special Independent Committee of the Board of Directors, consisting of Leo Benatar and Hugh Sawyer, the two independent members of the Board of Directors. That Committee selected and retained Interstate/Johnson Lane as financial advisor to analyze the price, terms and other conditions of the Merger Agreement, and to render an opinion to the Board of Directors as to the fairness of the merger consideration, from a financial point of view, to the public stockholders of the Company. Following that analysis, and based upon that opinion, the Special Independent Committee concluded that the terms of the Merger are fair to and in the best interests of the Company and its stockholders, and recommended that the Board of Directors approve the Merger Agreement and recommend its approval by the stockholders. The Board of Directors as a whole then unanimously approved the Merger Agreement and recommended its approval by the stockholders. A more detailed description of those recommendations is set forth in "--Reasons for the Merger; Recommendation of the Board of Directors," below.

Reasons for the Merger; Recommendation of the Board of Directors

  On January 8, 1999, the Special Independent Committee determined that the Merger and the terms and provisions of the Merger Agreement are both substantively and procedurally fair to and in the best interests of the stockholders of the Company, and recommended to the Board of Directors of the Company that it approve the Merger Agreement. At a special meeting held following the Special Independent Committee's determination, at which all directors of the Company were present, the Board of Directors of the Company considered the recommendation of the Special Independent Committee. Noting that Ms. Salem and Messrs. Dahan and Galvin are interested parties under the GBCC, those three directors excused themselves from voting on this issue, and

Messrs. Benatar and Sawyer unanimously concluded that the terms and provisions of the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, approved the Merger Agreement, and recommended that the stockholders approve and adopt the Merger Agreement. The Board of Directors further concluded that this procedure constituted the action of the entire Board.

  In reaching its determination to approve and recommend that the stockholders of the Company approve the Merger Agreement, the Special Independent Committee and the Board of Directors as a whole considered the following factors, each of which, in the opinion of the Special Independent Committee and the full Board, supported such determination:

    (a) A comparison of the risks and benefits of the Merger against the risks and benefits of the other strategic alternatives available to the Company, including continuing as an independent entity. Of the alternatives available to the Company, the Merger was determined by the Board of Directors to be the option that would yield the best results to the stockholders of the Company from a financial point of view. In particular, the Merger was determined to be more favorable to the stockholders than the Company continuing as an independent entity because the Company would continue to experience difficulty in competing against integrated providers of both CSM software and electronic component data. See "--Background of the Transaction."

    (b) The $9.50 per share of Common Stock to be paid to stockholders in the Merger represents a premium of approximately 62% over the closing price of $5.875 per share of Common Stock on January 7, 1999, the date immediately preceding the January 8, 1999 Special Board Meeting. The Board of Directors paid particular attention to the fact that shares of the Company's Common Stock have traded at a range from a low of $1.25 to a high of $10.125 during the 52 weeks prior to that date. Given the historical market price of the Company's Common Stock, the Merger offered a substantial premium to stockholders.

    (c) The written opinion, dated as of January 8, 1999, of Interstate/Johnson Lane (and the analysis presented to the Special Independent Committee underlying such opinion) to the effect that, based on the assumptions made, matters considered and limits of the review undertaken by Interstate/Johnson Lane, was that the Cash Merger Price to be received by stockholders of the Company in the Merger is fair, from a financial point of view, to the public stockholders of the Company. A copy of such opinion is attached to this Proxy Statement as Exhibit C. The Special Independent Committee also considered the report and analysis prepared by Interstate/Johnson Lane on December 23, 1998 and both the Special Independent Committee and the full Board considered the report and analysis prepared by Interstate/Johnson Lane on January 8, 1999. See "-- Opinion of Interstate/Johnson Lane, Financial Advisor to the Company."

    (d) The terms and conditions of the Merger Agreement and related matters were the product of arm's-length negotiations in which the Company was assisted by its legal and financial advisors. See "Summary of the Merger Agreement."

    (e) The terms and the conditions of the Formation Agreement are reasonable and not in conflict with the best interests of the public stockholders of the Company. Under that Agreement, among other things, the Founders, who in the aggregate own approximately 59% of the issued and outstanding shares of the Company's Common Stock, have agreed to exchange approximately 74% of their Common Stock in the Company for common stock of Holdings. Remaining Company shares held by the Founders will be converted into the right to receive the same price per share as shares held by public stockholders. See "--Interests of Certain Persons in the Merger."

    (f) There is a relatively limited trading market for the Company's outstanding Common Stock. The small public float (i.e., shares held by public shareholders) is believed by the Board and the Special Independent Committee to negatively impact the liquidity of the market for the public's shares. The public float is 1,098,260 shares of the Company's Common Stock, if shares held by the Founders and by IHS or its affiliates are excluded. With the Company's price fluctuating between $1.25 per share and $4.25 per share during the weeks prior to November 24, 1998, the date on which the Letter of Intent was signed, there was a risk that the Company's Common Stock would cease to qualify for listing on the Nasdaq National Market, further impairing the market for the Company's stock.

    (g) Availability of dissenters' rights of appraisal under Georgia law. See "Dissenters' Rights of Appraisal."

  The Board of Directors and the Special Independent Committee considered the fact that if the Merger is approved, the stockholders of the Company (other than the Founders) will not participate in the future growth of the Company. Because of the risks and uncertainties associated with the Company's future prospects, the Board and the Special Independent Committee concluded that this detriment was not quantifiable. The Board and the Special Independent Committee also concluded that obtaining a significant cash premium for the Common Stock now was preferable to enabling the holders of Common Stock to have a speculative potential return in the future.

  In reaching its determinations referred to above, the Special Independent Committee considered and relied on each of the factors listed above. Although the Special Independent Committee did not find it practicable to assign weights to these factors, the Committee did rely principally on the first three of the listed factors, namely the comparison of risks and benefits, the historical market price for the Company's Common Stock and the opinion of Interstate/Johnson Lane. The Special Independent Committee carefully reviewed the conclusion and analysis of Interstate/Johnson Lane and believes that the conclusion is reasonably derived from the analysis. Moreover, the Special Independent Committee determined that the conclusion reached by Interstate/Johnson Lane is consistent with each of the other factors listed above. Accordingly, the Special Independent Committee adopted the conclusion and analysis of Interstate/Johnson Lane.

  Haim E. Dahan, Michael J. Galvin and Patricia Tuxbury Salem are the three Directors who are not independent directors and not serving on the Special Independent Committee. Each of them is one of the Founders and thus is an "interested person" with respect to the Merger and related transactions. As such, they did not formally participate in the determination that the Merger and the terms and provisions of the Merger Agreement are both substantively and procedurally fair to and in the best interests of the stockholders of the Company. Nevertheless, they concurred with the determination made by the Special Independent Committee. This concurrence was based upon each of the factors listed above, with greater emphasis on their own independent evaluation of market factors than on the opinion of Interstate/Johnson Lane. Messrs. Dahan and Galvin and Ms. Salem also placed great reliance on the experience and determinations of the Special Independent Committee. Based upon those factors and the discussion above regarding the reasons for the Special Independent Committee's adoption of the conclusion and analysis of Interstate/Johnson Lane, Messrs. Dahan and Galvin and Ms. Salem, and thus the Board of Directors as a whole, also adopted that conclusion and analysis. Due to the relatively large number and disparate nature of the factors upon which their belief that the Merger is fair to the public stockholders of the Company is based, these individuals found it impracticable to assign weights to each of the factors.

  THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND, UPON THE RECOMMENDATION OF THE SPECIAL INDEPENDENT COMMITTEE, RECOMMENDS APPROVAL OF THE MERGER AGREEMENT TO ITS STOCKHOLDERS.

Purposes and Reasons of IHS, Holdings and Merger Sub for the Merger

  In September 1998, IHS approached the Company about the possibility of increasing its investment in the Company or combining the operations of the Company with an entity controlled by IHS. Representatives of IHS and the Company then entered into a series of arms'-length negotiations, culminating first in the Letter of Intent and then in a number of agreements, including the Merger Agreement. During these negotiations, IHS was represented by several of its employees and received the assistance of its legal counsel. The Company was represented by an independent member of its Board of Directors, Leo Benatar, and its CEO, Haim E. Dahan, and received the assistance of its own legal and financial advisors.

  The purposes of these negotiations and the Merger from the perspective of IHS and its affiliates are (a) to enable IHS, through Holdings and Merger Sub, to make an investment in, and obtain a controlling interest in, the Company on terms satisfactory to IHS and its affiliates, and (b) to attempt to achieve certain business efficiencies and synergies by seamlessly combining the marketing and sales efforts of the two companies. IHS and Holdings (collectively with Merger Sub, "Merging Group") believe that the Merger is an attractive investment opportunity at this time based upon, among other things, the past performance of the Company and its future business prospects and the reciprocal nature of the Company's ItemQuest product and the CAPSXpert product line of IHS. The transaction was structured as a cash merger in order to accomplish the acquisition in a single step, without the necessity of financing separate purchases of shares in a tender offer or in open market purchases and to avoid materially disrupting the Company's operations.

  The acquisition of the Company has been structured as a Merger pursuant to which the Company will be the Surviving Corporation. After the Merger, the Founders will retain an aggregate ownership interest of 16.389% in Holdings. Since the Surviving Corporation will be a wholly-owned subsidiary of Holdings, the Founders will indirectly have a continuing ownership interest in the Surviving Corporation. The Merging Group desires to have the Founders retain this ownership interest in Holdings in order to: (a) preserve the corporate identity of the Company; and (b) help maintain existing relationships with customers and potential customers of the Company.

  IHS and Holdings also believe that the Merger is substantively and procedurally fair to the unaffiliated stockholders of the Company at this time based upon, among other things, (a) the fact that the terms of the Merger and the Merger Agreement are the product of arms'-length negotiations in which IHS was represented by several of its employees and received the assistance of its legal counsel and the Company was represented by an independent member of its Board of Directors, Leo Benatar, and its CEO, Haim E. Dahan, and received the assistance of its own legal and financial advisors, (b) the fact that the Special Independent Committee and the Company's Board of Directors have unanimously recommended the Merger and the Merger Agreement, (c) the fact that Interstate/Johnson Lane has delivered a "fairness opinion" stating that the Cash Merger Price to be received by the public shareholders of the Company in the Merger is fair, from a financial point of view, and (d) the fact that the Cash Merger Price represents a premium over both the closing price per share of Common Stock for the several days immediately preceding the announcement of the Merger and the price per share paid by Thybo New Ventures Limited, an affiliate of IHS, for shares of the Company's Common Stock purchased in the Nasdaq National Market. Due to the relatively large number and disparate nature of the factors upon which the belief of IHS and Holdings that the Merger is fair to the unaffiliated stockholders of the Company is based, IHS and Holdings found the task of assigning a weight to each of the factors impracticable.

Opinion of Interstate/Johnson Lane, Financial Advisor to the Company

  Interstate/Johnson Lane Corporation ("IJL") was engaged by the Company to render an opinion with respect to the fairness, from a financial point of view, of the per share cash consideration to be received by the Company's public, non-employee, non-affiliate stockholders (the "Certain Shareholders") upon consummation of the acquisition contemplated by the Merger Agreement between the Company, IHS, Holdings and Merger Sub. IJL delivered its oral opinion as to its fairness, as well as IJL's analysis, to the Special Independent Committee on December 23, 1998, and delivered its written opinion dated January 8, 1999 (the "IJL Opinion") to the effect that, as of the date thereof, based on the assumptions, limitations and qualifications set forth therein, the per share cash consideration to be received by the Certain Shareholders upon consummation of the Merger is fair, from a financial point of view, to such stockholders. The per share cash consideration was determined based upon negotiations between the parties, without the involvement of IJL.

  IJL has consented to the inclusion of the IJL Opinion in this Proxy
Statement.

  THE FULL TEXT OF THE IJL OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY

REFERENCE. THE SUMMARY OF THE IJL OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION IN EXHIBIT C. THE COMPANY SHAREHOLDERS ARE URGED TO READ THE IJL OPINION IN ITS ENTIRETY. THE IJL ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE BOARD OF DIRECTORS OF THE COMPANY AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE PER SHARE CASH CONSIDERATION TO BE RECEIVED BY THE CERTAIN SHAREHOLDERS UPON CONSUMMATION OF THE MERGER AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE MERGER OR A RECOMMENDATION TO ANY COMPANY SHAREHOLDER AS TO HOW TO VOTE IN CONNECTION WITH THE MERGER.

  IJL is a nationally recognized investment banking firm and was selected by the Company based on the firm's reputation and general investment banking experience, including its experience in rendering fairness opinions. IJL, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  In arriving at its opinion dated January 8, 1999, IJL, among other things,
(i) reviewed the January 7, 1999 drafts of the Formation Agreement and Merger Agreement; (ii) reviewed publicly available information including recent Securities and Exchange Commission filings and shareholder communications for the Company, which include the Company's Prospectus for its Initial Public Offering of April 30, 1997, subsequent Forms 10-Q, the Company's 1997 Form 10-K, and Forms 8-K filed by the Company; (iii) reviewed annual audited financial statements for the year ended December 31, 1997 and interim unaudited financial statements of the Company through November 30, 1998 that were provided by the Company; (iv) met with members of the senior management teams of the Company and IHS to discuss their respective businesses, financial conditions and operating results; (v) compared certain financial and stock market data for the Company with similar data for selected publicly held developers of enterprise software, component and supplier management software, and computer aided design software, respectively; (vi) reviewed the financial terms of certain recent acquisitions in the software industry; (vii) reviewed acquisition premiums that have been paid to shareholders of publicly held acquisition targets in the software industry in 1998; (viii) reviewed the trading history for the Common Stock of the Company; (ix) reviewed various published news articles and research reports on the enterprise software industry; and (x) performed such other financial studies and analyses as it deemed appropriate. IJL did not review a discounted cash flow analysis for the Company, because only limited projections were available from the Company. IJL did not review or consider any alternatives to the proposed Merger transaction.

  In rendering the opinion, IJL relied, without independent verification, upon the accuracy and completeness of all financial and other information furnished to IJL by or on behalf of the Company, other information used in arriving at the opinion and other published information considered in its review. IJL was not requested to and has not undertaken to verify independently the accuracy and completeness of such information. To the extent that projections were available, IJL relied upon the reasonableness of all projections provided by the management of the Company and assumed that they were prepared in accordance with accepted practice on bases reflecting the best currently available estimates and good faith judgments of the Company's management. The opinion is based upon the economic, monetary, market and other circumstances existing and known to IJL as of the date of the IJL Opinion, and IJL assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements made available to IJL. IJL has not made or considered any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of the Company, nor was IJL furnished with any such evaluations or appraisals. Consequently, IJL has not expressed any opinion regarding the value of any of the Company's specific individual assets. IJL was not requested to, and therefore did not, participate in the structuring or negotiating of the proposed Merger transaction or any related transactions.

  The following is a summary of the material financial analyses performed by IJL to date in connection with providing its opinion to the Board of Directors on January 8, 1999. Such summary does not purport to be a complete description of the analyses performed by IJL. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or a summary description. IJL's Opinion and analyses were one of several factors considered by the Board of Directors in its evaluation of the Merger and should not be viewed as the determining factor in the decision of the Board of Directors or management with respect to the Cash Merger Price or the proposed Merger.

  Comparable Companies Analysis. Based on publicly available information and First Call consensus earnings estimates, IJL reviewed and compared actual and estimated selected financial, operating and stock market information and financial ratios of the Company to groups of 16, five and four software companies, respectively. (First Call compiles earnings estimates published by selected research analysts for use by the investment community.) The Company was compared to a group of 16 enterprise resource planning ("ERP") software development companies consisting of: Aspect Development, Inc., Fourth Shift Corporation, Gensym Corporation, Indus International, Inc., Logility, Inc., Made2Manage Systems, Inc., Manugistics Group, Inc., Mapics, Inc., ObjectShare Inc., Project Software & Development, Inc., QAD, Inc., Ross Systems, Inc., Software AG Systems, Inc., Symix Systems, Inc., System Software Associates, Inc. and Workgroup Technology Corporation (the "Selected Smaller ERP Developers"). These companies were viewed as being similar in size to the Company, and with one exception had equity market values below $500 million. Aspect Development was included in this group, though its equity market value is above $500 million, because it is the Company's most direct competitor and offers products and services that compete directly with those of the Company. The Company was also compared to a group of five larger ERP software development companies consisting of: Computer Associates International, Inc., i2 Technologies, Inc., JD Edwards & Company, MicroStrategy, Inc. and Oracle Corporation (the "Selected Larger ERP Developers). The Company was also compared to a group of four computer aided design developers (the "Selected CAD Developers") consisting of: Engineering Animation, Inc., ModaCAD, Inc., OrCAD, Inc. and Unigraphics Solutions, Inc. The three groups were used to provide a perspective on the industry, as well as to allow comparisons between different segments in the ERP market. The CAD Developers were used as a comparison since the business of the Company has in the past contained some elements of CAD. The historical financial information and ratios analyzed for the companies are as of their respective most recent reported periods, as of January 7, 1999. Earnings estimates and price-to-forward-earnings multiples for the companies have been shifted to reflect calendar year ends. In the analysis of comparable public companies, net cash (net debt less cash and cash equivalents) is backed out of market value of capital computations (enterprise value). Because a significant percentage of ERP developers have negative debt balances (i.e. they have significant cash balances), cash is removed from calculations of enterprise value in order to more accurately assess the market's valuation of the Company's operations. The Company's last twelve months' results were provided by the Company and reflected unaudited results through November 30, 1998.

  IJL's observations included, among other things, the following: The Company had a compound annual growth rate in sales over the past three years of 13.3% compared to the mean of 30.9% and median of 25.2% for the Selected Smaller ERP Developers, a mean of 74.9% and a median of 37.9% for the Selected Larger ERP Developers, and a mean of 40.6% and a median of 26.3% for the Selected CAD Developers. The Company had an EBITDA margin for the last twelve months that was -49.0%, while the EBITDA margins for the Selected Smaller ERP Developers had a mean of -0.1% and a median of 8.4%. The Selected Larger ERP Developers had a mean EBITDA margin of 22.4% and a median of 15.7% and the Selected CAD Developers had a mean EBITDA margin of 13.9% and a median of 17.5%. (EBITDA equals earnings before interest and taxes, depreciation, and amortization). For the last twelve months, the Company had a net income margin of -42.6%, compared to a mean of -8.6% and a median of 0.4% for the Selected Smaller ERP Developers. The mean and median net income margin for the Selected Larger ERP Developers were 11.4% and 7.3%, respectively. For the Selected CAD Developers, the net income margin median was 0.7% and the median net income margin was 5.6%. (Net income is revenues less all expenses, including taxes plus any other income. The Company had a net gain in other income, composed primarily of interest income, in the last twelve months, which decreased the size of its net loss).

  IJL also observed, among other things, the following: the Company had a market value of capitalization to sales multiple of 2.9 times compared to the mean of 2.0 times and the median of 1.3 times for the Selected Smaller ERP Developers. The mean and median market value of capitalization to sales multiples for the Selected Larger ERP Developers were 6.5 times and 5.7 times, respectively. For the Selected CAD Developers, the mean and median market value of capitalization to sales multiples were 5.8 times and 5.6 times, respectively. The market value of capitalization to sales ratio for the Merger was 5.9 times. (Market value of capitalization equals the market value of shareholders' equity plus net debt; net debt equals short term debt plus long term debt less cash equivalents; in this analysis, if net debt was negative, the net cash balance was subtracted from the market value of shareholders' equity). The Company had negative multiples for market value of capitalization to EBITDA, market value of capitalization to EBIT and market value of equity to net income, which significantly limits the feasibility of making comparisons of the Company's multiples to the Selected ERP Developers and Selected CAD Developers' corresponding multiples. The mean and median for all of the comparable companies' market value of capitalization to EBITDA multiples were 24.1 times and 11.3 times, respectively. Mean and median market value of capitalization to EBIT multiples for the entire group of comparable companies were 37.1 times and 18.9 times, respectively. Market value of equity to trailing 12-month net income multiples for the entire comparable group had a mean of 78.7 times and a median of 44.8 times.

  IJL also observed, among other things, the following: the Company had a market value of equity to book value of equity multiple of 1.0 times. This compares to the mean and median market value of equity to book value of equity multiples for the Selected Smaller ERP Developers of 5.3 times and 3.5 times, respectively. The Selected Larger ERP Developers had mean and median market value of equity to book value of equity multiples of 12.7 times and 9.5 times, respectively. The Selected CAD Developers had mean and median market value of equity to book value of equity multiples of 5.7 times and 6.1 times, respectively. P/E Ratios (the price of a stock relative to its earnings per share, either historical or projected) of the Company were not compared to any of the Selected ERP Developers or Selected CAD Developers, because the Company has had negative earnings in the past twelve months. Future earnings projections for the Company were not available since there is currently no research coverage available for the Company.

  Although the Selected Smaller ERP Developers, Selected Larger ERP Developers and Selected CAD Developers were used for comparative purposes, none of such companies is directly comparable to the Company. Accordingly, an analysis of the results of such a comparison is not purely mathematical but involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies.

  Comparable Transactions Analysis. IJL reviewed certain information relating to ten completed mergers and acquisitions since June 1, 1995 in which a United States ERP software development company was acquired, or was merged into another entity (the "Selected ERP Software Transactions") in a transaction with a value equal to or in excess of $5 million. Such analysis indicated that the multiples of enterprise value to net sales for the Merger was 5.9 times, compared to the mean and median multiples of 4.9 times and 3.7 times, respectively, for the Selected ERP Software Transactions (enterprise value equals equity value plus net debt, with net cash backed out of enterprise value). For the acquisition of CADIS, Inc. by Aspect Development, the Company's most direct competitor, the multiple of enterprise value to net sales was 4.4 times. The multiples of enterprise value to operating cash flow (EBITDA) and operating income (EBIT) are not available for the Company, since the Company's last twelve months' EBITDA and EBIT are both negative. In addition, equity value to net income figures were not applicable since the Company had a net loss for the last twelve months. The equity value to book value for the Merger was 3.4 times, compared to mean and median equity value to book value multiples for the Selected ERP Software Transactions of 4.4 times and 4.3 times, respectively. In this analysis, most of IJL's emphasis was placed on the multiples of enterprise value to net sales for the Selected ERP Software Transactions, since IJL did not consider market value of equity to book value of equity to be relevant for ERP software developers.

  Premiums Paid Analysis. IJL reviewed certain information relating to software industry transactions taking place between January 1 and December 31, 1998, in which a public company was acquired or merged into another entity. The resulting group of 19 companies (the "Selected Premiums Paid Transactions") were analyzed to determine the premiums paid relative to the seller's stock price four weeks, one week and one day prior to the public announcement of the acquisition of the acquired company. The premiums to be paid for four weeks, one week and one day prior to public announcement for the Merger are 61.7%, 117.1% and 58.3%, respectively, compared to the medians paid of 25.6%, 38.2%, and 53.1%, respectively, for the Selected Premiums Paid Transactions, assuming the public announcement took place on December 23, 1998.

  Discounted Cash Flow Analysis. IJL did not perform a discounted cash flow analysis to determine a range of present values for the Company. Because the Company has only recently started emphasizing software sales instead of consulting sales, the Company has very limited operating history on which to base future projections. Only limited projections were available from the Company for 1999, and none were available for the year 2000 or beyond. In addition, IJL determined that the Company did not accurately forecast its results for 1998, based on a review of projections that were made by ICI for that fiscal year. In January of 1998, the Company forecasted revenue of $8.455 million for 1998 and net income of approximately $103,000 for 1998. Through November of 1998, however, the Company had realized revenues of $4.074 million, and a net loss of $1.637 million. As a result of the Company's inability to accurately forecast 1998 results and the Company's lack of information on which to base future projections, IJL could not rely on the limited projections available, and therefore did not perform a discounted cash flow analysis.

  Summary of Analyses. The analyses performed by IJL resulted in the following implied valuations for the Common Stock of ICI. The comparable companies' analysis yielded an implied valuation range for ICI's Common Stock of $1.59 to $6.91, with an average of $4.75 per share. The comparable transactions analysis yielded an implied valuation for ICI's common stock of $4.41. The premiums paid analysis yielded an implied valuation range for ICI's Common Stock of $2.80 to $5.59, with an average of $4.27.

  IJL also gave a presentation to the Special Independent Committee of the Board of Directors on December 23, 1998, at the Company's request, outside the presence of the entire Board of Directors. IJL performed the same analyses for the December 23 presentation as it did for the January 8 presentation. On December 23, the analyses performed by IJL resulted in the following implied valuations for the Common Stock of ICI. The comparable companies' analysis yielded an implied valuation range for the Company's Common Stock of $1.37 to $5.92, with an average of $3.94 per share. The comparable transactions analysis yielded an implied valuation for ICI's Common Stock of $5.35. The premiums paid analysis yielded an implied valuation range for ICI's Common Stock of $3.33 to $3.80, with an average of $3.52. The differences between the December 23 and January 8 implied valuations are primarily a result of three comparable transactions that took place after December 23 and two premiums paid transactions that took place after December 23. In addition, public stock price variations between December 23 and January 8 had an effect on the implied valuations in the premiums paid analysis and the comparable companies analysis.

  Other Analyses. IJL reviewed various published research reports on Aspect Development, other ERP software developers, the ERP software industry, and, among other things, the investment opinions, stock price targets and earnings estimates contained therein. In addition, IJL reviewed and analyzed the historical trading prices and volumes for the Company common stock from the date of its IPO (April 30, 1997) through January 7, 1999.

  The summary set forth above describes the material analyses that IJL performed, but does not purport to be a complete description of such analyses or the analyses performed. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or a summary description.

  IJL has informed the Company that it believes that its analyses must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses would create an incomplete view of the analyses and processes underlying its opinion. IJL did not attribute any particular weight to any analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor. In its analyses, IJL relied upon numerous assumptions made by the Company with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, although IJL has informed the Company that it believes such assumptions are reasonable. No company or transaction used as a comparison in the analysis is identical to the Company or to the Merger. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily reflective of the prices at which businesses actually may be sold. IJL has informed the Company that it cannot verify the accuracy of such estimates which are furnished to it by others, although IJL has informed the Company that it believes such estimates are reasonable. IJL's analyses were prepared solely for purposes of its opinion rendered to the Board of Directors regarding the fairness of the cash consideration to be received by Certain Shareholders of the Company.

  In performing its analyses, IJL made numerous assumptions with respect to industry performance, general business, economic conditions and other matters, many of which are beyond the control of the Company and IHS. The analyses performed by IJL are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of IJL's analysis of the fairness, from a financial point of view, of the per share cash consideration to be received by the Company's public nonaffiliate shareholders and were provided to the Board of Directors of the Company. The analyses do not purport to be appraisals or to reflect the prices at which a company might be sold. In addition, as described above, the opinion of IJL was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger. Consequently, the analyses described above should not be viewed as determinative of the Board of Directors' or the Company managements' opinion with respect to the value of the Company or a combination of the Company and IHS. The Company placed no limitations on the scope of the analysis or opinion expressed by IJL.

  For the services provided by IJL in connection with rendering the IJL Opinion, IJL received a fee of $135,000. No portion of IJL's fee has been or is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse IJL for its reasonable out-of-pocket expenses incurred in connection with the Merger, but not to exceed $10,000 without the Company's prior consent, and to indemnify IJL against certain liabilities, including liabilities arising under federal securities laws.

  IJL has advised the Company that, in the ordinary course of its business as a full-service securities firm, IJL may, subject to certain restrictions, actively trade the equity securities of the Company for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

  General. In considering the recommendation of the Company's Board of Directors that stockholders vote in favor of the Merger Agreement, you should be aware that certain members of the Company's management and the Board of Directors have interests in the Merger that are in addition to, and may be deemed to be in conflict with, the interests of the stockholders of the Company generally.

  Officers of Surviving Corporation. Haim E. Dahan, who is currently the President, Chief Executive Officer and Chairman of the Company, will, upon completion of the Merger, become the President, the Chief Technology Officer and a director of the Surviving Corporation and a director of Holdings. In addition, two other members of the Company's Board of Directors will have continuing positions. Michael J. Galvin, who currently is Vice President of Research and Development of the Company, and Patricia Tuxbury Salem, who currently is Director of Product Data Management Services of the Company, will, upon completion of the Merger, retain the same positions as officers of the Surviving Corporation, although neither will be a director of the Surviving Corporation. The two independent directors of the Company, Messrs. Hugh E. Sawyer and Leo Benatar, will not be directors of either Holdings or the Surviving Corporation upon completion of the Merger. See "Directors and Executive Officers of the Surviving Corporation."

  Benefits Under Employment and Other Agreements. The Company currently does not have formal employment agreements with any of the Founders. At the Effective Time, the Surviving Corporation will enter into employment agreements (each an "Employment Agreement") with Haim E. Dahan, Michael J. Galvin and Patricia Tuxbury Salem. The Employment Agreements will each (a) provide for annual bonus compensation and (b) provide for certain severance payments. In addition, a stock option plan with respect to an aggregate amount of 5% of the common stock of Holdings will be instituted by Holdings and the Founders may participate in that plan, although it is not currently expected that they will do so. No bonuses are payable to the Founders in connection with the consummation of the Merger or related transactions. The chart below describes the interests of the Founders in the Company both prior to and following the Merger, and the benefits each Founder will receive upon consummation of the Merger:

              INTERESTS OF FOUNDERS PRIOR TO AND AFTER THE MERGER

                                           Shares Held in
                                          Company Prior to    Shares Held in
  Name                                       Merger(1)     Holdings after Merger
  ----                                    ---------------- ---------------------
Haim E. Dahan............................    1,407,468           1,037,322
Michael J. Galvin........................      331,171             244,077
Patricia Tuxbury Salem...................      275,973             203,396
James L. McAlarney, III..................       55,194              40,679
Peter W. Jeng............................       55,194              40,679

--------
(1) Of these shares, 77,737 shares held by Mr. Dahan, 18,291 held by Mr. Galvin, 15,243 shares held by Ms. Salem, 3,049 shares held by Mr. McAlarney and 3,049 shares held by Mr. Jeng are subject to warrants that were granted to individuals who acquired debentures in a private placement completed by the Company in January 1997. See "--Partial Reimbursement of Warrant Spreads," below.

  Partial Reimbursement of Warrant Spreads. In January 1997, the Company completed a private placement of $1,115,000 in principal amount of debentures, in a bridge financing prior to the Company's initial public offering of its Common Stock. Seventeen individuals purchased the debentures, which were paid in full out of the proceeds of the initial public offering in May 1997. Each of these individuals received, in connection with his or her purchase of a debenture, a warrant entitling the holder to purchase Common Stock from the Founders after the initial public offering ("Debenture Holder Warrants"). A total of 117,368 shares held by the Founders are subject to the Debenture Holder Warrants.

  The Debenture Holder Warrants are exercisable through January 17, 2000 at a price equal to $5.70 per share. In connection with the Merger, the Founders have given notice to each holder of the Debenture Holder Warrants, advising them of the terms of the Merger and offering to retire the Debenture Holder Warrants for a cash payment equal to the "spread" between the $9.50 Cash Merger Price and the $5.70 Debenture Holder Warrant exercise price, or $3.80 per Warrant.

  If the Founders retire all of the Debenture Holder Warrants, they will pay an aggregate of $446,000, which represents the total "spread" on all 117,368 Debenture Holder Warrants. Under the Formation Agreement, IHS has agreed to reimburse the Founders for 50% of "spread" paid by them in connection with the retirement or exercise of the Debenture Holder Warrants. If any Debenture Holder Warrants are not retired by the Closing date, the Founders and Holdings will deposit $3.80 per Warrant share ($1.90 by each) into an escrow account, to be held through January 17, 2000.

  Exchange of Common Stock of the Company for Common Stock of Holdings. Prior to the Merger, the Founders will be required under the terms of the Formation Agreement to exchange approximately 74% of their shares of the Common Stock of the Company, respectively, for shares of common stock of Holdings ("the Exchange"). With respect to the remaining 26% of their shares of Common Stock, the Founders will receive the Cash Merger Price for each share of the Company's Common Stock they own as of the Effective Time.

  Stock Options and Amendments to Stock Option Agreements. As of February 28, 1999, the employees of the Company, two former employees and the independent directors of the Company held options to acquire an aggregate of 449,883 shares of Common Stock. Holders of all of these options ("Employee Options") have executed amendments to their respective stock option agreements ("Amendments"). The Amendments provide that, at the Effective Time, holders of the Employee Options will receive an amount of cash equal to the product of $9.50 minus the exercise price of the particular Employee Option, multiplied by the number of total option shares for that Employee Option. For any former employee, the number of shares will be based on option shares that were vested at the time of employment termination. For example, an employee holding an option to purchase 2,000 shares at $3.50 per share would receive $12,000 ($9.50 minus $3.50 is $6.00, multiplied by 2,000 shares is $12,000).

  Resale of Holdings Common Stock by Founders. Under the Stockholders' Agreement among IHS and the Founders, commencing the third anniversary of the closing of the Merger, if Holdings has not commenced an initial public offering of its common stock by the third anniversary of the closing of the Merger and if the Founders thereafter request that Holdings undertake an initial public offering, but Holdings has declined to do so, the Founders will have the right to sell their Holdings shares back to Holdings at a price equal to the fair market value of such stock, as determined by appraisal.

  If Holdings does undertake a public offering of its common stock, the Stockholders' Agreement provides that the Founders will have certain registration rights, entitling them to include their Holdings common stock in registered stock offerings undertaken by Holdings.

  The Founders also have certain other rights and obligations with respect to their Holdings common stock if IHS proposes to sell its own shares of Holdings common stock. In general, either IHS or the Founders may require that the Founders shares be sold on the same terms offered to IHS. See "Certain Effects of the Merger--Certain Related Agreements--Stockholders' Agreement."

  Tabular Presentation of Comparative Equity Positions of Founders, Employees and Directors. The table below summarizes some information with respect to Company stock and stock options held by the Founders, the employees and the directors of the Company as of December 31, 1998 and how those shares and options will be treated under the Formation Agreement and in the Merger. The dollar amounts listed below are before accounting for federal and state income taxes.

           STOCK AND OPTIONS HELD BY THE FOUNDERS, THE EMPLOYEES AND
                         THE DIRECTORS OF THE COMPANY

                                                                                       Cash to be
                                                    Weighted    Company    Cash to be  Received in
                                                    Average     Shares     Received in Merger for
                                          Option    Exercise Exchanged for Merger for    Company
                                          Shares    Price of   Holdings      Option      Shares
                          Shares Held   Outstanding Options    Shares(1)    Shares(2)   Retained
                          -----------   ----------- -------- ------------- ----------- -----------
FOUNDERS
Haim E. Dahan...........   1,407,468          -0-       N/A    1,037,322          -0-   3,368,687(3)
Michael J. Galvin.......     331,171          -0-       N/A      244,077          -0-     792,640(3)
Patricia Tuxbury Salem..     275,973          -0-       N/A      203,396          -0-     660,520(3)
James L. McAlarney,
 III....................      55,194          -0-       N/A       40,679          -0-     132,099(3)
Peter W. Jeng...........      55,194       30,357    $0.543       40,679      271,908     132,099(3)
ALL INDEPENDENT
 DIRECTORS AS A GROUP
 (2 PERSONS)............       3,500       46,000    $7.014          -0-      114,375      33,250
ALL EMPLOYEES AS A GROUP
 (45 PERSONS)(4)........         -0-(5)   452,133    $4.637          -0-    2,198,800         -0-

--------
(1) Prior to the Merger the Founders have agreed to exchange approximately 74% of their shares of Common Stock in the Company for shares of Holdings.

(2) All employee option holders have amended their stock option agreements whereby, upon effectiveness of the Merger, their stock options will be exercised on a cashless basis, and each option holder would receive an amount in cash equal to the excess of $9.50 over the exercise price per share of Common Stock subject to the stock option, multiplied by the number of option shares.
(3) These amounts reflect reductions for the unreimbursed portion of the Debenture Holder Warrant "spreads" to be borne by each Founder: $147,700 for Mr. Dahan, $34,753 for Mr. Galvin, $28,962 for Ms. Salem, $5,793 for Mr. McAlarney and $5,793 for Mr. Jeng, which assumes that all outstanding Debenture Holder Warrants will be repurchased at the time of the Merger Closing.
(4) Does not include the Founders. Includes one former employee to the extent of his options that were vested as of his last day of employment.
(5) The number of shares held by employees other than officers of the Company is not known, and is assumed to be zero for purposes of this table.

  Present Interests in Common Stock of the Company. The following table shows the shares of Common Stock of the Company beneficially owned by each director and executive officer, and by all directors and executive officers as a group as of December 31, 1998. The statements as to securities beneficially owned are, in each instance, based upon information provided by the person(s) concerned:

                      COMMON STOCK OF THE COMPANY HELD BY
                       DIRECTORS AND EXECUTIVE OFFICERS

                                                       Shares
                                                    Beneficially      Percent of
 Name of Beneficial Owner or Description of Group      Owned           Class(1)
 ------------------------------------------------   ------------      ----------
 DIRECTORS AND EXECUTIVE OFFICERS:
 Leo Benatar......................................      25,500(2)         0.7%
 Haim E. Dahan....................................   1,707,468(3)(4)     47.7%
 Michael J. Galvin................................     331,171(3)         9.2%
 Patricia Tuxbury Salem...........................     275,973(3)         7.7%
 Hugh E. Sawyer...................................      24,000(2)         0.7%
 Ron Friedman.....................................      54,156(5)         1.5%
 Robert A. DiCristina.............................      60,000(5)         1.7%
 Ralph E. Walter..................................      15,000(5)         0.4%
 ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (8 PERSONS).....................................   2,493,268(6)        69.6%

--------

(1) Based on a total of 3,580,260 shares of Common Stock outstanding, plus any shares issuable pursuant to options held by the person or group in question that may be exercised within 60 days.
(2) Includes, as to each of Messrs. Benatar and Sawyer, options to purchase 23,000 shares. It is anticipated that all of the stock options will be exchanged for cash prior to the Merger.
(3) Messrs. Dahan and Galvin and Ms. Salem have granted rights to purchase 77,736, 18,291 and 15,243 of their shares, respectively, to individuals holding Debenture Holder Warrants.
(4) Mr. Dahan holds, for a period of two years commencing February 2, 1998, sole voting rights as to 300,000 of the shares held by Thybo New Ventures Limited, an affiliate of IHS.

(5) Consists of stock options, all of which will be exchanged for cash prior to the Merger.
(6) Includes 175,156 shares subject to stock options that are anticipated to be exchanged for cash prior to the Merger, as well as the 300,000 shares described in footnote (4).

  Indemnification of Officers And Directors. The Formation Agreement provides that the Surviving Corporation will provide a run-off policy for the current directors and officers liability insurance policy maintained by the Company. The run-off policy will remain in effect for a minimum of five years after the Effective Time of the Merger. In addition, the Formation Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of the Company, as provided in the Articles of Incorporation or By-laws of the Company, or under indemnity agreements, will survive the Merger and continue in full force and effect in accordance with their terms from the Effective Time to the maximum extent permitted by law with respect to any claims against the current or former directors or officers of the Company arising out of such acts or omissions.

  Voting Agreements. In the Formation Agreement, the Founders have agreed to vote their respective shares of the Company's Common Stock in favor of the Merger Agreement at the Special Meeting or any adjournment thereof. Unless the Merger Agreement has been terminated in accordance with its terms, the Founders also have agreed to vote their respective shares of the Company's Common Stock against (i) any merger agreement or merger (other than the Merger Agreement and Merger), consolidation, combination, sale of substantially all of the assets, reorganization, dissolution, or other similar transaction, and
(ii) any amendment of the Company's Articles of Incorporation or By-Laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger or the Merger Agreement. As of December 31, 1998, the Founders owned 2,125,000 shares of the Company's Common Stock, representing approximately 59% of the outstanding shares on the Record Date. The affirmative votes of their shares, when added to the 330,000 shares held by IHS and its affiliates, would be sufficient to approve the Merger Agreement.

             BENEFICIAL OWNERSHIP OF MORE THAN 5% OF COMMON STOCK

  The only persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company are those set forth below. Unless otherwise noted, this information is as of December 31, 1998:

                                                       Shares
                                                    Beneficially      Percent of
       Name and Address of Beneficial Owner            Owned           Class(1)
       ------------------------------------         ------------      ----------
Haim E. Dahan......................................  1,707,468(2)(3)    47.69%
 5500 Interstate North Parkway
 Suite 507
 Atlanta, Georgia 30328-4662

Michael J. Galvin..................................    331,171(2)        9.24%
 5500 Interstate North Parkway
 Suite 507
 Atlanta, Georgia 30328-4662

Patricia Tuxbury Salem.............................    275,973(2)        7.71%
 5500 Interstate North Parkway
 Suite 507
 Atlanta, Georgia 30328-4662

Thybo New Ventures Limited.........................    357,000(3)        9.97%
 Par LaVille Place
 14 Par LaVille Road
 Hamilton HM JK, Bermuda

--------

(1) Based on a total of 3,580,260 shares of Common Stock outstanding.
(2) Messrs. Dahan and Galvin and Ms. Salem have granted rights to purchase 77,736, 18,291 and 15,243 of their shares, respectively, to individuals holding Debenture Holder Warrants.
(3) Mr. Dahan holds, for a period of two years commencing February 2, 1998, sole voting rights as to 300,000 of the shares held by Thybo New Ventures Limited ("Thybo"). Accordingly, those shares are included as shares beneficially owned both by Mr. Dahan and by Thybo.

                                  LITIGATION

  On January 15, 1998 Aspect Development, Inc. and CADIS, Inc. brought an action against the Company and R. Steven Norwood, former Vice President of Sales for the Company. The action was brought in the United States District Court for the Northern District of California. The suit alleges that Mr. Norwood breached alleged fiduciary and contractual obligations to his former employer, CADIS, in performing his duties as Vice President of the Company. The action further alleges that the Company and Mr. Norwood have used Aspect or CADIS trade secrets (in the form of alleged customer lists) and interfered with Aspect's business. The plaintiffs sought broad injunctive relief, as well as damages, against the Company and Mr. Norwood.

  On March 9, 1998, the Company filed counterclaims against Aspect, including claims for actual and attempted monopolization under the Sherman Anti-Trust Act, unfair competition and interference with prospective relationships. In its counterclaims, the Company is seeking, among other things, injunctive relief and unspecified compensatory relief.

  On November 12, 1998, the parties attended a mediation and agreed in principle to settle their claims. If settled on those terms, management believes that the ultimate disposition of those claims will not have a material adverse effect on the business, financial condition or results of operation of the Company. There can be no assurance, however, that a settlement will be completed on those terms, if at all.

                         CERTAIN EFFECTS OF THE MERGER

General

  If the Merger is consummated, the holders of the Company's Common Stock will no longer have any direct interest in, and will not be stockholders of, the Company. This means you will not benefit from any future earnings or growth of the Company or any increases in the value of the Company. However, this also means you will no longer bear the risk of any decreases in value of the Company.

  Upon consummation of the Merger, each stockholder of the Company will have the right to receive $9.50 in cash for each share of Common Stock held (other than Common Stock (i) held in the treasury of the Company, (ii) held by Holdings or Merger Sub, and (iii) held by stockholders who perfect their rights under Georgia law to dissent from the Merger and seek an appraisal of the fair market value of their shares (the "Dissenting Stockholders")). The benefit of the transaction to the stockholders of the Company is the payment of a significant premium, in cash, above the market value for their stock prior to the announcement of the Merger. This cash payment assures that all stockholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the market. The detriment to such stockholders is their inability to participate as continuing stockholders in the possible future growth of the Company.

  If the Merger is consummated, the Company will be a wholly-owned subsidiary of Holdings, which will be owned approximately 83.611% by IHS and 16.389% by the Founders of the Company. The Founders will benefit from any future earnings or growth of Holdings and any increases in value of Holdings. They also will bear the risk of any decreases in value of Holdings. Because the securities of Holdings will be restricted shares under federal and state securities laws and will not be publicly traded after the Merger, IHS and the Founders will bear the risks associated with the lack of liquidity in their investment in Holdings.

  The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended ("Exchange Act"). As a result of the Merger, the Common Stock will be delisted from the Nasdaq National Market, the registration of the Common Stock under the Exchange Act will be terminated, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the Common Stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Further, the

Company will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the SEC.

  After the Merger, Haim E. Dahan, who is currently the President, Chief Executive Officer, and the Chairman of the Company, will become the President and Chief Technology Officer and a director of the Surviving Corporation and a director of Holdings. In addition, Michael J. Galvin and Patricia Tuxbury Salem, who currently are officers and directors of the Company, will become officers, but not directors, of the Surviving Corporation. See "Interests of Certain Persons in the Merger." Aside from Mr. Dahan, the remainder of the Directors of Holdings and the Surviving Corporation will be designated by IHS. The articles of incorporation of the Company (with certain amendments) and the bylaws of Merger Sub immediately prior to the Effective Time will become the articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger.

Plans for the Company After the Merger

  The Merging Group expects that the business and operations of the Surviving Corporation will be continued substantially as they are currently being conducted by the Company, except that they will be combined with the business and operations of the CAPSXpert product line of IHS. The Merging Group does not currently intend to dispose of any assets of the Surviving Corporation, other than in the ordinary course of business. It is anticipated, however, that the Merging Group will from time to time evaluate and review their businesses, operations and properties and make such changes as are deemed appropriate.

  Except as described in this Proxy Statement, none of the Merging Group, the Founders or the Company has any present plans or proposals involving the Company which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation, or a sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in the Company's or Holdings's corporate structure or business. However, the Merging Group and the Founders will review proposals or may propose the acquisition or disposition of assets or other changes in the Company's or Holdings's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interests of Holdings and its stockholders. While IHS and the Founders have considered the possibility that Holdings might in the future make an initial public offering of its shares, there are no current plans to do so.

Conduct of the Business of the Company if the Merger is Not Consummated

  If the Merger is not consummated, the Board of Directors expects that the Company's current management will continue to operate the Company's business substantially as presently operated. No other alternatives are presently being considered.

Accounting Treatment of Transaction

  The Merger will be accounted for using the purchase method for accounting and financial reporting purposes.

Certain Federal Income Tax Consequences of the Merger

  The following discussion summarizes the material federal income tax consequences of the Merger that are generally applicable to holders of the Company's Common Stock who exchange all of their shares of Common Stock for cash in the Merger. The discussion is based upon current provisions of the Code, currently applicable Treasury regulations, and judicial and administrative decisions and rulings. Future legislative, judicial, or administrative changes or interpretations could alter or modify the statements and conclusions set forth in this document. In addition, any future changes or interpretations could be retroactive and could affect the tax consequences to the stockholders of the Company.

  The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances. This summary is not intended for stockholders subject to special treatment under the federal income tax law (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets, and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation). Furthermore, the discussion below does not address the federal income tax consequences of the Merger to (i) the Founders with respect to the exchange of Common Stock of the Company for common stock of Holdings (including, without limitation, the federal income tax consequences to such stockholders of the receipt of cash pursuant to the Merger), (ii) employees who receive cash in exchange for their Company stock options prior to the Merger, or (iii) stockholders who may be considered to own shares of stock of the Surviving Corporation after the Effective Time through application of constructive ownership rules of Section 318 of the Code. In very general terms, Section 318 of the Code deems a stockholder to own shares of stock that are owned by certain members of his or her family (spouse, children, grandchildren, and parents) and other related parties, including certain entities in which the stockholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such stockholder (or a related party) has the right to acquire upon exercise of an option or conversion right. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws.

  EACH HOLDER OF THE COMPANY'S COMMON STOCK IS STRONGLY URGED AND EXPECTED TO CONSULT WITH HIS OR HER TAX ADVISOR TO DETERMINE THE FEDERAL INCOME TAX CONSEQUENCES THE MERGER WILL HAVE IN LIGHT OF HIS OR HER SPECIFIC
CIRCUMSTANCES, AS WELL AS THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

  The Merger. A stockholder who, pursuant to the Merger, exchanges all of his, her or its Company's Common Stock for cash will recognize gain or loss equal to the difference between (a) the amount of cash such stockholder receives in the Merger and (b) the stockholder's adjusted tax basis in his, her or its shares. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if at the Effective Time the stockholder's holding period for the Company's Common Stock is more than one year. In the case of individuals, "net capital gain," i.e., the excess of net long-term capital gain over net short-term capital loss, is generally subject to a reduced rate of federal income tax. A regular "C" corporation is taxed on its capital gain at the regular income tax rate for corporations. Any stockholder who elects appraisal rights will similarly be subject to a taxable event upon the Merger based on fair market value of the Company's Common Stock. Stockholders seeking appraisal rights are encouraged to consult with their tax adviser.

  Backup Withholding. Stockholders who own the Company's Common Stock should be aware that the Company will be required in certain cases to withhold and remit to the United States Internal Revenue Service 31% of amounts payable in the Merger to any person (a) who has provided either an incorrect tax identification number or no number at all, (b) who is subject to backup withholding by the Internal Revenue Service for failure to report the receipt of interest or dividend income properly, or (c) who has failed to certify to the Company that it is not subject to backup withholding or that it is an "exempt recipient." Backup withholding is not an additional tax, but rather may be credited against the taxpayer's tax liability for the year.

Dissenters' Rights of Appraisal.

  The following summary does not purport to be a complete statement of the provisions of Georgia law relating to the appraisal rights of stockholders. The summary is qualified in its entirety by reference to the provisions of
Article 13 of the Georgia Business Corporation Code ("GBCC") set forth in full as Exhibit B to this Proxy Statement.

  Holders of record of shares of Common Stock of the Company who meet the requirements summarized in this document and comply with the applicable procedures will be entitled to appraisal rights under Article 13 of the GBCC. A person having a beneficial interest in shares of the Company's Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters' rights.

  ALL REFERENCES IN ARTICLE 13 OF THE GBCC AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF ARTICLE 13 OF THE GBCC.

  Stockholders who meet the requirements and follow the procedures set forth in Article 13 of the GBCC may receive, in lieu of the $9.50 in cash to be paid in the Merger for each share of the Company's Common Stock, a cash payment equal to the "fair value" of their shares, excluding any appreciation or depreciation in anticipation of the Merger, together with a fair rate of interest, if any, as determined by the Superior Court of Fulton County. Such fair value is to be determined by judicial appraisal and could be more than, the same as, or less than, the Cash Merger Price. The statutory right of appraisal granted in Article 13 is subject to strict compliance with the procedures set forth in Article 13, and summarized below. Failure to follow any of these procedures may result in termination or waiver of appraisal rights under Article 13.

  If you wish to exercise appraisal rights, or "dissenters' rights," you must deliver to the Company, before the vote on the Merger Agreement, a written notice of your intent to demand payment for your shares of Common Stock. You must not vote in favor of or opposed to the Merger Agreement. A vote against approval of the Merger Agreement will not, by itself, constitute a valid written demand for dissenters' rights under Article 13.

  The Company must provide a written dissenters' notice to each dissenting stockholder who has complied with the procedures of Article 13 within 10 days after stockholder approval of the Merger Agreement (a) stating where the demand for payment must be sent and where and when certificates must be deposited, and (b) setting a date by which the Company must receive the demand for payment, which date may not be fewer than 30 nor more than 60 days after the date on which the dissenters' notice is delivered. A stockholder must deliver a demand for payment and deposit his or her certificates for shares of Common Stock on or prior to the payment demand date in accordance with the terms of the dissenters' notice. Within 10 days after receipt of the demand for payment or within 10 days after the Merger, whichever is later, the Company must make a written offer to each dissenting stockholder who has filed a demand for payment to pay an amount estimated to be the "fair value" of the shares plus accrued interest. If the dissenting stockholder accepts the Company's offer by written notice to the Company within 30 days of the Company's offer, the Company must make payment within 60 days after it made the offer or the closing of the Merger, whichever occurs later.

  If the dissenting stockholder does not wish to accept the Company's offer, he or she may notify the Company, in writing, of the stockholder's own estimate of the "fair value" of his or her shares and demand payment, if such notice is delivered within 30 days after the Company's offer. In addition, if the Company does not offer payment within the time period set forth in the preceding paragraph, a dissenting stockholder may demand delivery of certain of the Company financial information (which the Company must provide within 10 days after receipt of such demand) and may, at any time within three years of the consummation of the Merger, notify the Company of the stockholder's own estimate of the fair value of the stockholder's shares and demand payment.

  If a demand for payment remains unsettled, then the Company, within 60 days after receipt of the demand for payment, must commence a court proceeding to determine the "fair value" of the shares, together with accrued interest. If the Company fails to bring such action within the 60-day period, the Company will be required to pay each dissenter whose demand remains unsettled the amount demanded.

  The costs and expenses of any such action shall be determined by the court and shall be assessed against the Company. Notwithstanding the foregoing, all or any part of such costs and expenses may be apportioned and assigned as the court may deem equitable against any and all of the dissenting stockholders who are parties to the action and to whom the Company shall have made an offer to pay for the shares, if the court finds that the stockholder acted inappropriately in making a demand for payment. Such expenses may include reasonable compensation and expenses of appraisers appointed by the court and fees and expenses of counsel and experts employed by the Company. If the court finds that the Company failed to comply with legal requirements, the court may award to any stockholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any attorneys or experts employed by the stockholder in the action.

  Only a stockholder of record as of the date written demand is made and as of the Effective Time of the Merger is entitled to assert dissenter's rights for the Company's Common Stock registered in that holder's name. The demand for dissenters' rights should be exercised by or on behalf of the holder of record fully and correctly, as his or her name appears on the stock certificates. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his or her name only if the record stockholder dissents with respect to all shares beneficially owned by any one beneficial stockholder and notifies the Company in writing of the name and address of each person on whose behalf the record stockholder asserts dissenter's rights.

  If the Company's Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the fiduciary should execute the demand in that capacity. Similarly, if the Common Stock is owned of record by more than one person, such as a joint tenancy or tenants in common, all joint owners should execute the demand. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record, but the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting for the owner or owners.

  If any holder of the Company's Common Stock who demands dissenters' rights with respect to his or her shares fails to perfect, or effectively withdraws or loses the right to dissent, he or she will no longer have the right to receive the "fair value" of the shares. Rather, such a stockholder will be entitled only to receive the Cash Merger Price. A stockholder of the Company will fail to perfect, or effectively withdraw or lose, his or her right to dissent if he or she (i) fails to deliver to the Company a notice of intent to demand payment, prior to the vote on the Merger Agreement, (ii) votes "for" approval of the Merger Agreement, (iii) fails to file a demand for payment with the Company, or (iv) delivers to the Company a written withdrawal of his or her demand for payment.

  Failure to follow the steps required by Article 13 of the GBCC for perfecting dissenters' rights will result in the loss of such rights. Consequently, any stockholder of the Company who desires to exercise his or her dissenters' rights is urged to consult his or her legal advisor before attempting to exercise such rights.

  Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

  All written communications from stockholders with respect to the exercise of appraisal rights should be mailed to International CompuTex, Inc., 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia 30328, Attention:
Secretary.

  The Formation Agreement provides that one of the conditions of closing of the Merger is that stockholders of the Company holding 5% or more of the issued and outstanding shares of Common Stock shall not have perfected their dissenters' rights immediately prior to the closing of the Merger. IHS has the right to waive this closing condition, but there can be no assurance that it would elect to do so.

Regulatory Approvals

  The consummation of the Merger is not subject to any regulatory approval, including approval under the HSR Act. However, if the Federal Trade Commission were to undertake any preliminary investigation of the Merger to assess whether it may have an adverse effect on competition in the CSM software market or CSM database market, this investigation could potentially result in an action to challenge the Merger. The Company believes the possibility of any investigation is unlikely given the Merger's pro-competitive nature.

Certain Related Agreements

  Certain related agreements will be entered into in connection with the Merger and the transactions contemplated under the Merger Agreement and Formation Agreement. The terms of such agreements are summarized below:

 Stockholders' Agreement

  1. General. IHS and the Founders will enter into a Stockholders Agreement at the time of the closing of the Merger (the "Stockholders Agreement"). The Stockholders Agreement will prevent the Founders from transferring or otherwise disposing of their shares of common stock of Holdings (the "Holdings Common Stock") without the permission of IHS, except in certain limited circumstances. In addition, the Stockholders Agreement will contain the following rights and obligations:

  2. Rights of Founders Regarding Initial Public Offering and Registration Statement. The Founders have a right on the third anniversary of the Stockholders Agreement, and on each anniversary thereafter until the right is exercised, to request that IHS cause Holdings to undertake an initial public offering of shares of Holdings Common Stock (the "Initial Public Offering"). In the event that Holdings proposes to register the Holdings Common Stock in a manner that would permit such stock to be sold to the public, the Founders also have a right to include their shares of Holdings Common Stock in any such registration statement. All costs, fees and expenses, except those relating to brokers used by the Founders, transfer taxes, and similar expenses, incurred in connection with the registration statement will be paid by Holdings.

  3. Rights of Founders to Sell Stock to IHS. In the event that IHS declines the request by Founders to commence the Initial Public Offering as set forth above, the Founders have a right to sell to IHS, and IHS has an obligation to purchase (unless such purchase would have a material adverse effect on the business or assets of IHS and its subsidiaries), shares of Holdings Common Stock held by the Founders. The purchase price for such shares would equal their fair market value as determined by three appraisal firms selected by IHS and the Founders. The closing of such sale would take place ten days after determination of the fair market value by the appraisal firms.

  4. Rights of IHS to Compel Sale by the Founders. In the event IHS enters into an agreement to sell its shares of Holdings Common Stock to a non-affiliated third party, IHS has the right to require the Founders to include in such sale the proportion of shares of Holdings Common Stock held by each Founder that is identical to the proportion of shares of Holdings Common Stock held by IHS. The price per share received by the Founders would be equal to the price per share received by IHS.

  5. Obligations of the Founders to Sell Stock Upon Sale of Holdings. If the Board of Directors of Holdings approves the sale of Holdings to any non-affiliated third party, the Founders are obligated to consent to and vote in favor of such sale of Holdings. In the event such sale involves the sale of shares of Holdings Common Stock, the Founders are obligated to sell all their shares of Holdings Common Stock to such non-affiliated third party.

  6. Rights of the Founders to Sell Stock Upon Sale of Stock by IHS. In the event IHS proposes to sell shares of Holdings Common Stock to a non-affiliated third party, so long as the third party does not object, the Founders have an option to participate in such sale and sell all of their shares of Holdings Common Stock on the terms and subject to the conditions set forth in the agreement between IHS and the non-affiliated third party. If the Founders do not exercise this option, they also have an option to require IHS to include in the sale to the non-affiliated third party the proportion of shares of Holdings Common Stock held by the Founders that is identical to the proportion of shares of Holdings Common Stock held by IHS that is to be sold by IHS in connection with such sale.

  7. Covenants in Effect prior to Initial Public Offering. Prior to any Initial Public Offering, the Board of Directors of Holdings will consist of no more than five members. The Founders have the right, so long as they in the aggregate hold not less that 5% of the outstanding shares of Holdings Common Stock or Haim E. Dahan is employed by Holdings or its subsidiary, to designate one member of the Board of Directors. The Founders have currently designated Haim E. Dahan as their designee to the Board of Directors.

  8. Employee Option Plan. The Stockholders' Agreement also provides that Holdings will commence the first grants of options under its employee stock option plan within 90 days after the Merger closing.

  Services Agreement. Holdings and IHS will enter into a Services Agreement at the time of the closing of the Merger ("Services Agreement"). Pursuant to the Services Agreement, IHS will provide certain services to Holdings in connection with the CAPSXpert products, including serving as a host for Internet delivery of CAPSXpert databases, assembly of products, data conversion, building CAPSXpert databases, data processing and general and administrative duties. IHS also will provide office space and certain ancillary services to Holdings personnel located in Colorado. In return for providing those services, Holdings will pay IHS a monthly fixed fee of $331,165. The monthly fixed fee will be adjusted annually to reflect any increase in the Consumer Price Index. In addition, these fees will be adjusted from time to time to reflect changes in the nature or level of services provided by IHS.

  The Services Agreement also will provide for IHS to (i) make a cash contribution to Holdings, in the amount equal to the net negative cash flow for such period, if the CAPXpert business contributed by IHS to Holdings does not operate on a break-even cash flow basis for the first twelve months after the effective date of the Merger; and (ii) make available to Holdings a working capital line of credit in the aggregate principal amount of $5,000,000 during the first three years of the agreement. Any monies borrowed by Holdings under the working line of credit will bear interest at the prime rate in effect from time to time.

  The Services Agreement will have a term of three years, and automatically renews each year unless the other party terminates the agreement upon 180 days' notice. Both parties will have the right to terminate the Services Agreement if the other is in material breach of the Services Agreement and the breach is not cured within 90 days of notice of such breach. Holdings also has the right, 90 days prior to each anniversary of the Services Agreement, to terminate any one or more of the services provided by IHS without terminating the entire agreement.

  Sales Agreement. Holdings and IHS will enter into a Sales Agency Agreement ("Sales Agreement"). Pursuant to the Sales Agreement, IHS will solicit orders worldwide for the CAPSXpert and ItemQuest products and services offered by Holdings. In return for soliciting such orders, IHS will receive a commission of 18% of the net subscription price paid by the customer, exclusive of incidental charges, discounts and other similar adjustments. In the event IHS simply refers a customer to Holdings, rather than making the actual sale, IHS will receive a finders fee of $5,000 for each referral. The Sales Agreement will provide that customers of Holdings solicited by IHS will receive services, support and installation from IHS rather than Holdings.

  The Sales Agreement will have a term of three years, and automatically renews each year unless the other party terminates the agreement upon 90 days' notice. Both parties will have the right to terminate the Sales Agreement if the other is in material breach of the Sales Agreement and the breach is not cured within 90 days of notice of such breach.

  Employee Agreements. The Company will enter into employment agreements with Haim E. Dahan, Michael J. Galvin and Patricia Tuxbury Salem at the time of the closing of the Merger ("Employee Agreements"). The Employee Agreements will provide for a base salary, a right to receive an annual bonus pursuant to an annual incentive compensation plan of Holdings if certain criteria are met and, in the case of Mr. Dahan, the right to the use of a company vehicle. The Employee Agreements also provide for severance packages if employment is terminated for certain reasons. In addition to containing other terms typically found in agreements of this type, the Employee Agreements provide that after termination of his or her employment the employee will not compete with the business of the Company or solicit customers or potential customers of the Company. These restrictive covenants extend, in the case of Mr. Dahan, for a period of three years, and, in the case of Mr. Galvin and Ms. Salem, for a period of one year, in each case running from the effective date of termination of employment with the Company.

  Options Amendment Agreement. The Company has entered into an agreement ("Option Amendment Agreement") with each current employee and director who holds options to purchase shares of Common Stock of the Company ("Company Options"). The Option Amendment Agreement amends the agreements evidencing the Company Options to provide that, upon the effectiveness of the Merger, each Company Option will be automatically exercised, on a cashless basis, and the option holder will receive an amount in cash equal to the excess of $9.50 over the exercise price per share of Common Stock of the Company subject to such Company Option, multiplied by the number of shares of Common Stock of the Company subject to the Company Option. The Option Amendment Agreement also provides that such amendment will be effective only if, and upon, the consummation of the transactions contemplated in the Formation Agreement. (In addition, the Company has entered into similar agreements with two former employees who hold stock options that have not terminated, but only as to those options that were vested at the date on which employment was terminated.)

                        SUMMARY OF THE MERGER AGREEMENT

  The following is a summary of the material provisions of the Merger Agreement, dated as of January 25, 1999, a copy of which is attached as Exhibit A to this Proxy Statement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger; Cash Merger Price

  The Merger Agreement provides that the Merger will become effective at such time as a certificate of merger is duly filed with the Secretary of State of the State of Georgia, or at such later time as specified in the certificate of merger (the "Effective Time"). If the Merger is approved by the holders of a majority of the issued and outstanding shares of Common Stock of the Company at the Special Meeting, and if the other conditions to the Merger are satisfied, it is currently anticipated that the Merger will become effective as soon as practicable after the Special Meeting. However, there can be no assurance as to the timing of the consummation of the Merger or that the Merger will be consummated.

  At the Effective Time, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation. In the Merger, each share of Common Stock (other than Common Stock (a) held in the treasury of the Company, (b) held by Holdings or Merger Sub, or (c) held by Dissenting Stockholders) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Cash Merger Price. Each certificate representing shares of Common Stock that has been so converted under the terms of the Merger Agreement will, after the Effective Time, evidence only the right to receive, upon the surrender of such certificate, an amount of cash per share equal to the Cash Merger Price.

  Each share of Common Stock held in the treasury of the Company, or held by Holdings or Merger Sub, will automatically be canceled, retired and cease to exist. No payment of any kind will be made with respect to such shares of Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation.

  Dissenting Stockholders who do not vote to approve and adopt the Merger Agreement and who otherwise strictly comply with the provisions of Article 13 of the GBCC regarding statutory appraisal rights have the right to seek a determination of the fair value of their shares of Common Stock, and to receive such payment in cash therefor in lieu of the Cash Merger Price. See "Dissenters' Rights of Appraisal."

The Exchange Fund; Payment for Shares of Common Stock

  Prior to the Effective Time, the Company will designate American Stock Transfer & Trust Company, or other bank or trust company, to act as paying agent (the "Paying Agent"). The Company is responsible for taking all steps necessary to enable the Surviving Corporation to provide to the Paying Agent, on a timely basis, as and when needed on and after the Effective Time, cash in an amount equal to the aggregate Cash Merger Price (the "Exchange Fund"). (Under the Formation Agreement, IHS also has agreed to provide cash in an amount that, together with all available cash of the Company at the time of the Merger, will be sufficient to pay the Merger consideration.)

  As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each shareholder who is a record holder of shares of Common Stock immediately prior to the Effective Time a letter of transmittal containing instructions for use in surrendering certificates formerly representing shares of Common Stock (the "Certificates") in exchange for the Cash Merger Price. No stockholder should surrender any Certificates until the stockholder receives the letter of transmittal and other materials for such surrender from the Paying Agent. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Company, together with a letter of transmittal duly executed by the stockholder, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive therefor the Cash Merger Price for each share of Common Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered will be canceled. The Cash Merger Price will be delivered by the Paying Agent as promptly as practicable following surrender of a Certificate and delivery of the letter of transmittal and any other related transmittal documents by the stockholder.

  If payment of the Cash Merger Price is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer, and that the Exchange Agent receives evidence that any applicable transfer or other taxes have been paid.

  STOCKHOLDERS SHOULD NOT SEND THEIR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN LETTERS OF TRANSMITTAL TO BE MAILED TO STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME. IN ALL CASES, THE CASH MERGER PRICE WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT AND SUCH LETTERS OF TRANSMITTAL.

  Six months after the Effective Time, the Paying Agent will return to the Surviving Corporation any portion of the Exchange Fund which remains undistributed to the holders of the Common Stock (including the proceeds of any investments thereof), and any holders of Common Stock who have not theretofore complied with the above-described procedures to receive payment of the Cash Merger Price may look only to the Surviving Corporation for payment after such time.

Transfers of Common Stock

  At the Effective Time, the stock transfer books of the Company will be closed, and there will no longer be any registration of transfers of shares of Common Stock of the Company. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they will be canceled and exchanged for the Cash Merger Price as provided above and pursuant to the terms of the Merger Agreement (subject to applicable law in the case of Dissenting Stockholders).

Conditions

  The only conditions precedent to the respective obligation of each party to effect the Merger shall be satisfaction (or waiver by the applicable beneficiary of the applicable condition) of the conditions set forth in
Article VII of the Formation Agreement and the consummation of the transactions contemplated by Formation

Agreement. These conditions include the vote of holders of a majority of the shares of outstanding Common Stock in favor of the Merger Agreement. See "Summary of Formation Agreement."

Directors and Officers of the Surviving Corporation Following the Merger; Articles of Incorporation; Bylaws

  The Merger Agreement provides that Haim E. Dahan, who is the President, Chief Executive Officer and Chairman of the Company, will become the President, the Chief Technology Officer and a director of the Surviving Corporation. Other than Mr. Dahan, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation. Michael J. Galvin and Patricia Tuxbury Salem, who are currently directors and officers of the Company, will become officers, but not directors, of the Surviving Corporation.

  The Restated Articles of Incorporation of the Company in effect immediately prior to the Effective Time, modified to reflect a change in the number of shares authorized to be issued, will become the Articles of Incorporation of the Surviving Corporation, until thereafter amended. The By-laws of Merger Sub in effect immediately prior to the Effective Time will become the By-laws of the Surviving Corporation, until thereafter amended.

Termination

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the agreement by the stockholders of the Company, but only upon the termination of the Formation Agreement on the terms and conditions set forth therein. It is the intention of the parties to complete the closing of the Merger as soon as possible after the closing of the Formation Agreement transaction. Under the terms of the Formation Agreement, the Formation Agreement is required to be completed by no later than April 30, 1999. If the parties to the Formation Agreement unanimously agree, they may extend the termination date of the Formation Agreement to a later date, with no specific limitation on that ability. It is the intention of the parties, however, to complete the closing of the transactions contemplated by the Formation Agreement and immediately thereafter the closing of the Merger, at the earliest practicable date, after satisfaction of the conditions precedent to those closings. At this time it is anticipated that the Merger closing will occur promptly after the Special Meeting of Stockholders as to which this Proxy Statement relates. Promptly following the Merger closing, stockholders of the Company will receive necessary documentation in order to receive the Cash Merger Price. See "Summary of Formation Agreement."

Amendment/Waiver

  Before or after approval of the Merger Agreement by the stockholders, the Merger Agreement may be amended by a written agreement entered into by the parties thereto at any time prior to the Effective Time, provided that, after any such stockholder approval, no amendment may be made which under applicable law may not be made without the approval of the stockholders of the Company if such approval has not been obtained.

                      SUMMARY OF THE FORMATION AGREEMENT

  The following is a summary of the material provisions of the Formation Agreement, a copy of which (without the schedules thereto) is available upon request to Ralph E. Walter, Chief Financial Officer of the Company, at 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia 30328-4662, (404) 240-2304. This summary is qualified in its entirety by reference to the full text of the Formation Agreement.

Formation, Ownership and Assets of Holdings

  IHS and the Founders entered into a Formation Agreement effective January 10, 1999 ("Formation Agreement"). Pursuant to the terms of the Formation Agreement, IHS has agreed to contribute to Holdings certain assets and liabilities related to the CAPSXpert product line of IHS, 330,000 shares of the Company's Common

Stock and cash in an amount that, together with all the cash of the Company available at the time of the Merger, will be sufficient to pay the Merger consideration. The Founders have agreed to contribute to Holdings an aggregate of 1,566,153 shares of the Company's Common Stock, representing approximately 74% of the Common Stock that they currently own. See "Special Factors-- Interests of Certain Persons in the Merger."

  As a result of these contributions of assets and liabilities, IHS will own 7,989,977 shares of Holdings common stock and the Founders will own an aggregate of 1,566,153 shares of Holdings common stock. Following the formation transaction and the Merger, IHS will own 83.611% of the outstanding shares of Holdings common stock and the Founders will collectively own 16.389% of the outstanding shares of Holdings common stock.

Treatment of Stock Options

  Each employee and director option-holder of the Company has entered into an agreement with the Company regarding his or her Company stock options. Under these agreements, prior to the Merger, each stock option will be automatically exercised, on a cashless basis, and the option holder will receive an amount in cash equal to the excess of $9.50 over the exercise price per share of Common Stock subject to such stock option, multiplied by the number of shares of Common Stock subject to such stock option. See "Special Factors--Interest of Certain Persons in the Merger" and "Certain Effects of the Merger--Certain Related Agreements."

Obligations of the Founders to Vote in Favor of the Merger

  In the Formation Agreement, the Founders have agreed to vote their shares of the Company's Common Stock in favor of the Merger. In addition, the Founders have agreed to vote their shares against (a) any merger (other than the Merger), consolidation, combination, reorganization, dissolution or a similar transaction, and (b) any amendment to the Articles of Incorporation or By-laws of the Company that would impede with or prevent the Merger. They also have agreed not to discuss with any other party any alternative transactions involving a change in control of the Company.

Debenture Holder Warrants

  The Debenture Holder Warrants grant to holders a right to purchase an aggregate 117,368 shares of the Company's Common Stock from the Founders for an exercise price of $5.70 per share. The Formation Agreement provides that IHS will pay to the Founders an aggregate amount of up to $223,000 as reimbursement of one-half of the difference between the warrant exercise price per share and the $9.50 per share Cash Merger Price. See "Special Factors-- Interests of Certain Persons in the Merger--Partial Reimbursement of Option Spreads."

Liability Insurance; Indemnification

  The Formation Agreement provides that the Surviving Corporation shall maintain in effect, for not less than five years from the Effective Time, the policies of the directors' and officers' liability insurance most recently maintained by the Company with respect to matters occurring prior to the Effective Time to the extent available, provided that the Surviving Corporation may substitute policies of at least the same coverage containing terms and conditions which are no less advantageous as long as such substitution does not result in gaps or lapses in coverage. In addition, under the Formation Agreement, the Surviving Corporation has provided certain assurance regarding the continued indemnification of directors and officers of the Company.

Customary Terms and Conditions

  In addition to the specific terms set forth above, the Formation Agreement contains terms and conditions customarily contained in a transaction of this type. These include representations, warranties and covenants covering the ownership of assets, authority to execute documents, absence of certain changes, compliance with law, no conflicts, and other matters. The formation transactions and the consummation of the Merger are subject to satisfaction or waiver of certain conditions, including: (i) the Merger Agreement and the Merger being approved by the affirmative vote of holders of shares of Common Stock representing a majority of the votes entitled to be cast by holders of Common Stock, (ii) the Company having entered into the amendments to the stock option agreements with employees, directors and certain former employees, (iii) the Company having entered into an Employment Agreement with each of Messrs. Dahan and Galvin and Ms. Salem,
(iv) IHS and Holdings having entered into the Services Agreement, (v) Holdings and the Founders having entered into the Stockholders Agreement and (vi) certain other conditions that are customary in transactions similar to transactions contemplated by the Formation Agreement and the Merger Agreement.

                                  MANAGEMENT

Directors and Executive Officers of the Company

  Set forth below are the name and business address of each director, executive officer and controlling person of the Company, the present principal occupation or employment of each such person, and the material occupations, positions, offices and employment of such person during the last five years. Unless otherwise indicated below, the business address of each director and executive officer is 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia 30328.

  Mr. Leo Benatar has been a director of the Company since shortly after the consummation of the Company's initial public offering. Mr. Benatar has been an Associated Consultant with A. T. Kearney since May 1996. From June 1995 until May 1996, Mr. Benatar was Chairman of the Board of Engraph, Inc., a manufacturer of packaging and product identification materials. Before June 1995, Mr. Benatar served as Chairman of the Board, President and Chief Executive Officer of Engraph, Inc. for more than five years. Engraph, Inc. was acquired by Sonoco Products Company, a manufacturer of packaging and product identification materials in October 1993, and Mr. Benatar served as Senior Vice President and a director of Sonoco Products Company from October 1993 until May 1996. Mr. Benatar is also a director of Interstate Bakeries Corporation, Aaron Rents, Inc., Paxar Corporation, Mohawk Industries and Johns Manville Corporation. From January 1, 1994 until December 31, 1995, Mr. Benatar also served as Chairman of the Federal Reserve Bank of Atlanta. The business address of Mr. Benatar is A. T. Kearney Incorporated, 1100 Abernathy Road, N.E., Suite 900, Atlanta, Georgia 30328.

  Mr. Haim E. Dahan founded the Company in 1991 and has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since January 1993. Prior to such time, from November 1989 to October 1992, Mr. Dahan was a technical specialist for AGS Information Services, Inc. Mr. Dahan received his M.Sc. in Mathematics and Computer Science from Ben-Gurion University, Israel in 1986.

  Mr. Michael J. Galvin joined the Company in August 1993 as Technical Director and is currently the Vice-President of Research and Development. Prior to joining the Company, Mr. Galvin was a Senior Analyst with Worldspan from March 1991 to August 1993. Prior to such time, from January 1989 to March 1991, Mr. Galvin worked as a consultant for AGS Information Services, Inc., where he worked on the development of IBM's ProductManager. Mr. Galvin received a Bachelor of Science degree in Computer Science from the Southern College of Technology in 1988.

  Ms. Patricia Tuxbury Salem joined the Company in June 1993 as Systems Analyst and has served as Treasurer of the Company since that time. She currently serves as Director of Product Data Management Services for the Company. From February 1990 to May 1993, Ms. Salem worked as a consultant for AGS Information Services, Inc., where she focused on the development of software for the manufacturing sector and specialized in product data management (PDM). Ms. Salem graduated from the University of Vermont in 1985 with a Bachelor of Science degree in Electrical Engineering.

  Mr. Hugh E. Sawyer has been a director of the Company since shortly after the consummation of the Company's initial public offering. Mr. Sawyer has served as President and CEO of National Linen Service, Inc., a $350 million annual sales subsidiary of National Service Industries, based in Atlanta, Georgia, since February 1996. From March 1995 to January 1996, he served as President of The Cunningham Group, a graphic arts company based in Atlanta, Georgia. From 1988 to March 1995, Mr. Sawyer was President of Wells Fargo Armored Service Corp. (a subsidiary of Borg-Warner Corp.), a security company based in Atlanta, Georgia. Mr.

Sawyer is also a director of Guardian Technologies, Inc. The business address of Mr. Sawyer is National Linen Service, 1420 Peachtree Street, N.E., Atlanta, Georgia 30309-3002.

  Mr. Ronald Friedman joined the Company in October 1995 as Vice President of Operations. Prior to such time, from January 1993 to September 1995, he served as Program Manager and Technical Liaison at Elbit Fort Worth, a defense system development provider. From January 1983 to January 1993, Mr. Friedman served in various technical and managerial positions at Elbit Defense System, Ltd., a defense system solution provider. Mr. Friedman received a B.A. degree in Mathematics and Computer Science from the University of Haifa, Israel in 1988.

  Mr. Robert A. DiCristina has been Vice President of Business Development of ICI since June 1998. Prior to that time, he was a partner with Upside Consulting Group, a management-consulting firm in Atlanta specializing in strategic marketing issues for enterprise application software companies, from February 1997 to June 1998 and from April 1990 to March 1995. From January 1996 to February 1997, Mr. DiCristina was Senior Vice-President for ProMIRA Software, Inc., an enterprise software company located in Ottawa, Canada, and from March 1995 to January 1996, he was Senior Vice-President of Worldwide Marketing for Numetrix, Inc., a supply chain software company headquartered in Toronto. Mr. DiCristina received a bachelors degree in Business Administration from the University of North Carolina at Chapel Hill, and a MBA from the University of Georgia.

  Mr. Ralph E. Walter joined the Company as Controller and Chief Accounting Officer in 1997 and was named Chief Financial Officer in July 1997. Prior to such time, Mr. Walter worked as a self-employed corporate finance and accounting consultant from May 1992 to March 1997, specializing in startup companies and small businesses. During that period, he served as Controller of Hurdy-Gurdy International, Inc., a food distributor and franchiser located in Deerfield Beach, Florida, from May 1993 to December 1995. Mr. Walter received a B.A. degree in Liberal Arts from University of Pennsylvania in 1970 and an M.B.A. degree with a finance concentration from Carnegie Mellon University in 1977.

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                           THE SURVIVING CORPORATION

  Set forth below are the name and business address of each person who is expected to be a director, executive officer or controlling person of the Surviving Corporation, the present principal occupation or employment of each such person, and the material occupations, positions, offices and employment of such persons during the last five years.

Directors

  Michael J. Timbers is Chairman and Chief Executive Officer of Information Handling Services Group Inc. (IHS Group). Mr. Timbers joined Information Handling Services Inc., the core IHS Group company, as president in 1981 and became president of IHS Group in 1989. Prior to this time, from 1976 to 1981, Mr. Timbers was president of Washington Management Group, a market research firm, and from 1972 to 1975 he was CEO of the Federal Supply Service of the US General Services Administration. Mr. Timbers received a bachelors degree in Finance from the University of Virginia and an MBA from New York University.

  Chris Meyer is President, Chief Operating Officer and Chief Financial Officer of IHS Group. Mr. Meyer has also held Vice President, Executive Vice President and Controller positions with IHS Group. From 1978 to 1985, Mr. Meyer was an Assistant Controller for an affiliate of IHS Group. Prior to such time, he was a certified public accountant with Price Waterhouse. Mr. Meyer received bachelors degrees in Political Science and Economics from West Virginia University and an MBA from New York University.

  Pat Romich is President of the Engineering Products Division of Information Handling Services Inc. Prior to becoming President, Mr. Romich spent 12 years in the IHS Engineering Sales force, starting as a Sales

Representative and then being promoted to General Manager and to Vice President of Sales. Mr. Romich received a bachelors degree in Business Administration from Wilkes University.

  Stephen Green is Vice President and General Counsel of TBG Services Inc., an affiliate of IHS Group. Mr. Green has also held positions of Assistant General Counsel and Senior Staff Attorney with TBG Services and affiliated companies. Prior to joining TBG, Mr. Green was an associate with a law firm and a law clerk. Mr. Green received a bachelors degree from Yale University and a law degree from Columbia University.

  Information regarding Mr. Dahan is provided above in "Management--Directors and Executive Officers of the Company."

  The business address for Michael Timbers, Chris Meyer, Pat Romich and Jim Hofbauer is: 15 Inverness Way East, Englewood, Colorado 80150. The business address for Stephen Green is: 565 Fifth Avenue, New York, New York 10017.

Officers

    Chris Meyer--Chairman
    Pat Romich--Chief Executive Officer
    Haim E. Dahan--President and Chief Technology Officer
    Jim Hofbauer--Vice President and Chief Financial Officer

  Jim Hofbauer is Vice President--Special Projects of IHS Group. From 1996 to 1998 Mr. Hofbauer held the position of Vice President of manufacturing for IHS Group. Prior to joining IHS Group, Mr. Hofbauer held various financial and operating positions with an IHS Group subsidiary, Continental Healthcare Systems Inc. and was President of Continental from 1994 to 1996. From 1992 to 1993 he was Executive Vice President Chief Operating Officer of CLSI, another former IHS Group subsidiary. Mr. Hofbauer received a degree in accounting from Kansas State University.

  The Surviving Corporation will be controlled by Holdings and by IHS. The ultimate parent company of IHS is TBG Holdings NV, and the ultimate controlling person of the Surviving Corporation would be Thyssen-Bornemisza Continuing Trust, whose address is:

    Clarendon House
    Church Street
    Hamilton, Bermuda

                          MARKET PRICES AND DIVIDENDS

  The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ICIQ." Shortly after November 10, 1998 when Thybo New Ventures, Ltd., an affiliate of IHS, amended its Schedule 13D to reflect a change in its intentions and those of its affiliates, from passively holding the shares of Common Stock, to the possibility of increasing its investment in the Company, the market price of Common Stock of the Company increased to the approximate range of $5.00 to $6.00 per share. On January 8, 1999, the last trading day before the public announcement that the Company and Merger Sub had executed the Merger Agreement, the high and low sale prices per share of the Company's Common Stock as reported on the Nasdaq National Market were $6.75 and $6.00, respectively.

  The following table sets forth the high and low sale prices per share of the Company's Common Stock on the Nasdaq National Market with respect to each quarterly period since the Company went public on April 29, 1997:

                         MARKET PRICE OF COMMON STOCK

                                                            High Trade Low Trade
                                                            ---------- ---------
Year Ended December 31, 1997
Second Quarter (April 30 to June 30).......................  $10.625    $  9.00
Third Quarter..............................................  $11.500    $  8.75
Fourth Quarter.............................................  $12.875    $  6.50

Year Ended December 31, 1998
First Quarter..............................................  $10.125    $  6.50
Second Quarter.............................................  $  8.75    $  5.50
Third Quarter..............................................  $  8.25    $  3.00
Fourth Quarter.............................................  $  6.25    $  1.25

Year Ending December 31, 1999
First Quarter (January 1 to March 1).......................  $  9.00*   $4.6875

--------
* The high trade in this Quarter, prior to the announcement of the Merger, was $6.75.

  Since going public, except in connection with the conversion of the Company's tax status from Subchapter S to Subchapter C, the Company has not paid cash dividends on its Common Stock and has no present intention of paying cash dividends on its Common Stock in the foreseeable future. Under the Formation Agreement, the Founders agreed to cause the Company not to pay any dividends on its Common Stock prior to the Effective Time.

                            FINANCING OF THE MERGER

  The Merger and the related transactions will be financed internally by the Merging Group, including funds of the Company. Set forth below are the estimated cash sources and uses of the financing for the consummation of the
Merger:

   SOURCES OF FUNDS:
     Internal Financing............................... $19,017,955
                                                       -----------
       Total..........................................             $19,017,955
                                                                   ===========
   USES OF FUNDS:
     Cash Merger Price................................ $15,999,017
     Payment to Option Holders........................   2,194,300
                                                       -----------
       Subtotal.......................................             $18,193,317
                                                                   -----------
     Partial reimbursement of payments to holders of
      Debenture Holder Warrants....................... $   223,000
     Estimated fees and expenses......................     601,638
                                                       -----------
       Subtotal.......................................                 824,638
                                                                   -----------
         Total........................................             $19,017,955
                                                                   ===========

  There is no financing contingency with respect to the Merger.

Expenses of the Merger

  The Formation Agreement generally provides that the Founders and IHS will bear their respective expenses incurred in connection with the Formation Agreement and the Merger Agreement, and the transactions contemplated thereby, whether or not the transactions are consummated, except that if the transactions are consummated, in effect, Holdings will bear all expenses incurred by the Founders and the Company, subject to a maximum amount of $350,000. The estimated fees and expenses incurred and to be incurred in connection with the transactions, including the Merger (assuming the consummation thereof), are as follows:

      Financial advisory fees......................................... $155,000
      Legal fees......................................................  340,000
      Accounting fees.................................................   26,000
      SEC filing fees.................................................    3,638
      Printing and mailing............................................   75,000
      Miscellaneous...................................................    2,000
                                                                       --------
        Total......................................................... $601,638
                                                                       ========

                             FINANCIAL STATEMENTS

  The firm of Habif, Arogeti & Wynne, P.C. served as the independent auditor for the Company from 1994 through 1997, and performed the audit for the fiscal year ended December 31, 1997. The firm of KPMG, LLP served as the independent auditors for the Company for 1998, and performed the audit for the fiscal year ended December 31, 1998. It is not currently expected that representatives of the Company's independent auditors will be present at the Special Meeting. See audited financial statements of the Company in Appendix F to this Proxy Statement.

                CHANGE IN COMPANY'S CERTIFYING ACCOUNTANT

  From fiscal 1994 through fiscal 1997, the independent auditor of the Company was the firm of Habif, Arogeti & Wynne, P.C., of Atlanta, Georgia. As previously disclosed, by mutual agreement of Habif, Arogeti & Wynne, P.C. and the Company, the Company elected to change its independent accountants, and selected the firm of KPMG, LLP as the successor accounting firm, which commenced with the fiscal year ended December 31, 1998. This decision was made effective April 21, 1998. During the fiscal years ended December 31, 1996 and 1997 and the period from the end of 1997 through April 21, 1998, Habif, Arogeti & Wynne, P.C.'s reports on the financial statements of the Company have not contained any adverse opinion or disclaimer of opinion, nor was any such opinion qualified as to uncertainty, audit scope or accounting principles. The decision to change independent auditors was made by resolution adopted unanimously by the Board of Directors of the Company, including the members of the Audit Committee of the Company.

  During the fiscal years ended December 31, 1996 and 1997 and the period from the end of 1997 through April 21, 1998, there was no disagreement with Habif, Arogeti & Wynne, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of said firm, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. There were no reportable events of the nature described in Regulation S-K Item 304(a)(1)(v) during the fiscal years ended December 31, 1996 and 1997 or during the period since the end of 1997 through April 21, 1998.

  The engagement of KPMG, LLP commenced on April 23, 1998, with its initial engagement being the audit of the Company's financial statements for the year ended December 31, 1998. During the fiscal years ended December 31, 1996 and 1997 and the period from the end of 1997 through April 22, 1998, the Company had not consulted such firm regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or (2) the subject matter of a disagreement or a reportable event with the former auditor (as described in Regulation S-K Item 304(a)(1)(v)).

                             STOCKHOLDER PROPOSALS

  Any stockholder's proposals intended to be presented at the Company's 1999 annual meeting of stockholders were required to be forwarded in writing and received at the principal executive offices of the Company no later than December 1, 1998, directed to the attention of the Secretary, in order to be considered for inclusion in the Company's proxy statement and form of proxy to be distributed by the Board in connection with such meeting.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Special Meeting other than the single matter specifically referred to in this Proxy Statement. If other matters properly come before the meeting, the persons named in the proxy will vote that proxy in accordance with their best judgment.

                             AVAILABLE INFORMATION

  Because the merger is a "going private" transaction, the Company, three of the Founders, IHS and Holdings have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC under the Exchange Act with respect to the Merger. The Schedule 13E-3 and the reports, proxy statements and other information referred to below contain additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing. Copies can also be obtained by mail if you make a written request directed to the Company at 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia 30328, Attention: Ralph E. Walter, Chief Financial Officer, or call Mr. Walter at (770) 240-2304.

  The Company is currently subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at http://www.sec.gov.

                                          By Order of the Board of Directors,

                                          Secretary

                                    INDEX TO
                              FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Audited financial statements for the fiscal years ended December 31, 1998 and 1997, and notes thereto:
Independent auditors' report-1998........................................  F-2
Independent auditors' report-1997........................................  F-3
Financial statements:
  Balance sheets.........................................................  F-4
  Statements of operations...............................................  F-5
  Statements of stockholders' equity.....................................  F-6
  Statements of cash flows...............................................  F-7
  Notes to financial statements..........................................  F-16

                       INDEPENDENT AUDITORS' REPORT

The Board of Directors

International CompuTex, Inc.:

  We have audited the accompanying balance sheets of International CompuTex, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements of International CompuTex, Inc. as of and for the year ended December 31, 1997, were audited by other auditors whose report thereon dated March 14, 1998, except note 9, as to which the date is March 24, 1998, expressed an unqualified opinion on those statements.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the 1998 financial statements referred to above present fairly, in all material respects, the financial position of International CompuTex, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG LLP

Atlanta, Georgia

February 5, 1999

                       INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of International Computex, Inc.

  We have audited the accompanying balance sheet of INTERNATIONAL COMPUTEX, INC. [corporation] as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of INTERNATIONAL COMPUTEX, INC. as of December 31, 1997 and the results of its operations and its cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

Habif, Arogeti & Wynne, P.C.

Atlanta, Georgia

March 14, 1998, except Note 9, as to which the date is March 24, 1998.

                       INTERNATIONAL COMPUTEX, INC.

                              BALANCE SHEETS

                        DECEMBER 31, 1998 AND 1997

                                                           1998         1997
                                                        -----------  -----------
                         ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 6,143,439  $ 6,943,351
  Accounts receivable, net of allowance for doubtful
   accounts of $20,000 and $-0- at December 31, 1998
   and 1997, respectively (note 10)...................      500,623    1,146,483
  Investments.........................................    2,118,040    1,046,562
  Other current assets................................      369,864      197,956
                                                        -----------  -----------
    Total current assets..............................    9,131,966    9,334,352
Property and equipment, net (note 2)..................      755,709      548,209
Capitalized software costs, net of accumulated
 amortization of $289,128 and $111,264 at December 31,
 1998 and 1997, respectively..........................      244,469      422,333
Other assets..........................................        6,281       10,305
                                                        -----------  -----------
    Total assets......................................  $10,138,425  $10,315,199
                                                        ===========  ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt (note 3).......  $       --   $     3,775
  Accounts payable....................................      145,034       49,877
  Accrued liabilities.................................       51,254       26,200
  S Corporation distributions payable (note 9)........          --       123,003
  Deferred revenue....................................       49,638      117,187
                                                        -----------  -----------
    Total current liabilities.........................      245,926      320,042
Long-term debt, net of current maturities (note 3)....          --        14,834
Deferred tax liability (note 5).......................          --        45,202
                                                        -----------  -----------
    Total liabilities.................................      245,926      380,078
                                                        -----------  -----------
Stockholders' equity (notes 7, 8, and 9):
  Common stock, $.001 par value. Authorized 20,000,000
   shares; issued and outstanding 3,578,760 shares in
   1998 and 3,250,690 shares in 1997..................        3,579        3,251
  Additional paid-in capital..........................   11,222,888    9,530,283
  (Accumulated deficit) retained earnings.............   (1,333,968)     401,587
                                                        -----------  -----------
                                                          9,892,499    9,935,121
Commitments and contingencies (note 4)
                                                        -----------  -----------
    Total liabilities and stockholders' equity........  $10,138,425  $10,315,199
                                                        ===========  ===========

              See accompanying notes to financial statements.

                       INTERNATIONAL COMPUTEX, INC.

                         STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                         1998         1997
                                                      -----------  ----------
Revenues (note 10):
  Services and other................................. $ 3,898,045  $5,042,570
  Software...........................................     499,343     214,500
                                                      -----------  ----------
                                                        4,397,388   5,257,070
                                                      -----------  ----------
Cost of revenue:
  Services and other.................................   1,424,442   1,486,058
  Software...........................................     177,864     111,264
                                                      -----------  ----------
                                                        1,602,306   1,597,322
                                                      -----------  ----------
Operating expenses:
  Sales and marketing................................   1,891,937     621,884
  General and administrative.........................   1,765,874   1,276,736
  Depreciation.......................................     179,045      94,041
  Research and development...........................   1,407,082     377,057
                                                      -----------  ----------
                                                        5,243,938   2,369,718
                                                      -----------  ----------
    (Loss) income from operations....................  (2,448,856)  1,290,030

Interest income......................................     386,999     240,836
Interest expense (note 8)............................      (1,783)   (473,259)
Other income.........................................     114,686      57,975
                                                      -----------  ----------
    (Loss) income before income taxes................  (1,948,954)  1,115,582

Income tax (benefit) expense (note 5)................    (213,399)    218,922
                                                      -----------  ----------
    Net (loss) income--historical....................  (1,735,555)    896,660
Pro forma provision for income taxes (note 1(g)).....         --      186,000
                                                      -----------  ----------
Pro forma net (loss) income.......................... $(1,735,555) $  710,660
                                                      ===========  ==========
Net (loss) income per share of common stock:
  Basic.............................................. $     (0.49) $     0.25
                                                      ===========  ==========
  Diluted............................................ $     (0.49) $     0.23
                                                      ===========  ==========
Shares used in the calculation of net (loss) income
 per share of common stock:
  Basic..............................................   3,543,680   2,875,460
                                                      ===========  ==========
  Diluted............................................   3,543,680   3,100,898
                                                      ===========  ==========

              See accompanying notes to financial statements.

                       INTERNATIONAL COMPUTEX, INC.

                    STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1998 AND 1997

                            Common stock
                          ---------------- Additional                             Total
                          Number of          paid-in    (Accumulated deficit) stockholders'
                           shares   Amount   capital      retained earnings      equity
                          --------- ------ -----------  --------------------- -------------
Balance, December 31,
 1996...................  2,125,000 $2,125 $       --        $ 1,550,502       $ 1,552,627
Compensation expense
 resulting from issuance
 of stock options (note
 7(c))..................        --     --      389,282               --            389,282
Expense resulting from
 issuance of warrants
 (note 8)...............        --     --      319,241               --            319,241
Net income as S
 Corporation January 1-
 April 30, 1997.........        --     --          --            495,073           495,073
S Corporation
 distributions (note
 9).....................        --     --     (464,552)       (2,045,575)       (2,510,127)
Issuance of common stock
 in connection with
 initial public offering
 (note 7(b))............  1,125,000  1,125   9,285,938               --          9,287,063
Stock options
 exercised..............        690      1         374               --                375
Net income as C
 corporation May 1-
 December 31, 1997......        --     --          --            401,587           401,587
                          --------- ------ -----------       -----------       -----------
Balance, December 31,
 1997...................  3,250,690  3,251   9,530,283           401,587         9,935,121
Stock options
 exercised..............     28,070     28      18,107               --             18,135
Issuance of common stock
 in connection with
 private placement (note
 7(a))..................    300,000    300   1,674,498               --          1,674,798
Net loss................        --     --          --         (1,735,555)       (1,735,555)
                          --------- ------ -----------       -----------       -----------
Balance, December 31,
 1998...................  3,578,760 $3,579 $11,222,888       $(1,333,968)      $ 9,892,499
                          ========= ====== ===========       ===========       ===========

              See accompanying notes to financial statements.

                       INTERNATIONAL COMPUTEX, INC.

                         STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                           1998         1997
                                                        -----------  ----------
Cash flows from operating activities
 Net (loss) income....................................  $(1,735,555) $  896,660
Adjustments to reconcile net (loss) income to net cash
 (used in) provided by operating activities:
 Depreciation and amortization........................      356,909     205,305
 Deferred taxes.......................................      (45,202)     45,202
 Noncash charge for option issuances..................          --      389,282
 Noncash charge for warrant issuances.................          --      319,241
 Purchase of investments..............................   (2,707,206) (1,267,759)
 Sale of investments..................................    1,590,617     245,852
 Unrealized loss (gain) on investments................       45,111     (24,655)
 Changes in assets and liabilities:
  Decrease (increase) in accounts receivable..........      645,860    (126,164)
  Increase in other current assets....................     (171,908)   (184,218)
  Decrease (increase) in other assets.................        4,024     (10,302)
  Increase in accounts payable and accrued
   liabilities........................................      120,211      30,817
  (Decrease) increase in deferred revenue.............      (67,549)    117,187
                                                        -----------  ----------
    Net cash (used in) provided by operating
     activities.......................................   (1,964,688)    636,448
                                                        -----------  ----------
Cash flows from investing activities:
 Purchase of property and equipment...................     (386,545)   (473,842)
 Capitalized software development costs...............          --     (257,228)
                                                        -----------  ----------
    Net cash used in investing activities                  (386,545)   (731,070)
                                                        -----------  ----------
Cash flows from financing activities:
 Deferred offering costs..............................          --       22,424
 Principal payments on long-term debt.................      (18,609)     (4,515)
 Issuance of common stock, initial public offering....          --    9,287,063
 Issuance of common stock, private placement..........    1,674,798         --
 Proceeds from exercise of stock options..............       18,135         375
 S Corporation distributions paid.....................     (123,003) (2,387,124)
                                                        -----------  ----------
    Net cash provided by financing activities.........    1,551,321   6,918,223
                                                        -----------  ----------
    Net (decrease) increase in cash and cash
     equivalents......................................     (799,912)  6,823,601
Cash and cash equivalents at beginning of year........    6,943,351     119,750
                                                        -----------  ----------
Cash and cash equivalents at end of year..............  $ 6,143,439  $6,943,351
                                                        ===========  ==========
Supplemental disclosures of cash paid for:
 Interest.............................................  $     1,783  $  154,018
                                                        ===========  ==========
 Income taxes.........................................  $    35,000  $  295,000
                                                        ===========  ==========
Supplemental disclosure of noncash investing and
 financing activities--declaration of S Corporation
 distribution payable.................................  $       --   $  123,003
                                                        ===========  ==========

              See accompanying notes to financial statements.

                         INTERNATIONAL COMPUTEX, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1998 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) Business

  International CompuTex, Inc. (the "Company"), a Georgia corporation, was formed for the purpose of development and sale of licensed computer software and computer consulting services. The Company develops, markets, and supports enterprise client/server software products that enable manufacturers to improve product development and business processes through component and supplier management and product data management. The Company licenses software and provides software services both within and outside the United States.

(b) Cash Equivalents

  Cash equivalents consist of an overnight repurchase agreement and a certificate of deposit with an initial term of less than three months. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(c) Investments

  Investments at December 31, 1998 and 1997 consist primarily of U.S. government bonds, mutual funds and corporate stocks, which are classified as trading securities in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Trading securities are bought and held principally for the purpose of selling them in the near term. Trading securities are recorded at fair value and unrealized holding gains and losses are included in current period earnings. Unrealized (losses) gains of ($45,111) and $24,655 are included in the statements of operations for the years ended December 31, 1998 and 1997, respectively.

(d) Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation.

  Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

       Computer equipment.............................................   5 years
       Office furniture and equipment................................. 5-7 years
       Other..........................................................   5 years

(e) Software Development Costs

  In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, initial costs incurred prior to the attainment of technological feasibility of software products are charged to operations. Thereafter, the Company capitalizes the direct costs and allocated overhead associated with the development of software products until the point of general market release. Costs incurred subsequent to general market release are charged to operations.

  Capitalized costs are amortized over the estimated product life, which is three years, on the straight-line basis. Amortization begins when the product is available for general release to customers. Unamortized costs are carried at the lower of book value or net realizable value.

                         INTERNATIONAL COMPUTEX, INC.

                          DECEMBER 31, 1998 AND 1997

(f) Revenue Recognition

  Revenue consists primarily of consulting services, licensing fees, and postcontract customer support. The Company accounts for such revenue in accordance with the AICPA Statement of Position 97-2, Software Revenue Recognition. Revenue from the license of software is recognized after shipment of the product and fulfillment of acceptance terms, provided that the license fee is fixed or determinable and collection of the resulting receivable is deemed probable. Services revenue is recognized when services are provided. Support revenue is recognized ratably over the life of the contract from the effective date. Deferred revenue represents payments received from customers or billings invoiced to customers for software and services billed in advance of revenue recognition.

(g) Income Taxes

  The Company accounts for income taxes using the asset and liability approach in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under SFAS 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Additionally, the effect on deferred taxes of a change in tax rates is recognized in earnings in the period that includes the enactment date. Income tax benefits are not recognized unless ultimate realization of such benefits is more likely than not.

  Prior to April 30, 1997, the Company had elected to be treated as an S Corporation pursuant to the Internal Revenue Code for Federal and state income tax purposes, with income taxable and distributable to the individual stockholders without any further tax consequences. The stockholders revoked the S Corporation status on April 30, 1997, immediately prior to the closing of the Company's initial public offering. Upon termination of S Corporation status and the Company's initial public offering, the Company became taxable as a C Corporation from that date forward. A pro forma provision for income taxes has been presented for 1997 that represents additional income taxes that would have been provided had the Company operated as a C Corporation for all of 1997.

(h) Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the revenues and expenses during the period. Actual amounts could differ from those estimates.

(i) Stock Option Plans

  The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would generally be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

(j) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

  The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may

                         INTERNATIONAL COMPUTEX, INC.

                          DECEMBER 31, 1998 AND 1997

not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(k) Net Earnings (Loss) Per Share of Common Stock

  On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"), which prescribes the calculation methodology and financial reporting requirements for basic and diluted earnings per share. Basic earnings (loss) per common share available to common stockholders are based on the weighted-average number of common shares outstanding. Diluted earnings (loss) per common share available to common stockholders are based on the weighted-average number of common shares outstanding and dilutive potential common shares, such as dilutive stock options.

(l) Industry Segment

  On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131. Disclosures about Segments of an Enterprise and Related Information. The Company operates and manages its business in one segment, that being a software technology and services company that develops, markets and supports enterprise-wide client/server solutions for discrete manufacturing companies.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at December 31, 1998 and 1997:

                                                             1998       1997
                                                          ----------  ---------
      Computer equipment................................. $  813,726  $ 472,100
      Office furniture and equipment.....................    235,627    190,708
      Other..............................................     37,785     37,785
                                                          ----------  ---------
                                                           1,087,138    700,593
      Less accumulated depreciation......................   (331,429)  (152,384)
                                                          ----------  ---------
                                                          $  755,709  $ 548,209
                                                          ==========  =========

3. LONG-TERM DEBT

  Long-term debt consists of the following at December 31, 1998 and 1997:

                                                                  1998   1997
                                                                  ----- -------
      8.75% note payable, paid off in 1998....................... $ --  $18,609
      Less amount due within one year............................   --   (3,775)
                                                                  ----- -------
                                                                  $ --  $14,834
                                                                  ===== =======

4. COMMITMENTS AND CONTINGENCIES

(a) Operating Leases

  The Company maintains operating leases for office facilities which extend through 2002. Rent expense for the years ended December 31, 1998 and 1997 totaled $186,895 and $169,621, respectively.

                         INTERNATIONAL COMPUTEX, INC.

                          DECEMBER 31, 1998 AND 1997

  The future minimum lease commitments are as follows:

      Year ending December 31,
      ------------------------
         1999.......................................................... $192,155
         2000..........................................................  202,277
         2001..........................................................  208,584
         2002..........................................................   74,131
                                                                        --------
                                                                        $677,147
                                                                        ========

(b) Pending Litigation

  On January 15, 1998, Aspect Development, Inc. and CADIS, Inc. brought an action against the Company and R. Steven Norwood (Norwood), Vice President of Sales for the Company. The action was brought in the United States District Court for the Northern District of California. The suit alleges that Norwood breached alleged fiduciary and contractual obligations to his former employer, CADIS, in performing his duties as Vice President of the Company. The action further alleges that the Company and Norwood have used Aspect or CADIS trade secrets (in the form of alleged customer lists) and interfered with Aspect's business. The plaintiffs sought broad injunctive relief, as well as damages, against the Company and Norwood.

  In an order dated February 19, 1998, the Court preliminarily enjoined the Company and Norwood from using information contained in certain specified customer lists and from soliciting any customers named on those lists. The order, which expired April 15, 1998, permitted the Company to contact prospective customers that fell into certain categories, even if present on the lists, including customers that were prior or potential customers of the Company or introduced to the Company by one of its strategic marketing partners or other third party.

  On March 9, 1998, the Company filed counterclaims against Aspect, including claims for actual and attempted monopolization under the Sherman Anti-Trust Act, unfair competition, and interference with prospective relationships. In its counterclaims, the Company is seeking, among other things, injunctive relief and unspecified compensatory relief.

  On November 12, 1998, the parties attended a mediation and agreed in principle to settle the matter with no anticipated cost to the Company. In the opinion of management, based in part on the advice of counsel, the ultimate disposition of this matter will not have a material adverse effect on the Company's balance sheet, results of operations, or liquidity.

5. Income Taxes

  The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future and any increase or decrease in the valuation allowance for deferred income tax assets.

  The components of income tax (benefit) expense are as follows:

                                                              1998       1997
                                                            ---------  --------
      Current:
        Federal............................................ $(125,681) $128,205
        State..............................................   (42,516)   45,515
                                                            ---------  --------
                                                             (168,197)  173,720
                                                            =========  ========
      Deferred:
        Federal............................................   (38,008)   38,008
        State..............................................    (7,194)    7,194
                                                            ---------  --------
                                                              (45,202)   45,202
                                                            ---------  --------
          Total income tax (benefit) expense............... $(213,399) $218,922
                                                            =========  ========

                         INTERNATIONAL COMPUTEX, INC.

                          DECEMBER 31, 1998 AND 1997

  Income tax (benefit) expense differs from the amounts computed by applying the Federal statutory income tax rate of 34% to (loss) income before income taxes as a result of the following:

                                                            1998       1997
                                                          ---------  ---------
      Computed expected income tax (benefit) expense:
        Federal statutory rate of 34%...................  $(662,644) $ 379,298
        State income taxes, net of Federal effect.......    (32,809)    34,788
      Increase (decrease) in income tax expense
       resulting from:
        Increase in valuation allowance.................    526,782        --
        S Corporation tax effect........................        --    (186,000)
        Other, net......................................    (44,728)    (9,164)
                                                          ---------  ---------
          Total income tax (benefit) expense............  $(213,399) $ 218,922
                                                          =========  =========

  The income tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                            1998       1997
                                                          ---------  ---------
      Deferred income tax assets:
        Allowance for doubtful accounts.................  $   7,943  $     --
        Net operating loss carryforwards................    473,678        --
        Stock options...................................    147,908    146,759
        Research and experimental credit carryforwards..     23,320        --
                                                          ---------  ---------
                                                            652,849    146,759
      Valuation allowance...............................   (526,782)       --
                                                          ---------  ---------

        Deferred income tax assets, net of valuation
         allowance                                          126,067    146,759
      Deferred income tax liabilities:
        Property and equipment depreciation.............    (33,046)   (32,742)
        Software amortization...........................    (93,021)  (159,219)
                                                          ---------  ---------
                                                           (126,067)  (191,961)
                                                          ---------  ---------

          Net deferred income tax asset (liability).....  $     --   $ (45,202)
                                                          =========  =========

  Under SFAS 109, deferred income tax assets and liabilities are recognized for differences between the financial statement carrying amounts and the tax bases of assets and liabilities which will result in future deductible or taxable amounts and for net operating loss and tax credit carryforwards. A valuation allowance is then established to reduce the deferred income tax assets to the level at which it is "more likely than not" that any tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss and tax credit carryforwards depends on having sufficient taxable income within the carryback and carryforward periods.
Sources of taxable income that may allow for the realization of tax benefits include (1) taxable income in the current year or prior years that is available through carryback, (2) future taxable income that will result from the reversal of existing taxable temporary differences, and (3) future taxable income generated by future operations. The valuation allowance for deferred income tax assets at December 31, 1998 and 1997 was $526,782 and $-0-, respectively. The net increase in the valuation allowance for deferred income tax assets for the years ended December 31, 1998 and 1997 was $526,782 and -0-, respectively. As of December 31, 1998, the Company has net operating losses available for carryforward of approximately $1,247,000, which will expire in the year 2018. In addition, the Company has tax credit

                         INTERNATIONAL COMPUTEX, INC.

                          DECEMBER 31, 1998 AND 1997

carryforwards of approximately $23,000 which are available to reduce future Federal regular income taxes, if any, through the year 2018.

  The amount of net operating loss and research and experimentation credit carryforwards may be limited due to an ownership change, as defined under the Internal Revenue Code. In the event of an ownership change, the amount of taxable income of a loss corporation for any postchange year which may be offset by prechange loss carryforwards shall not exceed the Internal Revenue Code Section 382 limitation for such year. The annual Section 382 limitation is equal to the value of the old loss corporation (before ownership change) multiplied by the Federal long-term, tax-exempt rate.

6. EMPLOYEE BENEFIT PLAN

  The Company maintains a 401(k) plan (the "Plan") for the benefit of all eligible employees. Under the Plan, employees may elect to contribute up to 15% of their gross salary, subject to Internal Revenue Service limits. The Plan provides for employer matching contributions of 50% of the first 5% of employee contributions. In addition, the Plan allows for the Company to make discretionary contributions based on the participant's salary. The Company made no discretionary contributions during 1998 and 1997. Company matching contributions totaled $69,712 for 1998 and $43,998 for 1997.

7. STOCKHOLDERS' EQUITY

(a) Private Placement

  On February 2, 1998, the Company issued and sold to Thybo New Ventures Limited (a Bermuda corporation), an affiliate of IHS Group, Inc. ("IHS") of Denver, Colorado, 300,000 shares of common stock of the Company. No commissions or finder's fees were payable. The net proceeds from the transaction were $2,823,798, of which $1,674,798 was allocated to the sale of common stock based on a fair market valuation of the unregistered, nonvoting stock on the date of issuance of $5.67 per share. The balance of the proceeds was allocated to deferred services revenues under the terms and conditions of the related Strategic Business Alliance entered into by the Company with IHS on January 23, 1998, of which $574,500 was recognized under the percentage of completion basis in the first quarter of 1998, and $574,500 was recognized in the second quarter of 1998.

(b) Initial Public Offering

  The Company completed its initial public offering of 1,125,000 shares of common stock at $9.50 per share on May 5, 1997. Net proceeds to the Company amounted to $9,287,063.

(c) Stock Option Plans

  The Company adopted the 1995 Restricted Nonqualified Incentive Stock Option Plan (the "1995 Plan"), effective August 1, 1995, for officers and key employees, which provided for non-qualified stock options. Options to purchase 173,311 shares of common stock were granted at $.543 per share. Of that amount, 63,890 options have been terminated as a result of employee terminations and 28,010 options have been exercised, resulting in 81,411 options outstanding under the 1995 Plan as of December 31, 1998. The 1995 Plan was terminated, prospectively effective December 20, 1996.

  The Company adopted the 1996 Stock Option Plan, effective December 20, 1996 (the "1996 Plan"). Under the 1996 Plan, which provides for issuance of either incentive stock options or nonqualified stock options, the maximum number of shares of common stock for which options may be granted is 900,000 shares reduced by

                         INTERNATIONAL COMPUTEX, INC.

                          DECEMBER 31, 1998 AND 1997

the number of shares outstanding under or issued pursuant to stock options granted under the 1995 Plan. In January 1997, the Company granted stock options to 31 employees, covering an aggregate of 163,200 shares of common stock (of which 31,240 subsequently expired in 1997 due to employee terminations), at an exercise price of $4.80 per share. The Company determined that the current value of the common stock at the grant date equaled $7.75, which resulted in $389,282 of compensation expense in 1997.

  Options may be granted to employees (including officers), consultants, advisors, and directors, although only employees, and directors and officers who are also employees, may receive "incentive stock options" intended to qualify for certain tax treatment. The exercise price of stock options at the grant date is determined by management. Options granted under the Option Plans generally vest over a four-year period and have a term of ten years. The fair value of the options granted, prior to the IPO, at prices of $.543 and $4.80 were determined by management. All other options were issued at the closing price of the common stock on the date of grant. A summary of stock option transactions under all plans for 1998 and 1997 is as follows:

                                               1998               1997
                                        ------------------- ------------------
                                                  Weighted-          Weighted-
                                                   average            average
                                                  exercise           exercise
                                         Shares     price   Shares     price
                                        --------  --------- -------  ---------
      Outstanding, beginning of year...  394,321    $3.92   173,311    $0.54
      Granted..........................  411,500     6.10   255,700     6.27
      Exercised........................  (28,070)    0.65      (690)    0.54
      Terminated....................... (320,310)    6.11   (34,000)    4.45
                                        --------            -------
      Outstanding, end of year.........  457,441    $4.64   394,321    $3.92
                                        ========            =======
      Options exercisable at end of
       year............................  106,635    $3.10    41,948    $0.54


  The following table summarizes information about options outstanding and exercisable at December 31, 1998:

                   Options outstanding          Options exercisable
            ---------------------------------- ----------------------
               Number     Weighted-               Number
            outstanding    average   Weighted- exercisable  Weighted-
 Range of        at       remaining   average       at       average
 exercise   December 31, contractual exercise  December 31, exercise
  prices        1998        life       price       1998       price
----------  ------------ ----------- --------- ------------ ---------
$0.54-4.79    214,411    8.56 years    $2.77      58,645      $0.54
 4.80-9.38    243,030    8.64 years     6.28      47,990       6.23

  During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost of those plans using the method of accounting prescribed by APB Opinion No. 25. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

  The Company has elected to account for its stock-based compensation plans under APB Opinion No. 25. However, the Company has computed for pro forma disclosure purposes the value of options granted during 1998 and 1997, subsequent to the IPO, using the Black-Scholes option-pricing model as prescribed by SFAS No. 123.

                         INTERNATIONAL COMPUTEX, INC.

                          DECEMBER 31, 1998 AND 1997

The per share weighted-average fair values of stock options granted during 1998 and 1997 were $2.75 and $3.73, respectively, on the date of grant with the following assumptions:

                                                                1998     1997
                                                               -------  -------
      Risk-free interest rate.................................     6.0%     6.2%
      Expected dividend yield.................................     0.0%     0.0%
      Expected lives.......................................... 5 years  5 years
      Expected volatility.....................................      40%      36%



  Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's reported net income (loss) and related per share amounts would have been changed to the pro forma amounts indicated below:

                                                             1998        1997
                                                          -----------  --------
      Net income (loss):
       As reported....................................... $(1,735,555) $710,660
       Pro forma.........................................  (1,920,155)  656,899
      Diluted net income (loss) per share:
       As reported.......................................       (0.49)     0.23
       Pro forma.........................................       (0.54)     0.21

8. SENIOR DEBENTURES

  In January 1997, the Company received proceeds from the sale of senior debentures in the amount of $1,115,000 at 6% interest per annum, payable semiannually, with the principal amount due in January 2000. Purchasers of the senior debentures received warrants from the stockholders of the Company to purchase 117,368 shares of common stock held by these stockholders at 60% of the initial public offering price. As a result of its initial public offering and the terms of the senior debentures, the Company prepaid in whole the senior debentures' principal with accrued interest of $19,795 on May 5, 1997, and the stockholders issued 117,368 warrants at an exercise price of $5.70 per share, or 60% of the initial public offering price of $9.50 per share. The Company determined that the warrants had a fair value of $2.72 per warrant and therefore recorded interest expense of $319,241 in connection with the issuance of the warrants. The prepayment of the senior debentures resulted in the Company recognizing interest expense of $132,650 related to financing costs of the senior debentures.

9. TERMINATION OF S CORPORATION STATUS

  On April 30, 1997, the Company's stockholders, in accordance with the Company's original S Corporation Termination, Tax Allocation, and Indemnification Agreement (the "Agreement") dated March 24, 1997, elected to terminate the Company's status as an S corporation, and the Company became subject to Federal and state income taxes. Under the amended Agreement, dated March 24, 1998, $2,360,127 was distributed to the S Corporation stockholders by an assignment of accounts receivable and cash equaling the Company's stockholders' equity less common stock of $2,125 as of April 30, 1997. Additionally, prior to April 30, 1997, the Company distributed $150,000 in cash to the pre-IPO stockholders.

10. CUSTOMER CONCENTRATIONS

  During the year ended December 31, 1998, approximately 60% of the Company's revenue was derived from three customers. These same three customers accounted for approximately 30% of accounts receivable at December 31, 1998. During the year ended December 31, 1997, approximately 70% of the Company's revenue

                         INTERNATIONAL COMPUTEX, INC.

                          DECEMBER 31, 1998 AND 1997

was derived from one customer. This same customer accounted for approximately 50% of accounts receivable at December 31, 1997.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company uses financial instruments in the normal course of its business. The carrying values of cash equivalents, short-term investments, accounts receivable, accounts payable, and deferred revenues approximate fair value due to the short-term maturities of these assets and liabilities or because they are marked to market.

12. SUBSEQUENT EVENT

  On January 11, 1999, the Company announced an agreement with Information Handling Services, Inc. (IHS) of Englewood, Colorado to merge the Company with a new subsidiary to be formed by IHS. Under the terms of the merger, all 1,125,260 shares of the Company's common stock held by certain of the Company's stockholders (excluding shares held by IHS and the Company's principal stockholders) would be converted into the right to receive $9.50 per share in cash. The principal stockholders of the Company would exchange 1,566,153 of their shares for shares of the new company, and their remaining 558,847 shares would be converted into the right to receive $9.50 per share in cash. In connection with the merger, IHS would transfer its CAPSXpert division to a new subsidiary, which will own all of the Company's outstanding shares following the merger. If the merger is consummated, public trading of the Company's common stock will cease, the Company's common stock will cease to be quoted on the Nasdaq National Market, the registration of the Company's common stock under the Securities Exchange Act of 1934, as amended, will be terminated, and the Company will cease filing reports with the Securities and Exchange Commission.

                                                                      EXHIBIT A

                 AGREEMENT AND PLAN OF MERGER dated as of
                 January 25, 1999 (this "Agreement"), among
                 INFORMATION HANDLING SERVICES INC., a
                 Delaware corporation ("IHS"), IHS ITEMQUEST
                 HOLDINGS INC., a Delaware corporation
                 ("Holdings"), IHS ITEMQUEST II INC., a
                 Georgia corporation ("Merger Sub"), and
                 International CompuTex, Inc., a Georgia
                 corporation ("ICI").

  WHEREAS IHS and certain shareholders of ICI are parties to a Formation Agreement dated as of January 10, 1999 (the "Formation Agreement"), pursuant to which the Formation Transaction (capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Formation Agreement) will be consummated; and

  WHEREAS the respective Boards of Directors of Holdings, Merger Sub and ICI have approved the merger of Merger Sub with and into ICI on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.001 per share, of ICI (the "ICI Common Stock") not owned directly or indirectly by Holdings or ICI shall be converted into cash.

  NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the "GBCC"), Merger Sub shall be merged with and into ICI at the Effective Time (as defined below). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and ICI shall continue as the surviving corporation (the "Surviving Corporation").

  SECTION 1.02. Closing. The closing of the Merger (the "Closing") shall take place immediately following the consummation of the Formation Transaction.

  SECTION 1.03. Effective Time. Prior to the Closing, Holdings shall prepare, and on the date on which the Closing occurs (or as soon as practicable thereafter), Holdings shall file with the Secretary of State of the State of Georgia, a certificate or articles of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the GBCC and shall make all other filings or recordings required under the GBCC. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Georgia or at such subsequent time as shall be stated in the Certificate of Merger (the "Effective Time").

  SECTION 1.04. Effects. The Merger shall have the effects set forth in
Section 14-2-1106 of the GBCC.

  SECTION 1.05. Articles of Incorporation and By-laws. (a) The Restated Articles of Incorporation of ICI as in effect immediately prior to the Effective Time shall be amended at the Effective Time so that Article IV of such Restated Articles of Incorporation reads in its entirety as follows: "The Corporation shall have authority to issue not more than 110,000,000 shares of a single class of Common Stock with par value $0.001 per share.", and, as so amended, such Restated Articles of Incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  (b) The By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  SECTION 1.06. Directors. Haim E. Dahan, who is currently the President, Chief Executive Officer and Chairman of ICI, will become a director of the Surviving Corporation at the Effective Time. Other than Mr. Dahan, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  SECTION 1.07. Officers. Mr. Dahan will become the President and Chief Technology Officer of the Surviving Corporation. In addition, Michael J. Galvin and Patricia Tuxbury Salem, who are currently officers and directors of ICI, will become officers, but not directors, of the Surviving Corporation. Other than Mr. Dahan, Mr. Galvin and Ms. Salem, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

  SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of ICI Common Stock or any shares of Merger Sub Common Stock:

  (a) Capital Stock of Merger Sub. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

  (b) Cancelation of Treasury Stock and Stock Owned by Holdings or Merger
Sub. Each share of ICI Common Stock that is owned by ICI and each share of ICI Common Stock that is owned by Holdings or Merger Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration (as defined below) or other consideration shall be delivered in exchange therefor.

  (c) Conversion of ICI Common Stock. Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of ICI Common Stock shall be converted into the right to receive $9.50 in cash (the "Merger Consideration"). As of the Effective Time, all such shares of ICI Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

  (d) Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Dissent Shares") of ICI Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand, and who properly demands, payment of the fair value of such Dissent Shares pursuant to, and who complies in all respects with,
Article 13 of the GBCC ("Article 13") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissent Shares shall be entitled to payment of the fair value of such Dissent Shares in accordance with Article 13; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under Article 13, then the right of such holder to be paid the fair value of such holder's Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.01(c). Prior to the Effective Time, ICI shall not, without the prior written consent of IHS, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

  SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, ICI shall designate American Stock Transfer & Trust Company, or other bank or trust company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing ICI Common Stock.

  (b) ICI To Provide Funds. ICI shall take all steps necessary to enable the Surviving Corporation to provide to the Paying Agent, on a timely basis, as and when needed on and after the Effective Time, cash necessary to pay for the shares of ICI Common Stock converted into the right to receive cash pursuant to Section 2.01 (such cash being hereinafter referred to as the "Exchange Fund").

  (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (each, a "Certificate") which immediately prior to the Effective Time represented outstanding shares of ICI Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by ICI, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of ICI Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of ICI Common Stock which is not registered in the transfer records of ICI, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of ICI Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate, except to the extent provided under Article 13.

  (d) No Further Ownership Rights in ICI Common Stock. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of ICI Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by ICI on such shares of ICI Common Stock in accordance with the terms of this Agreement and the Formation Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of ICI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

  (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of ICI Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of ICI Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

  (f) No Liability. None of IHS, Holdings, Merger Sub, ICI or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

  (g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

  (h) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of ICI Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law.

                                  ARTICLE III

                             Conditions Precedent

  The only conditions precedent to the respective obligation of each party to effect the Merger shall be satisfaction (or waiver by the applicable beneficiary of the applicable condition) of the conditions set forth in
Article VII of the Formation Agreement and the consummation of the Formation Transaction.

                                  ARTICLE IV

                       Termination, Amendment and Waiver

  SECTION 4.01. Termination. This Agreement may be terminated, whether before or after receipt of the Shareholders' Approval, but only upon termination of the Formation Agreement in accordance with the terms thereof.

  SECTION 4.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 4.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of IHS, Holdings, Merger Sub or ICI, other than this Section 4.02 and Article V.

  SECTION 4.03. Amendment. This Agreement may be amended by IHS, Holdings, Merger Sub and ICI at any time before or after receipt of the Shareholders' Approval; provided, however, that, after receipt of the Shareholders' Approval, there shall be made no amendment that by law requires further approval by the shareholders of ICI without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of IHS, Holdings, Merger Sub and ICI.

                                   ARTICLE V

                              General Provisions

  SECTION 5.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties hereto at the following addresses (or at such other address for such party as shall be specified by like notice):

  (a) if to IHS, Holdings or Merger Sub,

      Information Handling Services Inc.
      Iverness Business Park
      15 Iverness Way East
      Englewood, CO 80112
      Attention: Mr. Darold Stagner
      Telecopy: (303) 397-2742
   with a copy to:

      TBG Services Inc.
      565 Fifth Avenue
      New York, NY 10017
      Attention: Mr. Steven Green
      Telecopy: (212) 850-8530

   and

      Cravath, Swaine & Moore
      Worldwide Plaza
      828 Eighth Avenue
      New York, NY 10019
      Attention: Robert Rosenman, Esq.
      Telecopy: (212) 474-3700

  (b) if to ICI,

      International CompuTex, Inc.
      5500 Interstate North Parkway
      Suite 507
      Atlanta, GA 30328
      Attention: Mr. Haim E. Dahan
      Telecopy: (770) 953-1574

   with a copy to

      Gambrell & Stolz, L.L.P.
      SunTrust Plaza
      Suite 4300
      303 Peachtree Street, N.E.
      Atlanta, GA 30308
      Attention: Henry Levi, Esq.
      Telecopy: (404) 221-6501

  SECTION 5.02. Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 5.03. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

  SECTION 5.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  SECTION 5.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  SECTION 5.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Formation Agreement, the other Ancillary Agreements and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and thereto with respect to the transactions contemplated by this Agreement, the Formation Agreement and the other Ancillary Agreements and
(ii) are not intended to confer upon any Person other than the parties hereto or thereto any rights or remedies.

  SECTION 5.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the State of Georgia are mandatorily applicable to the Merger.

  SECTION 5.08. Enforcement; Exclusive Jurisdiction. Each of the parties hereto (i) consents to submit to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises regarding this Agreement or the transactions contemplated hereby, (ii) agrees not to attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees not to bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any Federal court sitting in the State of Delaware or any Delaware state court and (iv) waives any right to trial by jury with respect to any action related to, or arising out of, this Agreement or the transactions contemplated hereby.

  SECTION 5.09. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  IN WITNESS WHEREOF, each of IHS, Holdings, Merger Sub and ICI have caused this Agreement to be signed by their respective officers thereunto duly authorized, and each of the Founders has signed this Agreement, all as of the date first written above.

                                          INFORMATION HANDLING SERVICES, INC.,

                                          By___________________________________
                                              Name:
                                             Title:

                                          IHS ITEMQUEST HOLDINGS INC.,


                                          By
                                            -----------------------------------
                                              Name:
                                             Title:

                                          IHS ITEMQUEST II INC.,

                                          By
                                            -----------------------------------
                                              Name:
                                             Title:

                                          INTERNATIONAL COMPUTEX, INC.,


                                          By
                                            -----------------------------------
                                              Name:
                                             Title:

                                                                      EXHIBIT B

                                  ARTICLE 13
                              DISSENTERS' RIGHTS

                                    PART 1
                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301. Definitions.

  As used in this article, the term:

    (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

    (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

    (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

    (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

    (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302. Right to dissent.

  (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation is a party:

      (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

      (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (A) Alters or abolishes a preferential right of the shares;

      (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

      (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

      (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

      (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

      (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

    (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

  (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

    (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

    (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. Dissent by nominees and beneficial owners.

  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                                    PART 2

                 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320. Notice of dissenters' rights.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

  (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. Notice of intent to demand payment.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

    (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2) Must not vote his shares in favor of the proposed action.

  (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. Dissenters' notice.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

  (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

    (4) Be accompanied by a copy of this article.

14-2-1323. Duty to demand payment.

  (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

  (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324. Share restrictions.

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. Offer of payment.

  (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

  (b) The offer of payment must be accompanied by:

    (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (2) A statement of the corporation's estimate of the fair value of the shares;

    (3) An explanation of how the interest was calculated;

    (4) A statement of the dissenter's right to demand payment under Code
  Section 14-2-1327; and

    (5) A copy of this article.

  (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. Failure to take action.

  (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

  (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

    (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

    (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

  (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

  (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

    (1) The shareholder may demand the information required under subsection
  (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

    (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                                    PART 3

                         JUDICIAL APPRAISAL OF SHARES

14-2-1330. Court action.

  (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

  (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. Court costs and counsel fees.

  (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

  (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

    (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

    (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

  (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. Limitation of actions.

  No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                                                      EXHIBIT C

January 8, 1999

Board of Directors
International Computex, Inc.
5500 Interstate North Parkway
Suite 507 Atlanta, GA 30328

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to public, non-employee, non-affiliate shareholders (the "Certain Shareholders") of International Computex, Inc. ("ICI") of the cash consideration proposed to be paid to such shareholders in the proposed offer (the "Offer") by Information Handling Services Group, Inc. ("IHS"), a Delaware Corporation, to merge ICI with a subsidiary ("Merger Sub") of NEWCO ("Newco"), a Delaware Corporation and wholly-owned subsidiary of IHS. It is our understanding that the consideration proposed to be paid to the Certain Shareholders related to the proposed acquisition (the "Acquisition") will consist of $9.50 in cash. Our opinion has not been requested as to the fairness of the Offer, from a financial point of view, to the founders or employee shareholders of ICI, and no efforts have been undertaken by us to ascertain or determine the fairness of the Offer to such parties.

  In arriving at our opinion, we have, among other things, (i) reviewed the January 7, 1999 draft of the Formation Agreement and Merger Agreement between ICI, IHS, Newco and Merger Sub; (ii) reviewed publicly available information including recent Securities and Exchange Commission filings and shareholder communications for ICI, which include ICI's Prospectus for its Initial Public Offering of April 30, 1997, subsequent Forms 10-Q, ICI's 1997 Form 10-K, and Forms 8-K filed by ICI; (iii) reviewed annual audited financial statements for the year ended December 31, 1997 and interim unaudited financial statements of ICI through November 30, 1998 that were provided by ICI; (iv) met with members of the senior management teams of ICI and IHS to discuss their respective businesses, financial conditions and operating results; (v) compared certain financial and stock market data for ICI with similar data for selected publicly held developers of enterprise software, component and supplier management software, and computer aided design software, respectively; (vi) reviewed the financial terms of certain recent acquisitions in the software industry; (vii) reviewed acquisition premiums that have been paid to shareholders of publicly held acquisition targets in the software industry in 1998; (viii) reviewed the trading history for the common stock of ICI; (ix) reviewed various published news articles and research reports on the enterprise software industry; and (x) performed such other financial studies and analyses as we deemed appropriate. We have not reviewed a discounted cash flow analysis for ICI, because only limited projections were available from ICI. We have not reviewed or considered any specific alternatives to the Acquisition or the Offer.

  In rendering this opinion, we have relied upon the accuracy and completeness of all financial and other information furnished to us by or on behalf of ICI, other information used by us in arriving at our opinion and other published information that we considered in our review. We were not requested to and have not undertaken to verify independently the accuracy and completeness of such information. To the extent that projections were available, we have relied upon the reasonableness of all projections provided to us by the management of ICI and have assumed that they were prepared in accordance with accepted practice on bases reflecting the best currently available estimates and good faith judgments of ICI's management. Our opinion herein is based upon the economic, monetary, market and other circumstances existing and known to us as of the date hereof, and we have assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of ICI since the date of the most recent financial statements made available to us. We have not made or considered any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of ICI, nor were we furnished with any such evaluations or appraisals. Consequently, we do not express any opinion regarding the value of any of ICI's specific individual assets. We were not requested to, and therefore did not, participate in the structuring or negotiating of the Offer or the Acquisition.

  Interstate/Johnson Lane Corporation, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to our engagement in connection with this fairness opinion, we will receive a fee for our services in rendering this opinion. Such fee is not contingent upon the completion of the Acquisition.

  The opinion expressed herein is provided to ICI's Board of Directors and does not constitute a recommendation to any shareholder of ICI as to how any such shareholder should vote on the Acquisition. The opinion, and any supporting analysis or other material supplied by us may not be quoted, referred to, summarized or used in any public filing or in any written document without the prior written approval of Interstate/Johnson Lane Corporation; provided that we hereby consent to the inclusion of this letter in its entirety in the Proxy Statement to be filed with the Securities and Exchange Commission in connection with the Acquisition.

  Based upon the foregoing considerations and our review and analysis, it is our opinion that as of the date hereof, the cash consideration proposed to be paid to Certain Shareholders of ICI in connection with the Acquisition is fair, from a financial point of view.

Sincerely,

INTERSTATE/JOHNSON LANE CORPORATION

                          INTERNATIONAL COMPUTEX, INC.
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                   SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
                         MARCH 24, 1999 AT 10:00 A.M.
                           __________________________

                         5500 INTERSTATE NORTH PARKWAY

                                   SUITE 507
                          ____________________________
                                ATLANTA, GEORGIA

                          FOR HOLDERS OF COMMON STOCK

     The undersigned hereby appoints Haim E. Dahan and Patricia Tuxbury Salem, or either of them, attorneys and proxies, each with full power of substitution to vote, in the absence of the other, all Common Stock of INTERNATIONAL COMPUTEX, INC. held by the undersigned and entitled to vote at the Special Meeting of Stockholders to be held on March 24, 1999 and at any adjournment or adjournments thereof, in the transaction of such business as may properly come before the meeting, and particularly the proposals stated below, all in accordance with and as more fully described in the accompanying Proxy Statement.

     It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

       Approval of Merger Agreement. To approve the Merger Agreement between
       ----------------------------
International CompuTex, Inc., Information Handling Services Inc., IHS ItemQuest Holdings Inc. and IHS ItemQuest II Inc., providing for, among other things, the conversion of each outstanding share of common stock of International CompuTex, Inc. (other than shares held by IHS ItemQuest Holdings Inc. or IHS ItemQuest II Inc.) into the right to receive $9.50.

            FOR                  AGAINST           ABSTAIN
             [_]                   [_]                 [_]
                 (Continued and to be signed on reverse side.)

                                 [BACK OF CARD]


THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER HEREON, OR IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED FOR THE ABOVE PROPOSAL. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Dated:_________________, 1999.

Signature: _____________________________________
Signature if held jointly: ____________________________________


IMPORTANT: Please sign this Proxy exactly as your name or names appear hereon.
---------
If shares are held jointly, signatures should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full titles.